Exhibit 10.2
FIRST LIEN PRIORITY CREDIT AGREEMENT
dated as of May 4, 2023
by and among
CYXTERA DC PARENT HOLDINGS, INC.
as Initial Holdings,
CYXTERA DC HOLDINGS, INC.,
as the Borrower,
The Lenders Party Hereto,
and
Wilmington Savings Fund Society, FSB,
as Administrative Agent and Collateral Agent,

TABLE OF CONTENTS
i

ANNEXES:
Annex I    Milestones
SCHEDULES:
Schedule 1.01(a)    Excluded Subsidiaries
Schedule 2.01    Term Commitments
Schedule 3.05    Owned Real Property
Schedule 3.12    Subsidiaries
Schedule 5.14    Certain Post-Closing Obligations
Schedule 6.01    Existing Indebtedness
Schedule 6.02    Existing Liens
Schedule 6.04(f)    Existing Investments
Schedule 6.07    Existing Restrictions
Schedule 6.09    Existing Affiliate Transactions
EXHIBITS:
Exhibit A-1    Form of Assignment and Assumption
Exhibit A-2    [Reserved]
Exhibit B    Form of Borrowing Request
Exhibit C    Form of Guarantee Agreement
Exhibit D    Form of Collateral Agreement
Exhibit E    Form of First Lien Intercreditor Agreement
Exhibit F    Form of Effective Date Intercreditor Agreement
Exhibit G-1    Form of Closing Certificate
Exhibit G-2    Form of Compliance Certificate
Exhibit H    Form of Intercompany Note
Exhibit I    [Reserved]
Exhibit J    [Reserved]
Exhibit K    [Reserved]
Exhibit L    [Reserved]
Exhibit M    [Reserved]
Exhibit N    [Reserved]
Exhibit O    [Reserved]
Exhibit P-1    Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit P-2    Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit P-3    Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit P-4    Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit Q    Form of Mortgage
Exhibit R    Form of Withdrawal Notice
Exhibit S    Initial Approved Budget

v

FIRST LIEN PRIORITY CREDIT AGREEMENT dated as of May 4, 2023 (this “Agreement”), by and among CYXTERA DC PARENT HOLDINGS, INC., a Delaware corporation (“Initial Holdings”), CYXTERA DC HOLDINGS, INC., a Delaware corporation, as borrower (in such capacity, the “Borrower”), the LENDERS party hereto, and Wilmington Savings Fund Society, FSB, as Administrative Agent and as Collateral Agent.
Capitalized terms used in the recitals below that are not otherwise defined therein have the respective meanings set forth in Section 1.01.
WHEREAS, the Borrower has requested the Lenders to extend $50,000,000 in aggregate principal amount of Initial Term Loans on the Effective Date.
NOW THEREFORE, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“ABR Borrowing” means a Borrowing of an ABR Loan.
“ABR Loan” means a Loan that bears interest based on the ABR.
“Account Control Agreement” means an agreement among a Loan Party, a depository bank or securities intermediary, as applicable, and the Collateral Agent, which agreement is in a form reasonably acceptable to the Collateral Agent (acting at the Direction of the Required Lenders) and which provides the Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) described therein, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time. For the avoidance of doubt, it is understood and agreed that each such account control agreement shall comprise a Loan Document and a Security Document for all purposes of the Loan Documents.
“Accounting Changes” has the meaning specified in Section 1.04(d).
“Actual Borrower Professional Fees” means with respect to any period, the amount of restructuring and professional fees expended during such period for which the Loan Parties are liable for payment (including as reimbursement to any Secured Party or the Specified Lender Advisors) that correspond to the headings “Restructuring Professional Fees” in the Approved Budget as then in effect.
“Actual Cash Receipts” shall mean with respect to any period, as the context requires, (x) the amount of actual receipts during such period of the Loan Parties (excluding any borrowings under this Agreement or the Amended Existing Credit Agreement) under the heading “Total Receipts” in the Approved Budget and/or (y) the sum, for such period, of all such receipts for all such line items which comprise “Total Receipts” (as set forth in the Approved Budget), on a cumulative basis, in each case, as determined by reference to the Approved Budget as then in effect.
“Actual Liquidity” shall mean as of any date of determination, as the context requires, for the Loan Parties, the actual amounts of U.S. Bank Cash, amounts available under the Amended Existing Credit Agreement, and the amount of any outstanding Withdrawal Notice.
“Actual Disbursement Amounts” shall mean with respect to any period, the sum, for such period, of all such disbursements for all such line items which comprise “Total Operating Disbursements /

Payroll” and “Capex” (each as set forth in the Approved Budget), and all operational restructuring costs (provided, to the extent operational restructuring costs are included under the heading “Total Restructuring,” such costs shall be set forth as separate line items therein), on a cumulative basis, in each case, as determined by reference to the Approved Budget as then in effect, which amounts do not include Actual Borrower Professional Fees.
“Acquired EBITDA” means, with respect to any Pro Forma Entity for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Pro Forma Entity and its Subsidiaries which will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.
“Acquired Entity or Business” has the meaning given such term in the definition of “Consolidated EBITDA.”
“Acquisition Transaction” means the purchase or other acquisition, by merger, consolidation or otherwise, by the Borrower or any Restricted Subsidiary of Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person.
“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment.
“Adjustment Date” means the last day of each calendar month of March, June, September and December.
“Administrative Agent” means Wilmington Savings Fund Society, FSB, in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.
“Administrative Agent Fee Letter” means that certain fee letter, dated May 4, 2023, by and between the Administrative Agent and the Borrower.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.
“Agent” means the Administrative Agent, the Collateral Agent, the Escrow Agent, and any successors and assigns in such capacity, and “Agents” means two or more of them.
“Agreement” has the meaning provided in the preamble hereto.
“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% and (c) Adjusted Term SOFR for a one-month tenor in effect on such day plus  1.00%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR, respectively.
“Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.

“Applicable Rate” means, with respect to the Initial Term Loans, 5.00% for SOFR Loans and 4.00% for ABR Loans
“Approved Bank” has the meaning assigned to such term in the definition of the term “Permitted Investments.”
“Approved Budget” means the initial Approved Budget and each Approved Budget delivered pursuant to Section 5.21. The initial Approved Budget is attached hereto as Exhibit S; provided, that the Borrower shall provide an updated budget in form and substance acceptable to the Required Lenders two (2) Business Days prior to any Withdrawal from the Loan Proceeds Account.
“Approved Budget Variance Report” shall mean a report provided by the Borrower to the Administrative Agent, for prompt further delivery to the Lenders, (a) showing, in each case, on a line item by line item and cumulative basis, the Actual Cash Receipts, the Actual Disbursement Amounts, actual U.S. Bank Cash, Actual Liquidity, and Actual Borrower Professional Fees as of the last day of the prior week, and the Variance Testing Period then most recently ended, noting therein (i) all variances, on a line item by line item basis and a cumulative basis, from the Budgeted Cash Receipts, the Budgeted Disbursement Amounts, the Budgeted Liquidity and the Budgeted Borrower Professional Fees for such period as set forth in the Approved Budget as in effect for such period and (ii) containing an indication as to whether each variance is temporary or permanent and analysis and explanations for all material variances, (iii) certifying compliance or non-compliance with such maximum variances set forth therein, and (iv) including explanations for all material variances and violations, if any, of such covenant and if any such violation exists, setting forth the actions which the Borrower has taken or intends to take with respect thereto, and (b) which such reports shall be certified by a Responsible Officer of the Borrower and shall be in a form, and shall contain supporting information, satisfactory to the Required Lenders in their sole discretion (it being acknowledged and agreed that the form of the variance report provided by the Borrower to the Lenders prior to the Effective Date, and as subsequently revised in accordance with good faith negotiations between the Lenders and the Borrower, shall be deemed satisfactory).
“Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent and/or the Collateral Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement, joinder or amendment to the Security Documents and any other written communication delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and any financial statements, financial and other report, notice, request, certificate and other information materials; provided, however, that solely with respect to delivery of any such Communication by any Loan Party to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any notice of borrowing, letter of credit request, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article IV or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.
“Approved Electronic Platform” has the meaning assigned to such term in Section 9.01.
“Approved Foreign Bank” has the meaning assigned to such term in the definition of the term “Permitted Investments.”
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), substantially in the form of Exhibit A-1 or any other form reasonably approved by the Administrative Agent.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.12(d).
“Backstop Fee” has the meaning set forth in Section 2.08(g)(i).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” shall mean Title 11 of the United State Code, as amended, or any similar federal or state law for the relief of debtors”
“Basel III” means, collectively, those certain agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and as implemented by a Lender’s primary banking regulatory authority.
    “Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (d) of Section 2.12.
    “Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a)    the sum of (i) Daily Simple SOFR and (ii) 0.11448% (11.448 basis points); or
(b)    the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than 1.00%, the Benchmark Replacement will be deemed to be 1.00% for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
    “Benchmark Replacement Conforming Changes” means, with respect to either the use or administration of Adjusted Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.12 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
    “Benchmark Replacement Date” means a date and time determined by the Administrative Agent (at the Direction of the Required Lenders), which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
    “Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof)

announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
    “Benchmark Unavailability Period” the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12.
“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers or board of directors of such Person, (c) in the case of any partnership, the board of directors or board of managers of a general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.
“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” has the meaning provided in the preamble hereto and including any Successor Borrower.
“Borrowing” means Loans of the same Facility, Class and Type, made, converted or continued on the same date in the same currency and, in the case of SOFR Loans, as to which a single Interest Period is in effect.
“Borrowing Minimum” means the lesser of $1,000,000 and the remaining Commitments of the applicable Class.
“Borrowing Multiple” means $1,000,000.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, in substantially the form of Exhibit B or another form which is acceptable to the Administrative Agent in its reasonable discretion.
“Budgeted Borrower Professional Fees” shall mean with respect to any period, the amount of restructuring and professional fees for such period that are set forth under the headings “Restructuring Professional Fees” in the Approved Budget, as then in effect.
“Budgeted Cash Receipts” means with respect to any period, as the context requires, (x) the line item under the heading “Forecast for Total Receipts” in the Approved Budget and/or (y) the sum, for such period, of all the amounts for all such line items which comprise “Total Receipts” (as set forth in the Approved Budget), on a cumulative basis, in each case, as determined by reference to the Approved Budget as then in effect.
“Budgeted Disbursement Amounts” means with respect to any period, as the context requires, (x) the amount that corresponds to the line items under the heading “Total Operating Disbursements / Payroll” and “Capex” (each as set forth in the Approved Budget) and all operational restructuring costs and/or (y) the sum, for such period, of all such line items which comprise “Total Operating Disbursements / Payroll” and “Capex” (each as set forth in the Approved Budget) and all operational restructuring costs, on a cumulative basis, in each case, as determined by reference to the Approved Budget as then in effect, which amounts do not include Budgeted Borrower Professional Fees.
“Budgeted Liquidity” shall mean as of any date of determination, as the context requires, for the Loan Parties, the amount set forth as of such date as Actual Liquidity, in each case as determined by reference to the Approved Budget as then in effect.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with SOFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such SOFR Loans or any other dealings of such SOFR Loans, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day.
“Canadian Dollars” and “C$” mean the lawful currency of Canada.
“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of the Borrower and the Restricted Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP.
“Capital Lease Obligation” means an obligation that is a Capitalized Lease; and the amount of Indebtedness represented thereby at any time shall be the amount of the liability in respect thereof that would at that time be required to be capitalized on a balance sheet in accordance with GAAP as in effect on the Effective Date.
“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP as in effect on the Effective Date, recorded as capitalized leases.
“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries.
“Cash Management Obligations” means (a) obligations in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services or any automated clearing house transfers of funds and (b) other obligations in respect of netting services, employee credit or purchase card programs and similar arrangements.

“Cash Management Services” has the meaning provided in the definition of the term “Secured Cash Management Obligations.”
“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.
“Change of Control” means (a) the failure of Holdings prior to an IPO, or, after an IPO, the IPO Entity, to own directly or indirectly through wholly-owned Subsidiaries that are Guarantors, all of the Equity Interests in the Borrower, (b) prior to an IPO, the failure by the Permitted Holders to own, directly or indirectly through one or more holding company parents of Holdings, beneficially and of record, Equity Interests in Holdings representing at least a majority of the aggregate ordinary voting power for the election of the Board of Directors of Holdings represented by the issued and outstanding Equity Interests in Holdings, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) a majority of the Board of Directors of Holdings, (c) after an IPO, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group, other than the Permitted Holders (directly or indirectly, including through one or more holding companies), of Equity Interests representing 40% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the IPO Entity and the percentage of the aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests in the IPO Entity held by the Permitted Holders, unless the Permitted Holders (directly or indirectly, including through one of more holding companies) otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) a majority of the Board of Directors of Holdings or the IPO Entity or (d) the occurrence of a “Change of Control” (or similar event, however denominated), as defined in the documentation governing the Amended Existing Credit Agreement or any other Material Indebtedness that is Subordinated Indebtedness. For purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act, (ii) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (iii) if any Person or “group” includes one or more Permitted Holders, the issued and outstanding Equity Interests of Holdings, the IPO Entity or the Borrower, as applicable, directly or indirectly owned by the Permitted Holders that are part of such Person or “group” shall not be treated as being owned by such Person or “group” for purposes of determining whether clause (c) of this definition is triggered).
“Change in Law” means (a) the adoption of any rule, regulation, treaty or other law after the date of this Agreement, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority after the date of this Agreement or (b) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) any requests, rules, guidelines or directives under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or issued in connection therewith and (ii) any requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case shall be deemed to be a “Change in Law,” regardless of when enacted, adopted, promulgated or issued.
“Chapter 11 Plan” shall mean a chapter 11 plan of reorganization for the Borrower and certain of its Affiliates in form and substance satisfactory to the Required Lenders (and, with respect to those provisions thereof that affect the rights, obligations, liabilities and duties of the Administrative Agent, to the Administrative Agent) in all respects and consented to by the Required Lenders, confirmed by an order (in form and substance satisfactory to the Required Lenders (and, with respect to those provisions thereof that affect the rights, obligations, liabilities and duties of the Administrative Agent, to the Administrative Agent)) of the Bankruptcy Court (which consent or satisfaction in each case of the Required Lenders may be communicated by means of a Direction of the Required Lenders), containing, among other things, (i) a release in favor of the Administrative Agent and the Lenders and their respective Affiliates and their representatives, counsel and advisors, and (ii) provisions with respect to the settlement or discharge of all claims and other debts and liabilities, as such plan of reorganization may be modified, altered, amended or otherwise changed or supplemented with the prior written consent of the Required Lenders (which consent of the Required Lenders may be communicated by means of a Direction of the Required Lenders) (and, with respect to those provisions thereof that affect the rights, obligations, liabilities and duties of the Administrative Agent, the Administrative Agent).
“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Loans under a specific Facility (including Initial Term Loans), (b) any Commitment, refers to whether such Commitment is a Commitment under a specific Facility (including the Term Commitment) and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.
Any Term Loans that have different terms and conditions from shall be construed to be in different Classes.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.
“Collateral Agent” has the meaning assigned in the Collateral Agreement.
“Collateral Agreement” means the First Lien Collateral Agreement by and among each of the Loan Parties from time to time party thereto and the Collateral Agent, substantially in the form of Exhibit D.
“Collateral and Guarantee Requirement” means, at any time, the requirement that:
(a)    the Administrative Agent shall have received from (i) Holdings, each Intermediate Parent, the Borrower, each Domestic Subsidiary and each Foreign Guarantor (other than an Excluded Subsidiary) either (x) a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Guarantee Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, (ii) Holdings, the Borrower and each Subsidiary Loan Party (other than the English Guarantors) either (x) a counterpart of the Collateral Agreement (or, with respect to each Foreign Guarantor, such other equivalent Security Document) duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Subsidiary Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Collateral Agreement (or, with respect to each Foreign Guarantor, such other equivalent Security Document), in the form specified therein (iii) (subject at all times to Section 5.14) the English Guarantors either (x) a counterpart of the Debenture Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes an English Guarantor after the Effective Date (including by ceasing to be an Excluded Subsidiary), a Security Accession Deed as defined in the Debenture Agreement and (iv) Holdings, the Borrower and each Subsidiary Loan Party Account Control Agreements with respect to each deposit account and securities account (in each case, other than any Excluded Account), duly executed and delivered on behalf of such Person, in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Effective Date, documents and, to the extent reasonably requested by the Administrative Agent, opinions and certificates of the type referred to in Section 4.01(b) and 4.01(c));
(b)    all outstanding Equity Interests of each Intermediate Parent, the Borrower and the Restricted Subsidiaries (other than any Equity Interests constituting Excluded Assets or Equity Interests of Immaterial Subsidiaries) owned by or on behalf of any Loan Party shall have been pledged pursuant to the Collateral Agreement or charged pursuant to the Debenture Agreement (and the Administrative Agent shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank);
(c)    if any Indebtedness for borrowed money of Holdings, any Intermediate Parent, the Borrower or any Subsidiary in a principal amount of $2,000,000 or more individually is owing by such obligor to any Loan Party, such Indebtedness shall be evidenced by a promissory note, such promissory note shall have been pledged pursuant to the Collateral Agreement or the Debenture Agreement (as applicable) and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;
(d)    all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, required by the Security Documents, Requirements of Law and reasonably requested by the Administrative Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and
(e)    the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) with respect to each Mortgage, (w) a policy of title insurance (or marked unconditional commitment to issue such policy) in the amount equal to not less than 100% of the Fair Market Value of the Mortgaged Property covered thereby, including fixtures, as reasonably determined by the Borrower and agreed to by the Administrative Agent, issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements (other than a creditor’s rights endorsement), coinsurance and reinsurance as the Administrative Agent may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates, (x) such affidavits, instruments of indemnification (including a so-called “gap” indemnification) as are customarily requested by the title company to induce the title company to issue the title policies and endorsements contemplated above, (y) evidence reasonably acceptable to the Collateral Agent of payment by the Borrower (or evidence that the same will be paid out of Loan proceeds) of all title policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the title policies referred to above, (iii) a survey of such Mortgaged Property in such form as shall be required by the title company to issue the so-called comprehensive and other survey-related endorsements and to remove the standard survey exceptions from the title policies and endorsements contemplated above (provided, however, that a survey shall not be required to the extent that the issuer of the applicable title insurance policy provides reasonable and customary survey-related coverages (including, without limitation, survey-related endorsements) in the applicable title insurance policy based on an existing survey and/or such other documentation as may be reasonably satisfactory to the title insurer), (iv) a completed “life of loan” FEMA flood determination and notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each applicable Loan Party, (v) if the improvements located on such Mortgaged Property is located in an area determined by FEMA to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors and the other Flood Insurance Laws and as required under Section 5.07, and (vi) a customary legal opinion from appropriate counsel practicing in the jurisdiction in which the real property covered by such Mortgage is located.
(f)    Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (i) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan

Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as and to the extent that the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower reasonably agree in writing that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any material adverse Tax consequences (including the imposition of withholding or other material Taxes)), shall be excessive in view of the benefits to be obtained by the Lenders therefrom (or the relevant assets or actions shall be limited in a manner reasonably agreed by the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower in order to reduce such cost), (ii) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents as in effect on the Effective Date, (iii) other than set forth in Section 5.19, in no event shall control agreements or other control or similar arrangements be required with respect to deposit accounts, securities accounts, commodities accounts or other assets specifically requiring perfection by control agreements, (iv) no perfection actions shall be required with respect to Vehicles and other assets subject to certificates of title (other than the filing of UCC financing statements), (v) no perfection actions shall be required with respect to commercial tort claims with a value less than $1,000,000 individually (other than the filing of UCC financing statements), and no perfection shall be required with respect to promissory notes evidencing debt for borrowed money in a principal amount of less than $1,000,000 individually (other than the filing of UCC financing statements), (vi) except with respect to any Foreign Guarantors, no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the United States or to perfect or make enforceable any security interests in any such assets and (vii) except with respect to any Foreign Guarantors, no actions shall be required to perfect a security interest in letter of credit rights (other than the filing of UCC financing statements). The Administrative Agent (acting at the Direction of the Required Lenders) may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date).
“Commitment” means with respect to any Lender, its Term Commitment of any Class or any combination thereof (as the context requires).
“Commitment Fee” has the meaning set forth in Section 2.08(g)(iii).
“Commitment Schedule” means Schedule 2.01.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Company Materials” has the meaning specified in Section 5.01.
“Compliance Certificate” means each certificate required to be delivered pursuant to Section 5.01(d) in the form of Exhibit G-2 (or such other form reasonably acceptable to the Administrative Agent).
“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus:
(a)    without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:
(i)    total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities, together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (i) through (xi) thereof,
(ii)    provision for taxes based on income, profits, revenue or capital gains, including federal, foreign and state income, franchise, excise, value added and similar taxes and foreign withholding taxes paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such taxes or arising from any tax examinations,
(iii)    depreciation and amortization (including amortization of Capitalized Software Expenditures, internal labor costs and deferred financing fees or costs),
(iv)    other non-cash charges (other than any accrual in respect of bonuses) (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period),
(v)    the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-wholly-owned Subsidiary deducted (and not added back in such period to Consolidated Net Income) excluding cash distributions in respect thereof,
(vi)    (A) the amount of management, monitoring, consulting and advisory fees, indemnities and related expenses paid or accrued in such period to (or on behalf of) the Sponsor (including any termination fees payable in connection with the early termination of management and monitoring agreements) to the extent otherwise permitted under Section 6.09(x) and (B) the amount of payments made to option holders of the Borrower or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted in the Loan Documents,
(vii)    losses or discounts on sales of receivables and related assets in connection with any Permitted Receivables Financing,
(viii)    cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in the calculation of Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (c) below for any previous period and not added back,
(ix)    any costs or expenses incurred by the Borrower or any Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of the Borrower or Net Cash Proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests), and
(x)    any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature, plus
(b)    without duplication, the amount of “run rate” cost savings, operating expense reductions and synergies related to the Transactions or any other Specified Transaction, any restructuring, cost saving initiative or other initiative projected by the Borrower in good faith to be realized as a result of actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Borrower), including any cost savings, expenses and charges (including restructuring and integration charges) in connection with, or incurred by or on behalf of, any joint venture of the Borrower or any of the Restricted Subsidiaries (whether accounted for on the financial statements of any such joint venture or the Borrower) (i) with respect to the Transactions, on or prior to the date that is 24 months after the Effective Date (including actions initiated prior to the Effective Date) and (ii) with respect to any other Specified Transaction, any restructuring, cost saving initiative or other initiative, within 24 months after such Specified Transaction, restructuring, cost saving initiative or other initiative (which cost savings shall be added to Consolidated EBITDA until fully realized and calculated on a Pro Forma Basis as though such cost savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) no cost savings, operating expense reductions or synergies shall be added pursuant to this clause (b) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions or synergies that are included in clause (a) above (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken) and (C) the share of any such cost savings, expenses and charges with respect to a joint venture that are to be allocated to the Borrower or any of the Restricted Subsidiaries shall not exceed the total amount thereof for any such joint venture multiplied by the percentage of income of such venture expected to be included in Consolidated EBITDA for the relevant Test Period;
minus
(c)    without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:
(i)    non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period), and
(ii)    the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any non-wholly-owned subsidiary added (and not deducted in such period from Consolidated Net Income), in each case, as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries in accordance with GAAP; provided that,
(I)    there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period whether such acquisition occurred before or after the Effective Date to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Effective Date, and not subsequently so disposed of, an “Acquired Entity or Business”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis, and
(II)    there shall be (A) excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), in each case based on the Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis and (B) included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business (including the portion thereof occurring prior to such disposal) as specified in the Pro Forma Disposal Adjustment certificate delivered to the Administrative Agent (for further delivery to the Lenders).
“Consolidated First Lien Debt” means the sum, without duplication, of the amount of Consolidated Total Debt (a) under the Loans, (b) that is secured by liens on the Collateral on an equal or senior priority basis (but without regard to the control of remedies) with Liens securing the Secured Obligations or (c) that constitutes secured Capital Lease Obligations of the Borrower or any Restricted Subsidiary. For the avoidance of doubt, Consolidated First Lien Debt shall be reduced, without duplication, by the amount of cash and Permitted Investments reducing Consolidated Total Debt as of the relevant date of determination.
“Consolidated Interest Expense” means the sum of (a) cash interest expense (including that attributable to Capitalized Leases), net of cash interest income, of the Borrower and the Restricted Subsidiaries with respect to all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements plus (b) non-cash interest expense resulting solely from the amortization of original issue discount from the issuance of Indebtedness of the Borrower and the Restricted Subsidiaries (excluding Indebtedness borrowed hereunder in connection with the Transactions) at less than par, plus (c) pay-in-kind interest expense of the Borrower and the Restricted Subsidiaries, but excluding, for the avoidance of doubt, (i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest other than referred to in clause (b) above (including as a result of the effects of acquisition method accounting or pushdown accounting), (ii) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging, (iii) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (iv) commissions, discounts, yield, make whole premium and other fees and charges (including any interest expense) incurred in connection with any Permitted Receivables Financing, (v) any “additional interest” owing pursuant to a registration rights agreement with respect to any securities, (vi) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including, without limitation, any Indebtedness issued in connection with the Transactions, (vii) penalties and interest relating to taxes, (viii) accretion or accrual of discounted liabilities not constituting Indebtedness, (ix) interest expense attributable to a direct or indirect parent entity resulting from push-down accounting, (x) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting and (xi) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to any Permitted Acquisition or similar Investment permitted hereunder, all as calculated on a consolidated basis in accordance with GAAP.
For purposes of this definition, interest on a Capitalized Lease shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capitalized Lease in accordance with GAAP.
“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding (and excluding the effect of), without duplication:
(a)    extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items), severance, relocation costs, integration and facilities’ opening costs and other business optimization expenses (including related to new product introductions and other strategic or cost savings initiatives), restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, other executive recruiting and retention costs, transition costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments),
(b)    the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income,
(c)    Transaction Costs,
(d)    [reserved],
(e)    any fees and expenses (including any transaction or retention bonus or similar payment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460),
(f)    any income (loss) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments,
(g)    accruals and reserves that are established or adjusted as a result of the Transactions in accordance with GAAP (including any adjustment of estimated payouts on existing earn-outs) or changes as a result of the adoption or modification of accounting policies during such period,
(h)    all Non-Cash Compensation Expenses,
(i)    any income (loss) attributable to deferred compensation plans or trusts,
(j)    any income (loss) from investments recorded using the equity method of accounting (but including any cash dividends or distributions actually received by the Borrower or any Restricted Subsidiary in respect of such investment),
(k)    any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or income (loss) from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of), in each case, together with any related provisions for taxes on any such gain (or the tax effect of any such loss);
(l)    any non-cash gain (loss) attributable to the mark-to-market movement in the valuation of hedging obligations or other derivative instruments pursuant to FASB Accounting Standards Codification 815 Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification 825 Financial Instruments; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period,

(m)    any non-cash gain (loss) related to currency remeasurements of Indebtedness (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances),
(n)    any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made), and
(o)    any impairment charge or asset write-off or write-down (including related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities).
There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of the Transactions, any acquisition consummated prior to the Effective Date and any Permitted Acquisitions or other Investment or the amortization or write-off of any amounts thereof.
In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include the amount of proceeds received or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other similar Investment or any disposition of any asset permitted hereunder.]
“Consolidated Secured Debt” means Consolidated Total Debt that is secured by a Lien on the Collateral and all secured Capital Lease Obligations of the Borrower or any Restricted Subsidiary. For the avoidance of doubt, Consolidated Secured Debt shall be reduced, without duplication, by the amount of cash and Permitted Investments reducing Consolidated Total Debt as of the relevant date of determination.
“Consolidated Total Assets” means, as at any date of determination, the amount that would be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of the Borrower and the Restricted Subsidiaries in accordance with GAAP.
“Consolidated Total Debt” means, as of any date of determination (i) the outstanding principal amount of all third party Indebtedness for borrowed money (including purchase money Indebtedness), unreimbursed drawings under letters of credit, Capital Lease Obligations, third party Indebtedness obligations evidenced by notes or similar instruments, and, without duplication, Receivables Guarantees, in each case of the Borrower and the Restricted Subsidiaries on such date, on a consolidated basis and determined in accordance with GAAP (excluding, in any event, the effects of any discounting of Indebtedness resulting from the application of acquisition method accounting in connection with the Transactions or any Permitted Acquisition or other Investment) minus (ii) the aggregate amount of cash and Permitted Investments on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date to the extent the use thereof for the application to the payment of Indebtedness is not prohibited by law or any contract to which the Borrower and any Restricted Subsidiary is a party. It is understood that to the extent the Borrower or any Restricted Subsidiary incurs any Indebtedness and receives the proceeds of such Indebtedness, for purposes of determining any incurrence test under this Agreement and whether the Borrower is in Pro Forma Compliance with any such test, the proceeds of such incurrence shall not be “netted” pursuant to clause (ii) of this definition.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date, excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans and obligations under letters of credit to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (A) arising from acquisitions or dispositions by the Borrower and the Restricted Subsidiaries shall be measured from the date on which such acquisition or disposition occurred until the first anniversary of such acquisition or disposition with respect to the Person subject to such acquisition or disposition and (B) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of “Consolidated Net Income” and (III) any changes in current assets or current liabilities as a result of (x) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under hedging agreements or other derivative obligations, (y) any reclassification, other than as a result of the passage of time, in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of acquisition method accounting.
“Contract Consideration” has the meaning given such term in the definition of “Excess Cash Flow.”
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise.
“Controlling” and “Controlled” have meanings correlative thereto.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“CRO” has the meaning assigned to such term in Section 5.23(a).
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Debenture Agreement” means the Debenture Agreement by and among the English Guarantors and the Collateral Agent.
“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that has (a) failed to fund any portion of its Term Loans within one Business Day of the date on which such funding is required hereunder, (b) notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement or provided any written notification to any Person to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent (whether acting on its own behalf or at the reasonable request of the Borrower (it being understood that the Administrative Agent shall comply with any such reasonable request)), to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute or subsequently cured, or (e)(i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a bankruptcy or insolvency proceeding or any action or proceeding of the type described in Section 7.01(h) or (i), or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) has become the subject of a Bail-In Action.
“DIP Credit Agreement” has the meaning assigned to such term in Section 2.01(c).
“Direction of the Required Lenders” means a written direction or instruction from Lenders constituting the Required Lenders which may be in the form of an email or other form of written communication and which may come from any Specified Lender Advisor. Any such email or other communication from a Specified Lender Advisor shall be conclusively presumed to have been authorized by a written direction or instruction from the Required Lenders and such Specified Lender Advisor shall be conclusively presumed to have acted on behalf of and at the written direction or instruction from the Required Lenders (and the Agents shall be entitled to rely on such presumption). For the avoidance of doubt, with respect to each reference herein to (i) documents, agreements or other matters being “satisfactory,” “acceptable,” “reasonably satisfactory” or “reasonably acceptable” (or any expression of similar import) to the Required Lenders, such determination may be communicated by a Direction of the Required Lenders as contemplated above and/or (ii) any matter requiring the consent or approval of, or a determination by, the Required Lenders, such consent, approval or determination may be communicated by a Direction of the Required Lenders as contemplated above. The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any purported Direction of the Required Lenders, and the Agents shall not have any responsibility to independently determine whether such direction has in fact been authorized by the Required Lenders.
“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.
“Disposition” has the meaning assigned to such term in Section 6.05.
“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:
(a)    matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;
(b)    is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or
(c)    is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;
in each case, on or prior to the date 91 days after the Latest Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale,” a “change of control” or similar event shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable and the termination of the Commitments and (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of Holdings (or any direct or indirect parent thereof), any Intermediate Parent, the Borrower or any of the Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Holdings (or any direct or indirect parent company thereof), the Borrower or any of the Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person.
“Disqualified Lenders” means (a) those Persons identified by a Sponsor or Holdings to the Specified Lender Advisors in writing prior to the Effective Date, (b) those Persons who are competitors of the Borrower and its Subsidiaries identified by a Sponsor or Holdings to the Administrative Agent from time to time in writing (including by email) and (c) in the case of each Persons identified pursuant to clauses (a) and (b) above, any of their Affiliates that are either (i) identified in writing by Holdings or a Sponsor from time to time or (ii) clearly identifiable as Affiliates on the basis of such Affiliate’s name (other than, in the case of this clause (c), Affiliates that are bona fide debt funds); provided, that no designation of any Person as a Disqualified Lender shall retroactively disqualify any assignments or participations made to, or information provided to, such Person before it was designated as a Disqualified Lender, and such Person shall not be deemed to be a Disqualified Lender in respect of any assignments or participations made to such Person prior to the date of such designation.
“Dollar Amount” means, at any time with respect to any Loan denominated in Dollars, the principal amount thereof then outstanding (or in which such participation is held).
“Dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“ECF Percentage” means 50% of Excess Cash Flow for such fiscal year.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Effective Date Direct Borrowing” means $36,000,000 representing the portion of the total Borrowing amount to be made on the Effective Date that shall be funded pursuant to the Flow of Funds on the Effective Date (rather than being deposited into the Loan Proceeds Account).

“Effective Date Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, by and between the Administrative Agent and the Existing Administrative Agent, and acknowledged by the Loan Parties, substantially in the form of Exhibit E.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, (i) a natural person, (ii) a Defaulting Lender, (iii) a Disqualified Lender to the extent a list of Disqualified Lenders has been made available to all Lenders or (iv) the Holdings, the Borrower or any of their respective Subsidiaries and Affiliates.
“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“English Guarantors” means any Subsidiary that is incorporated under the laws of England and Wales.
“Environmental Laws” means applicable common law and all applicable treaties, rules, regulations, codes, ordinances, judgments, orders, decrees and other applicable Requirements of Law, and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to the protection of the environment, including with respect to the preservation or reclamation of natural resources or the Release or threatened Release of any Hazardous Material, or to the extent relating to exposure to Hazardous Materials, the protection of human health or safety.
“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), of Holdings, any Intermediate Parent, the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 or Section 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by a Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by a Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by a Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan (including any liability under Section 4062(e) of ERISA) or Multiemployer Plan; or (h) the

receipt by a Loan Party or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, “insolvent” within the meaning of Section 4245 of ERISA or in “endangered” or “critical status”, within the meaning of Section 432 of the Code or Section 305 of ERISA.
“Escrow Agent” means the Escrow Agent under the Escrow Agreement, which shall initially be The Bank of New York Mellon, a New York banking corporation.
“Escrow Agreement” means the Escrow Agreement, dated as of the Effective Date (as amended, restated, supplemented or otherwise modified from time to time), among the Borrower, the Escrow Agent and the Administrative Agent for and on behalf of the Lenders relating to the Loan Proceeds Account.
“Escrow Termination Date” shall have the meaning assigned to such term in Section 2.10(g).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“euro” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.
“Event of Default” has the meaning assigned to such term in Section 7.01.
“Excess Cash Flow” means, for any period, an amount equal to the excess of:
(a)    sum, without duplication, of:
(i)    Consolidated Net Income for such period,
(ii)    an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income (provided, in each case, that if any non-cash charge represents an accrual or reserve for cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Excess Cash Flow in such future period),
(iii)    decreases in Consolidated Working Capital, long-term receivables and long-term prepaid assets and increases in long-term deferred revenue for such period,
(iv)    an amount equal to the aggregate net non-cash loss on dispositions by the Borrower and the Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, and
(v)    extraordinary, non-recurring or unusual gains;
over:
(b)    the sum, without duplication, of:
(i)    an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (including any amounts included in Consolidated Net Income pursuant to the next to last sentence of the definition of “Consolidated Net Income” to the extent such amounts are due but not received during such period) and cash charges included in clauses (a) through (p) of the definition of “Consolidated Net Income” (other than cash charges in respect of Transaction Costs paid on or about the Effective Date to the extent financed with the proceeds of Indebtedness incurred on the Effective Date or an equity investment on the Effective Date),
(ii)    without duplication of amounts deducted pursuant to clause (x) below in prior fiscal years, the amount of Capital Expenditures made in cash or accrued during such period, to the extent that such Capital Expenditures were financed with internally generated cash flow of the Borrower or the Restricted Subsidiaries,
(iii)    (x) the aggregate amount of all principal payments of Indebtedness, including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of any mandatory prepayment of Loans to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (x) all other prepayments of Loans and (y) all prepayments of revolving loans and swingline loans made during such period (other than in respect of any revolving credit facility to the extent there is an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other third-party Indebtedness of the Borrower or the Restricted Subsidiaries and (y) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,
(iv)    an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,
(v)    increases in Consolidated Working Capital and long-term receivables, long-term prepaid assets and decreases in long-term deferred revenue for such period,
(vi)    cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income, except to the extent financed with the proceeds of long-term third-party Indebtedness of the Borrower or the Restricted Subsidiaries,
(vii)    without duplication of amounts deducted pursuant to clause (x) below in prior fiscal years, the amount of Investments (other than Investments in Permitted Investments) and acquisitions not prohibited by this Agreement, except to the extent that such Investments and acquisitions were financed with the proceeds of long-term third-party Indebtedness of the Borrower or the Restricted Subsidiaries,
(viii)    the amount of dividends and distributions paid in cash during such period not prohibited by this Agreement, to the extent that such dividends and distributions were financed with internally generated cash flow of the Borrower or the Restricted Subsidiaries,
(ix)    the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income, to the extent that such expenditure was financed with internally generated cash flow of the Borrower or the Restricted Subsidiaries,
(x)    without duplication of amounts deducted from Excess Cash Flow in prior periods, (1) the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts, commitments, letters of intent or purchase orders (the “Contract Consideration”), in each case, entered into prior to or during such period and (2) to the extent set forth in a certificate of a Financial Officer delivered to the Administrative Agent at or before the time the Compliance Certificate for the period ending simultaneously with such Test Period is required to be delivered pursuant to Section 5.01(a) or 5.01(b), the aggregate amount of cash that is reasonably expected to be paid in respect of planned cash expenditures by the Borrower or any of the Restricted Subsidiaries (the “Planned Expenditures”), in the case of each of clauses (1) and (2), relating to Permitted Acquisitions, other Investments (other than Investments in Permitted Investments) or Capital Expenditures (including Capitalized Software Expenditures or other purchases of intellectual property) to be consummated or made during a subsequent Test Period (and in the case of Planned Expenditures, the subsequent Test Period); provided, that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions, Investments or Capital Expenditures during such subsequent Test Period is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent Test Period,
(xi)    the amount of taxes (including penalties and interest) paid in cash and/or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, and
(xii)    extraordinary, non-recurring or unusual losses.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.
“Excluded Accounts” means deposit accounts or securities accounts (a) established (or otherwise maintained) by the Loan Parties that do not have cash balances for five (5) consecutive Business Days exceeding $500,000 individually and $1,000,000 in the aggregate for all deposit accounts and securities accounts excluded pursuant to this clause (a), (b) the funds in which consist of (i) funds held by the Borrower or any Subsidiary in trust for any director, officer or employee of the Borrower or any Subsidiary or any employee benefit plan maintained by the Borrower or any Subsidiary or (ii) funds representing deferred compensation for the directors and employees of the Borrower and the Subsidiaries, (c) used by the Loan Parties exclusively for disbursements and payments (including payroll) in the ordinary course of business, (d) that are zero balance accounts, (e) that are located outside of the United States (other than the United Kingdom and Canada) and (f) that are used exclusively for any Permitted Receivables Financing.
“Excluded Assets” means (a) [Intentionally Omitted], (b) any interest in real property (other than Material Real Property), (c) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such license, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction, but excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code of any applicable jurisdiction), (d) any asset if, to the extent that and for so long as the grant of a Lien thereon to secure the Secured Obligations is prohibited by any Requirements of Law (other than to the extent that any such prohibition would be rendered ineffective pursuant to any other applicable Requirements of Law) or would require consent or approval of any Governmental Authority (including any legally effective requirement to obtain the consent of any governmental authority), but excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code of any applicable jurisdiction, (e) margin stock, (f) to the extent prohibited by, or creating an enforceable right of termination in favor of any other party thereto under (other than any Loan Party) the terms of any applicable Organizational Documents, joint venture agreement or shareholders’ agreement, Equity Interests in any Person other than wholly-owned Restricted Subsidiaries in existence prior to the Effective Date (so long as, in respect of any such contractual prohibition, such prohibition is not incurred in contemplation of this Agreement), (g) assets to the extent a security interest in such assets would result in material adverse Tax consequences to the Borrower, its Subsidiaries or their Affiliates as reasonably agreed by the Borrower and the Administrative Agent (acting at the Direction of the Required Lenders), (h) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent (if any) that, and solely during the period (if any) in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (i) any lease, license or other agreement or any property subject thereto (including pursuant to a purchase money security interest or similar arrangement) to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a breach, default or right of termination in favor of any other party thereto (other than any Loan Party) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction or other similar applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code of any applicable jurisdiction or other similar applicable law notwithstanding such prohibition, (j) [reserved], (k) receivables and related assets (or interests therein) (A) sold to any Receivables Subsidiary or (B) otherwise pledged, factored, transferred or sold in connection with any

Permitted Receivables Financing, (l) commercial tort claims with a value of less than $1,000,000, individually, and letter-of-credit rights with a value of less than $1,000,000, individually (except to the extent a security interest therein can be perfected by a UCC filing), (m) Vehicles and other assets subject to certificates of title (except to the extent a security interest therein can be perfected by a UCC filing), (n) any aircraft, airframes, aircraft engines or helicopters, or any Equipment or other assets constituting a part thereof (except to the extent a security interest therein can be perfected by a UCC filing), (o) Excluded Accounts (other than pursuant to clauses (a) and (e) of the definition thereof), (p) in relation to any non-U.S. Loan Party, any assets of, held by or relating to, such non-U.S. Loan Party, defined or described as “excluded assets” in any Security Document to the extent the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower reasonably agree and (q) any other asset to the extent the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower reasonably agree that the cost, burden, difficulty or other consequences (including any material adverse Tax consequences) of obtaining a security interest in such asset or perfection thereof is excessive in relation to the benefit to the Lenders of the security to be afforded thereby (the relevant assets shall be limited in a manner reasonably agreed by the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower in order to reduce such cost, burden, difficulty or other consequences)).
“Excluded Subsidiary” means (a) [reserved], (b) each Subsidiary listed on Schedule 1.01(a), (c) [reserved], (d) [reserved], (e) any Subsidiary that is prohibited by (i) applicable Requirements of Law or (ii) any contractual obligation existing on the Effective Date or on the date any such Subsidiary is acquired (so long in respect of any such contractual prohibition such prohibition is not incurred in contemplation of such acquisition), in each case from guaranteeing the Secured Obligations (but only for so long as such restriction is continuing) or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee, or for which the provision of a Guarantee would result in a material adverse Tax consequence (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) to the Borrower, its Subsidiaries or their Affiliates as reasonably agreed by the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower), (f) any Foreign Subsidiary (other than any Foreign Guarantors), (g) any FSHCO (other than any Foreign Guarantors), (h) any direct or indirect Domestic Subsidiary of a Foreign Subsidiary or FSHCO (other than any Foreign Guarantors), (i) any other Subsidiary excused from becoming a Loan Party pursuant to clause (f)(i) of the definition of the term “Collateral and Guarantee Requirement,” (j) each Receivables Subsidiary, (k) any not-for-profit Subsidiaries, captive insurance companies or other special purpose subsidiaries designated by the Borrower from time to time, (l) any Subsidiary established for the purpose of consummating a Permitted Acquisition or other acquisition permitted hereunder to the extent that such Subsidiary does not hold material assets during such period and (k) any other Subsidiary with respect to which, in the reasonable judgment of the Borrower and the Administrative Agent (acting at the Direction of the Required Lenders), the cost, burden, difficulty or other consequences (including any materially adverse Tax consequences) of providing a guarantee of the Secured Obligations shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom.
“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any applicable keep well, support, or other agreement for the benefit of such Guarantor and any and all Guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guarantee of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations. If a Swap Obligation arises under a Master Agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) net income or profits (however denominated), branch profits Taxes, and franchise Taxes, in each case imposed by (i) a jurisdiction as a result of such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) any jurisdiction as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than a connection arising solely from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned an interest in, engaged in any other transaction pursuant to, or enforced, any Loan or Loan Document), (b) any withholding Tax that is attributable to a Lender’s failure to comply with Section 2.15(e), (c) any U.S. federal withholding Taxes imposed due to a Requirement of Law in effect at the time (i) a Lender becomes a party hereto (other than pursuant to an assignment request by the Borrower under Section 2.17) or (ii) a Lender designates a new lending office, except in each case to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.15(a) and (d) any Tax imposed pursuant to FATCA.
“Existing Credit Agreement” means that certain Credit Agreement entered into as of May 1, 2017, among Initial Holdings, the Borrower, Citibank, N.A., as administrative agent (in such capacity, the “Existing Administrative Agent”), collateral agent and L/C issuer, and each lender from time to time party thereto (as the same may be amended, amended and restated, modified, refinanced and/or restated prior to the date hereof and as further amended by that certain Amendment No. 8, dated as of the hereof, among Initial Holdings, the Borrower, the Initial Holdings, the Borrower, and the lenders party thereto, the “Amendment to Existing Credit Agreement” and the Existing Credit Agreement as amended by the Amendment to Existing Credit Agreement, the “the Amended Existing Credit Agreement”).
“Facility” means the facility comprised of the Initial Term Loans.
“Fair Market Value” means with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset.
“Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of Holdings and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code and any law, regulation, rule, promulgation or official agreement implementing an official governmental agreement or intergovernmental agreement with respect to the foregoing.
“FCPA” has the meaning assigned to such term in Section 3.18(b).
“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“FEMA” means the U.S. Federal Emergency Management Agency.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
“First Lien Intercreditor Agreement” means an Intercreditor Agreement, substantially in the form of Exhibit F, among the Collateral Agent and the Senior Representatives for one or more classes of obligations to be secured pari passu relative to the Liens on the Collateral securing the Secured Obligations, with such modifications thereto as the Administrative Agent and the Borrower shall reasonably agree.
“First Lien Leverage Ratio” means, on any date, the ratio of (a) Consolidated First Lien Debt as of such date to (b) Consolidated EBITDA for the Test Period as of such date.
“First Testing Period” means the period commencing three weeks prior to, and ending on, the Friday of the first calendar week ending after the Effective Date, which is May 5, 2023 (which shall include three weeks of Actual Cash Receipts or Actual Disbursement Amounts, as applicable, prior to the Effective Date plus one week of receipts or disbursements, as applicable, following the Effective Date).
“Floor” means a rate of interest equal to 1.00% per annum.
“Flow of Funds” means a flow of funds statement relating to payments to be made and credited by all of the parties on the Effective Date (including wire instructions therefor) as prepared by the Borrower and its financial advisor in consultation with (and approved by) the Administrative Agent and the Required Lenders.
“Foreign Guarantors” means (i) the English Guarantors and (ii) any Subsidiary that is organized under the laws of Canada (or any province thereof).
“Foreign Intellectual Property” means any right, title or interest in or to any copyrights, copyright licenses, patents, patent applications, patent licenses, trade secrets, trade secret licenses, trademarks, service marks, trademark and service mark applications, trade names, trade dress, trademark licenses, technology, know-how and processes or any other intellectual property governed by or arising or existing under, pursuant to or by virtue of the laws of any jurisdiction other than the United States of America or any state thereof.
“Foreign Pension Plan” shall mean any employee benefit plan sponsored, maintained or contributed to by any Loan Party or any of its Subsidiaries or Foreign Subsidiaries that, under Requirements of Law (other than the laws of the United States or any political subdivision thereof) is required to be funded through a trust or other funding vehicle, other than a trust or other funding vehicle maintained exclusively by a Governmental Authority.
“Foreign Plan Event” shall mean, (i) the receipt of notice of intent by a Governmental Authority to terminate or to appoint a trustee or similar official to administer a Foreign Pension Plan or alleging the insolvency of a Foreign Pension Plan, (ii) the incurrence of liability by any Loan Party or any of its Subsidiaries or Foreign Subsidiaries under applicable law on account of the complete or partial termination of a Foreign Pension Plan, (iii) the occurrence of any transaction with respect a Foreign Pension Plan that is prohibited under any applicable law or (iv) the imposition on any Loan Party or any of its Subsidiaries or Foreign Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any law applicable to a Foreign Pension Plan.
“Foreign Prepayment Event” has the meaning assigned to such term in Section 2.09(f).
“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“FSHCO” means any direct or indirect Domestic Subsidiary of Holdings (other than the Borrower) that has no material assets other than Equity Interests (or Equity Interests and Indebtedness) in one or more Foreign Subsidiaries (other than any Foreign Guarantors) or other FSHCOs.
“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funded Debt” means all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or the Restricted Subsidiaries, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.
“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of the Borrower or any subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capital Lease Obligations shall be determined in accordance with the definition of “Capital Lease Obligations.”
“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Granting Lender” has the meaning assigned to such term in Section 9.04(e). “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantee Agreement” means the First Lien Guarantee Agreement by and among the Loan Parties and the Administrative Agent, substantially in the form of Exhibit C.
“Guarantors” means, collectively, (i) with respect to the Secured Obligations of the Borrower, each of Holdings, the Intermediate Parents and the Subsidiary Loan Parties and (ii) with respect to the Secured Obligations of any of Holdings, the Intermediate Parents and the Subsidiary Loan Parties, the Borrower.
“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as hazardous or toxic, or any other term of similar import, pursuant to any Environmental Law.
“Historical Financial Statements” means the audited consolidated balance sheet and audited consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity and cash flows of Cyxtera Technologies, Inc. as of the end of and for such fiscal year, and related notes thereto.
“Holdings” means (a) prior to any IPO, Initial Holdings and (b) on and after an IPO, (i) if the IPO Entity is Initial Holdings or any Person of which Initial Holdings is a subsidiary, Initial Holdings or (ii) if the IPO Entity is a subsidiary of Initial Holdings that is an Intermediate Parent, the IPO Entity.
“IFRS” means international accounting standards as promulgated by the International Accounting Standards Board.
“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.
“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.
“Impacted Loans” has the meaning assigned to such term in Section 2.12(a)(ii).
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred and unpaid purchase price of property or services (excluding trade accounts payable in the ordinary course of business and any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid within 60 days after being due and payable), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others (other than by endorsement of negotiable instruments for collection in the ordinary course of business), (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, (iii) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (iv) Indebtedness of any Parent Entity appearing on the balance sheet of the Borrower solely by reason of push down accounting under GAAP, (v) accrued expenses and royalties and (vi) asset retirement obligations and obligations in respect of reclamation and workers’ compensation (including pensions and retiree medical care) that are not overdue by more than 60 days. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Indebtedness of Holdings, any Intermediate Parents, the Borrower and the Restricted Subsidiaries shall exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business.
“Indemnified Taxes” means all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.
“Indemnitee” has the meaning assigned to such term in Section 9.03(b).
“Information” has the meaning assigned to such term in Section 9.12(a).
“Initial Holdings” has the meaning assigned to such term in the preamble hereto.
“Initial Term Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make an Initial Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Initial Term Loan to be made by such Term Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Term Lender pursuant to an Assignment and Assumption. The initial amount of each Term Lender’s Initial Term Commitment is set forth on Schedule 2.01(b) or in the Assignment and Assumption pursuant to which such Term Lender shall have assumed its Initial Term Commitment, as the case may be. As of the Effective Date, the total Initial Term Commitment is $50,000,000.
“Initial Term Facility” means the facility comprised of the Initial Term Commitment and the Initial Term Loans.
“Initial Term Loans” means Loans made pursuant to Section 2.01(b).
“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.
“Intercreditor Agreements” means the Effective Date Intercreditor Agreement, any First Lien Intercreditor Agreement or any other intercreditor agreement contemplated by this Agreement.
“Interest Coverage Ratio” means, as of any date, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case for the Test Period as of such date.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.
“Interest Payment Date” means, subject to Section 2.10(c), (a) with respect to any ABR Loan, the last day of each calendar month of March, June, September and December and (b) with respect to any SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” means, with respect to any SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (or, if agreed to by each Lender participating therein, twelve months or such other period less than twelve months or such other period less than one month, in each case as the Borrower may elect), provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) that in the event the Borrower elects an Interest Period of less than one month, the interest rate in respect of the applicable SOFR Borrowing shall be determined through the use of straight-line interpolation by reference to two such rates, one of which shall be determined as if the length of the period of such deposits were the period of time for which the rate for such deposits are available is the period next shorter than the length of such Interest Period and the other of which shall be determined as if the period of time for which the rate for such deposits are available is the period next longer than the length of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Intermediate Parent” means any subsidiary of Holdings of which the Borrower is a subsidiary.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or Indebtedness or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person including any partnership or joint venture interest in such other Person, (excluding, in the case of the Borrower and the Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair Market Value of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write- offs with respect to, such Investment after the date of such Investment, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (A) the cost of all additions thereto and minus (B) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (B) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto), but without any other adjustment for increases or decreases in value of, or write-ups, write- downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.
“Investor” means a holder of Equity Interests in Holdings (or any direct or indirect parent thereof) on the Effective Date.
“IPO” means the initial underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) of common Equity Interests in the IPO Entity.
“IPO Entity” means, at any time at and after an IPO, Initial Holdings, a parent entity of Initial Holdings, or an Intermediate Parent, as the case may be, the Equity Interests in which were issued or otherwise sold pursuant to the IPO; provided that, immediately following the IPO, the Borrower is a wholly-owned subsidiary of such IPO Entity and such IPO Entity owns, directly or through its subsidiaries, substantially all the businesses and assets owned or conducted, directly or indirectly, by the Borrower immediately prior to the IPO.
“IRS” means the United States Internal Revenue Service.
“Junior Financing” means any Material Indebtedness (other than any permitted intercompany Indebtedness owing to Holdings, the Borrower or any Restricted Subsidiary) that is (a) subordinated in right of payment to the Loan Document Obligations, (b) secured on a junior basis to the Liens securing the Secured Obligations or (c) unsecured.
“KPI Report” has the meaning specified in Section 5.21(a).
“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Term Loan or Term Commitment hereunder at such time, including the latest maturity or expiration date of the Initial Term Loans, or Other Term Loan, in each case as extended in accordance with this Agreement from time to time.
“Lenders” means (a) the Term Lenders and (b) any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the Effective Date after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment and performance of all other obligations of the Borrower under or pursuant to each of the Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents (including interest and monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).
“Loan Documents” means this Agreement, the Administrative Agent Fee Letter, the Escrow Agreement, the Guarantee Agreement, the Collateral Agreement, the UK Security Agreements, the Intercreditor Agreements, the other Security Documents and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.07(f).
“Loan Parties” means Holdings, each Intermediate Parent, the Borrower and the Subsidiary Loan Parties.
“Loan Proceeds Account” shall mean an escrow account with the Escrow Agent into which the proceeds of the Loans (other than the Effective Date Direct Borrowing) shall be deposited and retained subject to withdrawal thereof by the Borrower (each such event, a “Withdrawal”) pursuant to a Withdrawal Notice for use in accordance with the terms hereof and of the Approved Budget or return thereof to the Lenders upon the occurrence of the Maturity Date for any reason whatsoever.
“Loans” means the Term Loans.
“Management Investors” means the directors and officers and employees of Holdings, any Intermediate Parents, the Borrower and/or any of their respective subsidiaries who are (directly or indirectly through one or more investment vehicles) Investors.
“Master Agreement” has the meaning assigned to such term in the definition of “Swap Agreement.”
“Material Adverse Effect” means any event, circumstance or condition that has had, or could reasonably be expected to have, a material and adverse effect on (a) the business or financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole, (b) the ability of the Borrower and the Guarantors, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.
“Material Indebtedness” means Indebtedness (other than the Loan Document Obligations), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings, any Intermediate Parents, the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material Intellectual Property” means any patents, trademarks, copyrights, and all other intellectual property that, individually or in the aggregate, are material to the operation of the business of the Borrower and its Subsidiaries, taken as a whole.
“Material Intellectual Property Provision” means, notwithstanding anything else in this Agreement or the other Loan Documents to the contrary (a) no Investment or Disposition of Material Intellectual Property may be made from Holdings, the Borrower or any Loan Party, in each case, to any Subsidiary that is not a Loan Party and (b) no Subsidiary that is not a Loan Party may hold any Material Intellectual Property at any time, including property that was Material Intellectual Property at the time of acquisition by such Subsidiary or becomes Material Intellectual Property thereafter.
“Material Real Property” means any fee-owned real property with a book value greater than $2,000,000 as determined on the Effective Date (for existing fee-owned real property) or, with respect to after-acquired fee-owned real property, on the date of acquisition thereof or of the Person that owns such fee-owned real property.
“Material Subsidiary” means (a) each wholly-owned Restricted Subsidiary that, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 1.0% of the consolidated revenues or total assets, as applicable, of the Borrower for such quarter or that is designated by the Borrower as a Material Subsidiary and (b) any group comprising wholly-owned Restricted Subsidiaries that each would not have been a Material Subsidiary under clause (a) but that, taken together, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 2.5% of the consolidated revenues or total assets, as applicable, of the Borrower for such quarter; provided that solely for purposes of Sections 7.01(h) and 7.01(i) each such Restricted Subsidiary forming part of such group is subject to an Event of Default under one or more of such Sections.
“Maturity Date” means the earliest of (a) May 1, 2024, (b) the date on which the Obligations become due and payable pursuant to this Agreement, whether by acceleration or otherwise, (c) the effective date of a Chapter 11 Plan for the Loan Parties, and (d) the date of consummation of a sale of all or substantially all of any Loan Party’s assets under Section 363 of the Bankruptcy Code.
“Maximum Rate” has the meaning assigned to such term in Section 9.18.
“Milestones” means the Milestones set forth in Section 5.20.
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations, provided, however, in the event any Mortgaged Property is located in a jurisdiction which imposes mortgage recording taxes or similar fees, the applicable Mortgage shall not secure an amount in excess of 100% of the Fair Market Value of such Mortgaged Property. Each Mortgage shall be substantially in the form of Exhibit Q with such modifications as may be required by, or customary to account for, local law matters.
“Mortgaged Property” means Material Real Property with respect to which a Mortgage is granted pursuant to Section 4.01(f) (if any), 5.11, 5.12 or 5.14.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate is then making contributions, or accruing an obligation to make contributions, or has within the last six plan years made contributions, including, for these purposes, any Person which ceased to be an ERISA Affiliate during such six year period.
“Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event in cash or Permitted Investments, including (i) any cash or Permitted Investments received in respect of any non-cash proceeds, including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out (but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds that are actually received, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments that are actually received, minus (b) the sum of (i) all fees and out-of-pocket expenses paid by Holdings, the Borrower and the Restricted Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a Disposition of an asset (including pursuant to a Sale Leaseback or Casualty Event or similar proceeding), (x) the amount of all payments that are permitted hereunder and are made by Holdings, the Borrower and the Restricted Subsidiaries as a result of such event to repay Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (y) the pro rata portion of net cash proceeds thereof

(calculated without regard to this clause (y)) attributable to minority interests and not available for distribution to or for the account of Holdings, any Intermediate Parents, the Borrower and the Restricted Subsidiaries as a result thereof and (z) the amount of any liabilities directly associated with such asset and retained by Holdings, the Borrower or the Restricted Subsidiaries and (iii) the amount of all Taxes paid (or reasonably estimated to be payable), and the amount of any reserves established by Holdings, the Borrower and the Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction.
“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.
“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).
“OFAC” has the meaning assigned to such term in Section 3.18(d).
“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Taxes” means all present or future recording, stamp, court or documentary, intangible, filing or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17(b)).
“Parent Entity” means any Person that is a direct or indirect parent of the Borrower.
“Participant” has the meaning assigned to such term in Section 9.04(c)(i).
“Participant Register” has the meaning assigned to such term in Section 9.04(c)(iii).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Acquisition” means an Acquisition Transaction; provided that (a) in the case of any purchase or other acquisition of Equity Interests in a Person, (i) such Person, upon the consummation of such purchase or acquisition, will be a Subsidiary Loan Party (including as a result of a merger or consolidation between any Subsidiary and such Person), or (ii) such Person is merged into or consolidated with a Subsidiary Loan Party and such Subsidiary Loan Party is the surviving entity of such merger or consolidation, (b) the business of such Person, or such assets, as the case may be, constitute a business permitted by Section 5.16, (c) with respect to each such purchase or other acquisition, all actions required to be taken with respect to any such newly created or acquired Subsidiary (including each subsidiary thereof) or assets in order to satisfy the requirements set forth in clauses (a), (b), (c) and (d) of the definition of the term “Collateral and Guarantee Requirement” to the extent applicable shall have been taken, (d) and in the case of any purchase or other acquisition of assets of a Person, upon the consummation of such purchase or acquisition, the assets will be owned by a Subsidiary Loan Party, (e) after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing.

“Permitted Receivables Financing” means, collectively, the receivables securitizations or other receivables financing (including any factoring program) in effect as of the Effective Date pursuant to that certain Receivables Purchase Agreement, dated as of August 31, 2022, by and among, inter alia, Cyxtera Receivables Holdings, LLC, a Delaware limited liability company, PNC Bank, National Association as administrative agent, Cyxtera communications, LLC, a Missouri limited liability company, in its individual capacity and as initial servicer, PNC Capital Markets LLC, a Pennsylvania limited liability company, as structuring agent (without giving effect to any amendments or modifications thereto entered on or after the Effective Date, other than those approved by a Direction of the Required Lenders), in an aggregate amount not to exceed $37,500,000 that are non-recourse to Holdings and the Restricted Subsidiaries (except for (i) any customary limited recourse or recourse limited Subsidiaries that are not Loan Parties, (y) any performance undertaking or Guarantee and (z) an unsecured parent Guarantee (a “Receivables Guarantee”) by Holdings, Intermediate Holdings or a Restricted Subsidiary that is a parent company of a Restricted Subsidiary of obligations of Restricted Subsidiaries, and, in each case, reasonable extensions thereof); provided that with respect to Permitted Receivables Financings incurred in the form of a factoring program, the outstanding amount of such Permitted Receivables Financing for the purposes of this definition shall be deemed to be equal to the Permitted Receivables Net Investment for the last Test Period.
“Permitted Receivables Net Investment” means the aggregate cash amount paid by the purchasers under any Permitted Receivables Financing in the form of a factoring program in connection with their purchase of accounts receivable and customary related assets or interests therein, as the same may be reduced from time to time by collections with respect to such accounts receivable and related assets or otherwise in accordance with the terms of such Permitted Receivables Financing (but excluding any such collections used to make payments of commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing in the form of a factoring program which are payable to any Person other than the Borrower or a Restricted Subsidiary).
“Perfection Certificate” shall have the meaning assigned to such term in the Collateral Agreement.”
“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR.”
“Permitted Encumbrances” means:
(a)    Liens for taxes or other governmental charges that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(b)    Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens arising in the ordinary course of business that secure amounts not overdue for a period of more than 30 days or, if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(c)    Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary or otherwise supporting the payment of items set forth in the foregoing clause (i);
(d)    Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds, bankers’ acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, incurred in the ordinary course of business or consistent with past practices;
(e)    easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole;
(f)    Liens securing, or otherwise arising from, judgments not constituting an Event of Default under Section 7.01(j);
(g)    Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments, provided that such Lien secures only the obligations of the Borrower or such subsidiaries in respect of such letter of credit to the extent such obligations are permitted by Section 6.01;
(h)    rights of set-off, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments; and
(i)    Liens arising from precautionary Uniform Commercial Code financing statements or any similar filings made in respect of operating leases entered into by the Borrower or any of its subsidiaries.
“Permitted Holder” means (a) the Sponsor; (b) Longview Asset Management LLC, (c) the Management Investors and their Immediate Family Members; and (d) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the date hereof) of which the Persons described in clauses (a), (b) and/or (c) are members; provided that the Persons described in clauses (a), (b) and/or (c) beneficially own a majority of the Equity Interests beneficially owned by such group.
“Permitted Investments” means any of the following, to the extent owned by the Borrower or any Restricted Subsidiary:
(a)    Dollars, euro, Sterling, Canadian Dollars, Singapore dollars, yuan or such other currencies held by it from time to time in the ordinary course of business;
(b)    readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of the United States or such member nation of the European Union is pledged in support thereof;
(c)    time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least (x) $250,000,000 in the case of U.S. banks and (y) $100,000,000 (or the dollar equivalent as of the date of determination) in the case of non-U.S. banks (any such bank meeting the requirements of clause or (ii) above being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;
(d)    commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 24 months from the date of acquisition thereof;
(e)    repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of (x) $250,000,000 in the case of U.S. banks and (y) $100,000,000 (or the dollar equivalent as of the date of determination) in the case of non-U.S. banks, in each case, for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union rated A (or the equivalent thereof) or better by S&P and A2 (or the equivalent thereof) or better by Moody’s, in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a Fair Market Value of at least 100% of the amount of the repurchase obligations;
(f)    marketable short-term money market and similar highly liquid funds either (i) having assets in excess of (x) $250,000,000 in the case of U.S. banks or other U.S. financial institutions and (y) $100,000,000 (or the dollar equivalent as of the date of determination) in the case of non-U.S. banks or other non-U.S. financial institutions or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);
(g)    securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority of any such state, commonwealth or territory having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);
(h)    investments with average maturities of 12 months or less from the date of acquisition in mutual funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;
(i)    instruments equivalent to those referred to in clauses (a) through (h) above denominated in euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;
(j)    investments, classified in accordance with GAAP as current assets, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition;
(k)    with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank; and

(l)    investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (k) above.
“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) (i) with respect to any such Indebtedness constituting Capital Lease Obligations, the assets subject to such Capitalized Lease shall be substantially the same as the Indebtedness so modified, refinanced, refunded, renewed or extended and (ii) with respect to all Indebtedness other than such constituting Capital Lease Obligations, the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing revolving commitments unutilized thereunder to the extent that the portion of any existing and unutilized revolving commitment being refinanced was permitted to be drawn under Sections 6.01 and 6.02 of this Agreement immediately prior to such refinancing (other than by reference to a Permitted Refinancing) and such drawing shall be deemed to have been made, (b) other than with respect to a Permitted Refinancing in respect of Capital Lease Obligations, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Loan Document Obligations, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (d) immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, and (e) if the Indebtedness being modified, refinanced, refunded, renewed or extended is permitted pursuant to Section 6.01(a)(ii), 6.01(a)(xxi), or 6.01(a)(xxii), (i) the terms and conditions (excluding as to subordination, interest rate (including whether such interest is payable in cash or in kind), rate floors, fees, discounts and premiums) of Indebtedness resulting from such modification, refinancing, refunding, renewal or extension (including as to collateral (including in respect of the priority of the Liens on such collateral)) are, taken as a whole, are not materially more favorable to the investors providing such Indebtedness than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended (except for covenants or other provisions applicable to periods after the Latest Maturity Date at the time such Indebtedness is incurred) (it being understood that, to the extent that any financial maintenance covenant is added for the benefit of any such Permitted Refinancing, the terms shall not be considered materially more favorable if such financial maintenance covenant is either (A) also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Permitted Refinancing or (B) only applicable after the Latest Maturity Date at the time of such refinancing); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to such modification, refinancing, refunding, renewal or extension, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (ii) the primary obligor in respect of, and/or the Persons (if any) that Guarantee, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are the primary obligor in respect of, and/or Persons (if any) that Guaranteed the Indebtedness being modified, refinanced, refunded, renewed or extended. For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under Section 6.01. For the avoidance of doubt, it is understood and agreed that a Permitted Refinancing includes successive Permitted Refinancings of the same Indebtedness.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and (i) in respect of which a Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or (ii) has at any time within the preceding six years been maintained, sponsored or contributed to by any Loan Party or any ERISA Affiliate.
“Planned Expenditures” has the meaning assigned to such term in the definition of “Excess Cash Flow.”
“Platform” has the meaning specified in Section 5.01.
“Post-Transaction Period” means, with respect to any Specified Transaction, the period beginning on the date on which such Specified Transaction is consummated and ending on the last day of the eighth full consecutive fiscal quarter of the Borrower immediately following the date on which such Specified Transaction is consummated.
“Prepayment Event” means:
(a)    any sale, transfer or other Disposition of any property or asset of Holdings, any Intermediate Parent, the Borrower or any of the Restricted Subsidiaries pursuant to Section 6.05(j), Section 6.05(k), Section 6.05(m) and Section 6.05(n); or
(b)    the incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness, other than Indebtedness permitted under Section 6.01 or permitted by the Required Lenders pursuant to Section 9.02 (or other requisite Lenders as specified in Section 9.02).
“Present Fair Saleable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of Holdings and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.
“Primary Syndication” means, if the Required Lenders shall elect to do so in their sole discretion, the primary syndication of the Loans and the assignments of the Loans in connection with the offering of the right to participate in the Loans that shall be made available to all “Lenders” under the Amended Existing Credit Agreement.
“Primary Syndication Procedures” means the procedures to effect the Primary Syndication that will be in form and substance acceptable to the Required Lenders.
“Pro Forma Adjustment” means, for any Test Period, any adjustment to Consolidated EBITDA made in accordance with clause (b) of the definition of that term.
“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test, financial ratio or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement in such test, financial ratio or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a Disposition of all or substantially all Equity Interests in any subsidiary of Holdings or any division, product line, or facility used for operations of Holdings, any Intermediate Parents, the Borrower or any of the Restricted Subsidiaries, shall be excluded, and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (ii) any retirement of Indebtedness, and (iii) any Indebtedness incurred or assumed by Holdings, the Borrower or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test, financial ratio or covenant solely to the extent that such adjustments are consistent with the definition of “Consolidated EBITDA” (and subject to the limitations set forth in clause (b) thereof) and give effect to events (including cost savings, operating expense reductions and synergies) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on Holdings, the Borrower and any of the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of “Pro Forma Adjustment.”
“Pro Forma Disposal Adjustment” means, for any four-quarter period that includes all or a portion of a fiscal quarter included in any Post-Transaction Period with respect to any Sold Entity or Business, the pro forma increase or decrease in Consolidated EBITDA projected by the Borrower in good faith as a result of contractual arrangements between the Borrower or any Restricted Subsidiary entered into with such Sold Entity or Business at the time of its disposal or within the Post-Transaction Period and which represent an increase or decrease in Consolidated EBITDA which is incremental to the Disposed EBITDA of such Sold Entity or Business for the most recent four-quarter period prior to its disposal.
“Pro Forma Entity” means any Acquired Entity or Business.
“Proposed Change” has the meaning assigned to such term in Section 9.02(c).
“PSF” has the meaning assigned to such term in Section 5.22.
“Public Lender” has the meaning specified in Section 5.01.
“Purchasing Borrower Party” means Holdings or any subsidiary of Holdings.
“Qualified Equity Interests” means Equity Interests in Holdings or any parent of Holdings other than Disqualified Equity Interests.
“Receivables Guarantee” has the meaning assigned to such term in the definition of “Permitted Receivables Financing.”
“Receivables Subsidiary” means any Special Purpose Entity established in connection with a Permitted Receivables Financing.
“Register” has the meaning assigned to such term in Section 9.04(b)(iv).
“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having substantially the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, agents, controlling persons, advisors and other representatives of such Person and of each of such Person’s Affiliates and permitted successors and assigns.
“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) and including the environment within any building or other structure.
    “Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” has the meaning assigned to such term in Article VIII.
“Required Lenders” means, at any time, Lenders having Term Loans and unused Commitments representing more than 50% of the aggregate Dollar Amount of Term Loans; provided that whenever there are one or more Defaulting Lenders or Disqualified Lenders, the total Dollar Amount of outstanding Loans and unused Commitments of each Defaulting Lender and each Disqualified Lender shall, in each case, be excluded for purposes of making a determination of Required Lenders.
“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resignation Effective Date” has the meaning assigned to such term in Article VIII.
“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, or other similar officer, manager or a director of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof, and as to any document delivered on the Effective Date or thereafter pursuant to paragraph (a) of the definition of the term “Collateral and Guarantee Requirement,” any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Debt Payments” has the meaning set forth in Section 6.08(b).
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests.
“Restricted Subsidiary” means any Subsidiary.
“Retained Declined Proceeds” has the meaning assigned to such term in Section 2.09(d).
“Rolling Four Week Testing Period” mean each cumulative period of four weeks ending on the Friday of each of the calendar weeks, respectively.
“RSA” means the Restructuring Support Agreement dated as of May 4, 2023 (as may be amended, restated, supplemented or otherwise modified from time to time), including, the exhibits, annexes and schedules thereto.
“RSA Termination Event” shall mean an event described in Section 12 of the RSA, which with the taking of applicable action thereunder would result in the termination of the RSA.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.
“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Borrower or any other Restricted Subsidiary (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.

“Sanctions” means economic sanctions administered or enforced by the United States Government (including without limitation, sanctions enforced by OFAC), the United Nations Security Council, the European Union or Her Majesty’s Treasury.
“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.
“Secured Cash Management Obligations” means the due and punctual payment and performance of all obligations of Holdings, any Intermediate Parents, the Borrower and the Restricted Subsidiaries in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds (collectively, “Cash Management Services”) provided to Holdings, the Borrower or any Subsidiary (whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to the Administrative Agent or any of its Affiliates, (b) owed on the Effective Date to a Person that is a Lender or an Affiliate of a Lender as of the Effective Date or (c) owed to a Person that is an Agent, a Lender or an Affiliate of an Agent or Lender at the time such obligations are incurred.
“Secured Leverage Ratio” means, on any date, the ratio of (a) Consolidated Secured Debt as of such date to (b) Consolidated EBITDA for the Test Period as of such date.
“Secured Obligations” means (a) the Loan Document Obligations, (b) the Secured Cash Management Obligations and (c) the Secured Swap Obligations (excluding with respect to any Loan Party, Excluded Swap Obligations of such Loan Party).
“Secured Parties” means (a) each Lender, (b) the Administrative Agent and Collateral Agent, (c) [reserved], (d) each Person to whom any Secured Cash Management Obligations are owed, (e) each counterparty to any Swap Agreement the obligations under which constitute Secured Swap Obligations and (f) the permitted successors and assigns of each of the foregoing.
“Secured Swap Obligations” means the due and punctual payment and performance of all obligations of Holdings, any Intermediate Parents, the Borrower, and the Restricted Subsidiaries under each Swap Agreement that (a) is with a counterparty that is the Administrative Agent or any of its Affiliates, (b) is in effect on the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Effective Date or (c) is entered into after the Effective Date with any counterparty that is a Lender, an Agent or an Affiliate of a Lender or an Agent at the time such Swap Agreement is entered into.
“Security Documents” means the Collateral Agreement, the Mortgages, all Account Control Agreements, the UK Security Agreements and each other security agreement or pledge agreement executed and delivered pursuant to the Collateral and Guarantee Requirement, Section 4.01, 5.11, 5.12 or 5.14, or any other Loan Document to secure any of the Secured Obligations.
“Senior Representative” means, with respect to any series of applicable Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Sold Entity or Business” has the meaning given such term in the definition of “Consolidated EBITDA.”
“SOFR Borrowing” means a Borrowing of a SOFR Loan.
“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “ABR”.
“Special Purpose Entity” means a direct or indirect subsidiary of Holdings, whose organizational documents contain restrictions on its purpose and activities and impose requirements intended to preserve its separateness from Holdings and/or one or more Subsidiaries of Holdings.
“Specified Lender Advisors” shall mean (x) Gibson, Dunn & Crutcher LLP, as legal counsel, and (y) Houlihan Lokey Capital, Inc, as financial advisor.
“Specified Real Estate Assets” means the real property located at 22995 Wilder Ct., Sterling, VA 20166, 9180 Commerce Center Circle, Highlands Ranch, CO 80129 and 9110 Commerce Center Circle, Highlands Ranch, CO 80129.
“Specified Transaction” means, with respect to any period, any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”
“Sponsor” means each of (a) BC Partners, Inc. and its Affiliates (including the funds, partnerships or other co-investment vehicles managed, advised or controlled thereby, and any investors in such funds (including committed investors in BC European Capital X, L.P.), partnerships or other co-investments vehicles as of the Effective Date, but other than, in each case, Holdings and its Subsidiaries or any portfolio company, and (b) Medina Capital Advisors, LLC and its Affiliates (including the funds, partnerships or other co-investment vehicles managed, advised or controlled thereby but other than, in each case, Holdings and its Subsidiaries or any portfolio company).
“Spot Rate” means on any day with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars (at the bid price), as set forth at approximately 11:00 a.m., London time, on such day as determined by OANDA Corporation (and available at http://www.oanda.com/) for such currency; in the event that such rate is not determined by OANDA Corporation, the Spot Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent (acting at the Direction of the Required Lenders) and the Borrower, or, in the absence of such agreement, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., New York City time, on such date for the purchase of Dollars for delivery two Business Days later.
“SPV” has the meaning assigned to such term in Section 9.04(e).
“Subordinated Indebtedness” means any Junior Financing under clause (a) of the definition thereof.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.
“Subsidiary Loan Party” means each Subsidiary that is a party to the Guarantee Agreement.
“Successor Borrower” has the meaning assigned to such term in Section 6.03(a)(iv).
“Successor Holdings” has the meaning assigned to such term in Section 6.03(a)(v).
“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Commitment” means, with respect to each Term Lender, its Initial Term Commitment.
“Term Lenders” means initially the Persons listed on Schedule 2.01(b) and as of any date of determination from and after the Effective Date, any other Person that shall have become a party hereto pursuant to an Assignment and Assumption in respect of any Term Loans, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Term Loans” means the Initial Term Loans.
“Term SOFR” means,
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)    for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day; provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Term SOFR Adjustment” means, for any calculation with respect to an ABR Loan or a SOFR Loan, a percentage per annum as set forth below for the applicable Type of such Loan and (if applicable) Interest Period therefor:
ABR Loans: 0.11448%
SOFR Loans:

Interest Period	Percentage
One month	0.11448%
Three months	0.26161%
Six months	0.42826%

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Test Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date for which financial statements have been (or were required to have been) delivered pursuant to Section 5.01(a) or Section 5.01(b); provided that prior to the first date financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b), the Test Period in effect shall be the period of four consecutive fiscal quarters of the Borrower ended December 31, 2022.
“Total Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the Test Period as of such date.
“Transactions” means, collectively, (a) the negotiation, execution and delivery by each Loan Party of the Loan Documents to which it is to be a party and the borrowing and the funding of the Initial

Term Loans on the Effective Date and (b) the payment of the fees and expenses incurred in connection with any of the foregoing (including the Transaction Costs).
“Transaction Costs” means any fees, costs or expenses incurred or paid by the Sponsor, any Parent Entity, Initial Holdings, the Borrower or any Subsidiary in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.
“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate or the Alternate Base Rate.
“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Pledged Collateral (as defined in the Collateral Agreement) is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.
“UK Collateral Documents” means the (i) UK Security Agreements, (ii) security accession deeds governed by the laws of England and Wales and (iii) any Security Document governed by the laws of England and Wales.
“UK Security Agreements” means the English law governed all asset Debenture Agreement.
“UK Subsidiary” means any existing or future direct or indirect subsidiary of the Borrower that is incorporated under the laws of England and Wales.
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.
“U.S. Bank Cash” means cash of the Borrower and its Subsidiaries deposited in commercial banks located in the United States and Permitted Investments of the Borrower and its Subsidiaries, as currently reported in the Approved Budget and in a manner consistent with past practices (excluding amounts held for customers pursuant to the terms of the agreements with such customers and which are excluded from the Approved Budget and related reporting).
    “U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“Variance Testing Period” shall mean, as applicable, each of (a) the First Testing Period and (b) each Rolling Four Week Testing Period ending on the Friday of each calendar week ending thereafter, commencing with the Rolling Four Week Testing Period ending on May 12, 2023.
“Vehicles” means all railcars, cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“wholly-owned subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such Person or one or more wholly-owned subsidiaries of such Person or by such Person and one or more wholly-owned subsidiaries of such Person.
“Withdrawn Amount” shall have the meaning set forth in Section 2.01(b)(ii).
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withdrawal Notice” means a notice substantially in the form attached hereto as Exhibit R to be delivered by the Borrower to the Escrow Agent and the Administrative Agent from time to time to request a Withdrawal from the Loan Proceeds Account.
“Withholding Agent” shall mean any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
SECTION 1.02    Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “SOFR Loan”) or by Class and Type (e.g., a “SOFR Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “SOFR Borrowing”) or by Class and Type (e.g., a “SOFR Term Borrowing”).
SECTION 1.03    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04    Accounting Terms; GAAP.
(a)    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.
(b)    Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement, the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio and the Interest Coverage Ratio shall be calculated on a Pro Forma Basis to give effect to all Specified Transactions that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made.
(c)    Where reference is made to “the Borrower and the Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Borrower other than the Restricted Subsidiaries.
(d)    In the event that the Borrower elects to prepare its financial statements in accordance with IFRS and such election results in a change in the method of calculation of financial covenants, standards or terms (collectively, the “Accounting Changes”) in this Agreement, the Borrower and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement (including the levels applicable herein to any computation of the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio and the Interest Coverage Ratio) so as to reflect equitably the Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be substantially the same after such change as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed in accordance with GAAP (as determined in good faith by a Responsible Officer of the Borrower) (it being agreed that the reconciliation between GAAP and IFRS used in such determination shall be made available to Lenders) as if such change had not occurred.
SECTION 1.05    Effectuation of Transactions. All references herein to Holdings, the Borrower and their subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of Holdings, any Intermediate Parents, the Borrower and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Transactions to occur on the Effective Date, unless the context otherwise requires.
SECTION 1.06    Currency Translation; Rates.
(a)    For purposes of any determination under Article V, Article VI or Article VII or any determination under any other provision of this Agreement, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Spot Rate (rounded to the nearest currency unit, with 0.5 or more of a currency unit being rounded upward); provided, however, that for purposes of determining compliance with Article VI with respect to the amount of any Indebtedness, Investment, Disposition, Restricted Payment or Restricted Debt Payment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Disposition, Restricted Payment or Restricted Debt Payment is made; provided further, that, for the avoidance of doubt, the foregoing provisions of this Section 1.06 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or Disposition, Restricted Payment or Restricted Debt Payment made at any time under such Sections. For purposes of any determination of Consolidated Total Debt, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing the most recently delivered financial statements pursuant to Section 5.01(a) or Section 5.01(b). Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.
(b)    The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Term SOFR Rate” or with respect to any comparable or successor rate thereto, except as expressly provided herein.

SECTION 1.07    Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
SECTION 1.08    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
ARTICLE II
THE CREDITS
SECTION 2.01    Commitments.
(a)    [Reserved].
(b)    Subject to the terms and conditions set forth herein, each Term Lender agrees to make a Term Loan denominated in Dollars to the Borrower on the Effective Date in a principal amount not exceeding its Term Commitment. Amounts repaid or prepaid in respect of Loans may not be reborrowed. Upon a Lender’s funding of an Initial Term Loan on the Effective Date, such Lender’s Initial Term Loan Commitment shall be permanently reduced to zero and shall terminate as of the Effective Date.
(c)    Notwithstanding anything to the contrary, upon the occurrence of any Involuntary Bankruptcy Action or Other Bankruptcy Action, the parties hereto agree that all Obligations under this Credit Agreement, including any Loans the proceeds of which remain in the Loan Proceeds Account, shall be converted into and exchanged for loans under a senior secured superpriority debtor-in- possession term loan credit facility, which shall be in form and substance acceptable to the Required Lenders, including, without limitation, with respect to quantum, structure and any roll-up of loans under the Amended Existing Credit Agreement (the “DIP Credit Agreement”) to the extent the Required Lenders so elect in their sole discretion.
SECTION 2.02    Loans and Borrowings.
(a)    Each Loan shall be made as part of a Borrowing consisting of Loans of the same Facility, Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Facility and Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and, other than as expressly provided herein with respect to a Defaulting Lender, no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.
(b)    Subject to Section 2.12, each Borrowing shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings unless the Borrower shall have given the notice required for a SOFR Borrowing under Section 2.03.
(c)    At the commencement of each Interest Period for any Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a SOFR Borrowing that results from a continuation of an outstanding SOFR Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. ABR Borrowings may be in any amount. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 3 SOFR Borrowings outstanding under a Facility at the same time.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing under a Facility if the Interest Period requested with respect thereto would end after the Maturity Date for such Facility.
SECTION 2.03    Request for Borrowings.
(a)    To request a Borrowing, the Borrower shall notify the Administrative Agent of such request in writing (1) in the case of any SOFR Borrowing, not later than 3:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing, which Borrowing (or such shorter period of time as may be agreed to by the Administrative Agent (acting at the Direction of the Required Lenders)) or (2) in the case of an ABR Borrowing, not later than 3:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing (or such shorter period of time as may be agreed to by the Administrative Agent (acting at the Direction of the Required Lenders). Each such Borrowing Request shall be irrevocable and shall be delivered by hand delivery, facsimile or other electronic transmission to the Administrative Agent and shall be signed by the Borrower. Each such Borrowing Request shall specify the following information:
(i)    the Facility, Class and Type of Loans to be borrowed or to which existing Loans are to be converted;
(A)    the aggregate amount of such Borrowing;
(B)    the date of such Borrowing, which shall be a Business Day;
(C)    [reserved]; and
(D)    in the case of a SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.
If no Interest Period is specified with respect to any requested SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no currency is specified with respect to any requested SOFR Borrowing, then the Borrower shall be deemed to have requested that the Borrowing be denominated in Dollars. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Facility and Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04    Funding of Borrowing.

(a)    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in Dollars by 2:00 p.m., New York City time to the Applicable Account of the Administrative Agent most-recently designated by it for such purpose by notice to the Lenders.
(b)    Upon receipt of funds from each Lender in accordance with Section 2.04(a) above, the Administrative Agent shall fund the Effective Date Direct Borrowing in accordance with the Flow of Funds, and the net proceeds of the Loans less the amount of the Effective Date Direct Borrowing shall be deposited in the Loan Proceeds Account pursuant to the Escrow Agreement. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing to be made on the Effective Date, the Administrative Agent shall assume that such Lender has made such amount available to the Administrative Agent on the Effective Date, and the Administrative Agent, in reliance upon such assumption, shall make such amount available to the Borrower and/or make a deposit into the Loan Proceeds Account a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made such amount available to the Borrower and/or deposited such amount into the Loan Proceeds Account, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Bank Funding Rate or (ii) if paid by the Borrower, the then applicable rate of interest or fees, calculated in accordance with Section 2.11, for the respective Loans. For the avoidance of doubt, all parties agree that all Loans shall be funded and accrue interest starting on the Effective Date, including any Loans the proceeds of which have been deposited into the Loan Proceeds Account.
SECTION 2.05    Interest Elections.
(a)    Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section; provided that, notwithstanding anything to the contrary herein, no Loan may be converted into or continued as a Loan denominated in a different currency but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and confirmed promptly to the Administrative Agent by hand delivery, facsimile or other electronic transmission to the Administrative Agent in the form of a written Interest Election Request signed by the Borrower.
(c)    Each Interest Election Request shall specify the following information in compliance with Section 2.03:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and
(iv)    if the resulting Borrowing is to be a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”
If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a SOFR Borrowing denominated in Dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.
Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, with respect to Loans denominated in Dollars, (i) no outstanding Borrowing under any Facility may be converted to or continued as a SOFR Borrowing and (ii) unless repaid, each SOFR Borrowing of Loans shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.06    Termination and Reduction of Commitments.
(a)    [Reserved].
(b)    Term Commitments.
(i)    Unless previously terminated, the Term Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date.
(ii)    Notwithstanding anything to the contrary, any amount of the Term Commitment that is not borrowed on the Effective Date shall automatically be deemed terminated.
SECTION 2.07    Repayment of Loans; Evidence of Debt.
(a)    [Reserved].
(b)    Term Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender as provided in Section 2.08.
(c)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof, the currency thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(e)    The entries made in the accounts maintained pursuant to paragraphs (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (c) and (d) of this Section, the accounts maintained by the Administrative Agent pursuant to paragraph (d) of this Section shall control.
(f)    Any Lender may request through the Administrative Agent that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form provided by the Administrative Agent and approved by the Borrower.
SECTION 2.08    Amortization of Term Loans.
(a)    [Reserved].
(b)    To the extent not previously paid, all Term Loans shall be due and payable on the Maturity Date applicable to such Term Loans, or, if such date is not a Business Day, on the next preceding Business Day.
(c)    Any prepayment of a Borrowing of any Class of Term Loans (i) pursuant to Section 2.09(a)(i) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Borrowings of such Class of Term Loans to be made pursuant to this Section as directed by the Borrower (and absent such direction in direct order of maturity) and (ii) pursuant to Section 2.09(b) or 2.09(c) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Borrowings of such Class of Term Loans to be made pursuant to this Section in direct order of maturity.
(d)    Prior to any repayment of any Borrowings of any Class of Term Loans hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class of Term Loans to be repaid and shall notify the Administrative Agent in writing (via hand delivery or facsimile) of such election not later than 3:00 p.m., New York City time, two Business Day before the scheduled date of such repayment. Each repayment of a Borrowing of Term Loans shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Borrowings of Term Loans shall be accompanied by accrued interest on the amount repaid.
SECTION 2.09    Prepayment of Loans.
(a)    The Borrower, with the prior written consent of the Required Lenders, may prepay any Borrowing in whole or in part, without premium or penalty.
(b)    In the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings, any Intermediate Parents, the Borrower or any of the Restricted Subsidiaries in respect of any Prepayment Event, the Borrower shall, within five Business Days after such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (b) of the definition of the term “Prepayment Event,” on the date of such Prepayment Event), prepay Term Loans in an aggregate amount equal to 100% of the amount of such Net Proceeds; provided that, pending such prepayment, the Borrower shall hold such Net Proceeds in a deposit account subject to an Account Control Agreement consistent with the requirements of the Collateral Agreement or the Debenture Agreement (as applicable) (to the extent the assets sold were Collateral).

(c)    Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2023, the Borrower shall prepay Term Loans in an aggregate amount equal to the ECF Percentage of Excess Cash Flow for such fiscal year. Each prepayment pursuant to this paragraph shall be made on or before the date that is five Business Days after the date on which financial statements are required to be delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated.
(d)    Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (e) of this Section. In the event of any mandatory prepayment of Term Loans made at a time when more than one Class of Term Loans remain outstanding, the Borrower shall select the Loans to be prepaid so that the aggregate amount of such prepayment is allocated between such Classes of Term Loans pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class; provided that any Lender may elect, by notice to the Administrative Agent in writing (via hand delivery or facsimile) at least one Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Loans of any such Class pursuant to this Section (other than an optional prepayment pursuant to paragraph (a)(i) of this Section or a mandatory prepayment as a result of the Prepayment Event set forth in clause (b) of the definition thereof, which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay Loans of any such Class but was so declined may be retained by the Borrower and the Restricted Subsidiaries (such amounts, “Retained Declined Proceeds”). Optional prepayments of Borrowings shall be allocated among the Classes of Borrowings as directed by the Borrower.
(e)    The Borrower shall notify the Administrative Agent in writing (via hand delivery, facsimile or other electronic communication) of any prepayment hereunder (i) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment and (ii) in the case of prepayment of a SOFR Borrowing, not later than 11:00 a.m. (New York City time), three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, so long as the Administrative Agent is notified prior to the prepayment date, a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type and currency as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11. At the Borrower’s election in connection with any prepayment pursuant to this Section 2.09, such prepayment shall not be applied to any Loan of a Defaulting Lender and shall be allocated ratably among the relevant non-Defaulting Lenders.
(f)    Notwithstanding any other provisions of Section 2.09(b) or (c), (A) to the extent that any of or all the Net Proceeds of any Prepayment Event set forth in clause (a) of the definition thereof by a Foreign Subsidiary giving rise to a prepayment pursuant to Section 2.09(b) (a “Foreign Prepayment Event”) or Excess Cash Flow are prohibited or delayed by any Requirement of Law from being repatriated to the Borrower, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in Section 2.09(b) or (c), as the case may be, and such amounts may be retained by the applicable Foreign Subsidiary so long as the applicable Requirement of Law will not permit repatriation to the Borrower (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable Requirement of Law to permit such repatriation), and to the extent such repatriation of any of such affected Net Proceeds or Excess Cash Flow becomes permitted under the applicable Requirement of Law, such repatriation will be promptly effected and such repatriated Net Proceeds or Excess Cash Flow will be promptly (and in any event not later than three Business Days after such repatriation) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to Section 2.09(b) or (c), as applicable, and (B) to the extent that and for so long as the Borrower and the Administrative Agent (acting at the Direction of the Required Lenders) reasonably agree that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow would have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds or Excess Cash Flow, the Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in Section 2.09(b) or (c), as the case may be, and such amounts may be retained by the applicable Foreign Subsidiary; provided that if the Borrower and the Administrative Agent (acting at the Direction of the Required Lenders) agree that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow would no longer have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds or Excess Cash Flow, such Net Proceeds or Excess Cash Flow shall be promptly (and in any event not later than three Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to Section 2.09(b) or (c), as applicable.
SECTION 2.10    Fees.
(a)    [Reserved].
(b)    [Reserved].
(c)    [Reserved].
(d)    The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and each applicable Agent).
(e)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
(f)    Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 2.10.
(g)
(i)    The Borrower agrees to pay to the Administrative Agent, for the account of the funds and/or accounts affiliated with, or managed and/or advised by, the entities set forth on Schedule 2.12(b), on file with the Administrative Agent (the “Backstop Allocation Schedule”, and such entities, together with their respective successors and permitted assignees, or any fronting bank or other funding agent operating on their behalf, the “Backstop Parties”) ratably in accordance with the amounts set forth opposite each such Backstop Party’s name on the Backstop Allocation Schedule, on the Effective Date a non-refundable fee equal to 6.0% of the Term Loan Commitments actually provided on the Effective Date, which fee shall be earned, due and payable in cash on the Effective Date (the “Backstop Fee”).
(ii)    The Borrower agrees to pay to the initial Lender hereunder, for the account of such Lender, the fees set forth in a separate fee letter with such initial Lender.
(iii)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender with a Term Loan Commitment a non-refundable commitment fee equal to 3.0% of the Term Loan Commitments actually provided on the Effective Date, which fee shall be earned, due and payable in cash on the Effective Date (the “Commitment Fee”).

(h)    All Lender Payments shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Lender Payments shall be refundable under any circumstances.
SECTION 2.11    Interest.
(a)    The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    The Loans comprising each SOFR Borrowing shall bear interest at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2.00% per annum plus the rate applicable to Term Loans that are ABR Loans as provided in paragraph (a) of this Section; provided that no amount shall be payable pursuant to this Section 2.11(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.
(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, Loans, the proceeds of which are held in the Loan Proceeds Account, shall be deemed to be made and funded hereunder on the Effective Date and shall accrue interest in accordance with Section 2.13 from the Effective Date.
(e)    All computations of interest for ABR Loans (including ABR Loans determined by reference to the Term SOFR Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.16, bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
SECTION 2.12    Benchmark Replacement. If at least two Business Days prior to the commencement of any Interest Period for a SOFR Borrowing:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate for such Interest Period with respect to a Borrowing; or
(ii)    the Administrative Agent is advised by the Required Lenders that the Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period (in each case with respect to the Loans impacted by this clause (b) or clause (a) above, “Impacted Loans”), then, in the case of clause (a) or (b) above, the Administrative Agent shall give notice thereof (and, if requested by the Borrower, reasonably acceptable evidence of such determination) to the Borrower and the Lenders by telephone, facsimile or other electronic communication as promptly as practicable thereafter.

Upon receipt of such notice and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a SOFR Borrowing shall be ineffective and (ii) all Borrowings denominated in Dollars shall be made as an ABR Borrowing and the utilization of the Term SOFR Rate component in determining the Alternate Base Rate shall be suspended.
(b)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is based upon Daily Simple SOFR, all interest payments will be payable on a quarterly basis.
(c)    Notwithstanding anything to the contrary herein or in any other Loan Document, in connection with the use, administration, adoption or implementation of Term SOFR, the Administrative Agent (at the Direction of the Required Lenders) will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use or administration of Term SOFR.
(d)    The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.12(d) and (v) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.12, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12.
(e)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a SOFR Borrowing into a request for a Borrowing of or conversion to an ABR Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any SOFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Term SOFR Rate, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.12, any SOFR Loan shall on the last day of the Interest Period applicable to such Loan be converted by the Administrative Agent to, and shall constitute, an ABR Loan on such day.
SECTION 2.13    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Term SOFR Rate); or
(ii)    impose on any Lender or the applicable interbank market any other condition, cost or expense (other than with respect to Taxes) affecting this Agreement or SOFR Loans; or
(iii)    subject any Lender to any Taxes on its Loans, letters of credit, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any SOFR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such increased costs actually incurred or reduction actually suffered, provided that to the extent any such costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives enacted or promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Basel III after the Effective Date, then such Lender shall be compensated pursuant to this Section 2.13(a) only to the extent such Lender is imposing such charges on similarly situated borrowers under the other syndicated credit facilities under which such Lender is a lender. Notwithstanding the foregoing, this paragraph will not apply to (A) Indemnified Taxes or Other Taxes or (B) Excluded Taxes.
(b)    If any Lender determines that any Change in Law regarding capital or liquidity requirements has the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity requirements), then, from time to time upon request of such Lender, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s for any such reduction actually suffered.

(c)    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s holding company in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.14    [Reserved].
SECTION 2.15    Taxes.
(a)    Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Requirements of Law. If the applicable Withholding Agent shall be required by applicable Requirements of Law to withhold or deduct any Taxes from such payments, then (i) the applicable Withholding Agent shall make such withholdings or deductions, (ii) the applicable Withholding Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law and (iii) if the Tax in question is an Indemnified Tax or Other Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions of Indemnified Taxes or Other Taxes have been made (including deductions applicable to additional amounts payable under this Section 2.15) the Administrative Agent and any applicable Lender receives an amount equal to the sum it would have received had no such withholdings or deductions of Indemnified Taxes or Other Taxes been made.
(b)    Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law, or at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.
(c)    Without duplication of amounts paid by the Borrower pursuant to Sections 2.15(a) or (b), the Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) payable or paid by, or required to be withheld from a payment to, the Administrative Agent or such Lender, as the case may be, and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Any Lender seeking indemnity pursuant to this Section 2.15(c) shall promptly notify the Borrower of the imposition of the relevant Indemnified Taxes or Other Taxes. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.15, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    (1) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative

Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.15(e)(ii)(1), (ii)(2) and (ii)(4) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)    Without limiting the foregoing:
(1)    any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(2)    each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which it becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:
(A)    in the case of such a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,
(B)    executed copies of IRS Form W-8ECI,
(C)    in the case of such a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit P-1 to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, or
(D)    to the extent such Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W- 8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit P-2 or Exhibit P-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit P-4 on behalf of each such direct and indirect partner;

(3)    each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(4)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(ii)    The Administrative Agent shall deliver to the Borrower, on or prior to the date on which it becomes a party to this Agreement, either: (i) two duly completed copies of IRS Form W-9, or (ii) two duly completed copies of IRS Form W-8IMY, with the effect that the Borrower may make payments to the Administrative Agent, to the extent such payments are received by the Administrative Agent as an intermediary, without deduction or withholding of any Taxes imposed by the United States. The Administrative Agent, each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative

Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g).
(h)    The agreements in this Section 2.15 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. For the avoidance of doubt, for purposes of this Section 2.15, the term “Requirements of Law” includes FATCA.
SECTION 2.16    Payments Generally; Pro Rata Treatment; Sharing of Setoffs.
(a)    The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees, or of amounts payable under Section 2.13 or 2.15, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m. (New York City time)), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent (at the Direction of the Required Lenders), be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment (other than payments on the SOFR Loans) under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment on a SOFR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension. Except as otherwise expressly provided herein, all such payments shall be made in Dollars to such account as may be specified by the Administrative Agent.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due under any Facility, such funds shall be applied, (1) first, towards payment of interest and fees then due under such Facility, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (2) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans of a given Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class and accrued interest thereon than the proportion received by any other Lender with outstanding Loans of the same Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of such Class to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from existence of a Defaulting Lender), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant or (C) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans of that Class or any increase in the Applicable Rate in respect of Loans. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(a), 2.04(b), 2.16(d) or 9.03(c), then the Administrative Agent may, in its discretion and in the order determined by the Administrative Agent (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and to be applied to, any future funding obligations of such Lender under any such Section.
SECTION 2.17    Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority or other recipient for the account of any Lender pursuant to Section 2.15 or any event that gives rise to the operation of Section 2.21, then following request by the Borrower such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or Section 2.15 or mitigate the applicability of Section 2.21, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not be inconsistent with the internal policies of, or otherwise be disadvantageous in any material economic, legal or regulatory respect to, such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If (i) any Lender requests compensation under Section 2.13 or gives notice under Section 2.21, (ii) the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority or other recipient for the account of any Lender pursuant to Section 2.15, or (iii) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation), provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.13, payment required to be made pursuant to Section 2.15 or a notice given under Section 2.21, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.
SECTION 2.18    [Reserved].
SECTION 2.19    [Reserved].
SECTION 2.20    Defaulting Lenders.
(a)    General. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.
(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, [reserved]; third, [reserved]; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan under the relevant Facility in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account subject to an Account Control Agreement and released in order to satisfy obligations of that Defaulting Lender to fund Loans under the relevant Facility; sixth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Loan Party as a result of any judgment of a court of competent jurisdiction obtained by any Loan Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, subject to the last sentence of Section 2.09(e), to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction.
(iii)    Certain Fees. That Defaulting Lender shall not be entitled to receive or accrue any commitment fee pursuant to Section 2.10(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(b)    Defaulting Lender Cure.
(i)    If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the

Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(ii)    [Reserved].
SECTION 2.21    Illegality. If any Lender reasonably determines that any law has made it unlawful, or any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, the Term SOFR Rate (whether denominated in Dollars), or to determine or charge interest rates based upon the Term SOFR Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue SOFR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Term SOFR Rate component of the Alternate Base Rate, the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR Rate component of the Alternate Base Rate until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon three Business Days’ notice from such Lender (with a copy to the Administrative Agent), prepay or (I) if applicable and such Loans are denominated in Dollars, convert all SOFR Loans denominated in Dollars of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans, or (II), and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term SOFR Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Term SOFR Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term SOFR Rate. Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term SOFR Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
SECTION 2.22    [Reserved].
SECTION 2.23    [Reserved].
SECTION 2.24    [Reserved].
SECTION 2.25    [Reserved].
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Each of Holdings and the Borrower represents and warrants to the Lenders as of the Effective Date (after giving effect to the Transactions) that:
SECTION 3.01    Organization; Powers. Each of Holdings, each Intermediate Parent (if any), the Borrower and each Restricted Subsidiary is (a) duly organized or incorporated (as applicable), validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization, (b) has the corporate or other organizational power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party, and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except in the case of clause (a) (other than with respect to any Loan Party), clause (b) (other than with respect to Holdings and the Borrower and any other Loan Party in the case of the execution and delivery of any Loan Document to which it is a party) and clause (c), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.02    Authorization; Enforceability. This Agreement and each other Loan Document has been duly authorized, executed and delivered by each of Holdings, each Intermediate Parent, the Borrower and each other Loan Party party thereto and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, such Intermediate Parent, the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03    Governmental and Third-Party Approvals; No Conflicts. The execution, delivery and performance of the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or third-party, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate (i) the Organizational Documents of Holdings, the Borrower or any other Loan Party, or (ii) any Requirements of Law applicable to Holdings, the Borrower or any other Loan Party or any of its Restricted Subsidiaries, (c) will not violate or result in a default under any indenture or other agreement or instrument binding upon Holdings, the Borrower or any other Loan Party or any of its Subsidiaries or their respective assets, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder and (d) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any other Loan Party or any of its Subsidiaries, except Liens created under the Loan Documents or otherwise permitted under Section 6.02, except (in the case of each of clauses (a), (b)(ii) and (c)) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
SECTION 3.04    Financial Condition; No Material Adverse Effect.
(a)    The Historical Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly indicated therein, including the notes thereto, and (ii) fairly present in all material respects the financial condition of the Borrower and its Restricted Subsidiaries as of the respective dates thereof and the consolidated results of their operations for the respective periods then ended in accordance with GAAP consistently applied during the periods referred to therein, except as otherwise expressly indicated therein, including the notes thereto.
(b)    As of the Effective Date, all material written factual information (other than projections, estimates, other forward-looking information and information of a general economic nature or industry specific nature, the “Information”) that has been made available to any Lenders, the Specified Lender Advisors or the Administrative Agent, directly or indirectly, by, or at the request of, Holdings, the Borrower or any of its Subsidiaries or by any of their respective representatives on behalf of Holdings, the Borrower or any of its Subsidiaries, in connection with the Loans or other transactions contemplated hereby, when taken as a whole, after giving effect to all supplements and updates provided thereto, was correct in all material respects as of the date such Information, supplement or update was furnished to such Persons and did not, taken as a whole as of such date contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto); provided that, with respect to any projections, Holdings and the Borrower represent only that such projections, when taken as a whole, were prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered, it being understood that (i) such projections are merely a prediction as to future events and are not to be viewed as facts or a guarantee of performance, (ii) such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries and (iii) no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material.
(c)    [Reserved].
(d)    Other than as disclosed in writing to the Specified Lender Advisors and/or the Term Lenders prior to the Effective Date, since the last day of the fiscal year ending closest to December 31, 2022, there has been no Material Adverse Effect.
SECTION 3.05    Properties; Insurance.
(a)    Each of Holdings, the Intermediate Parents, the Borrower and each Restricted Subsidiary has good title to, or valid leasehold or subleasehold, as applicable, interests in, all its real and personal property material to its business (including the Mortgaged Properties, if any), (i) free and clear of all Liens except for Liens permitted by Section 6.02 and (ii) except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, which such defects in title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    As of the Effective Date, Schedule 3.05 contains a true and complete list of all Material Real Property owned by the Borrower and its Subsidiaries.
(c)    Each of Holdings, the Intermediate Parents, the Borrower and each Restricted Subsidiary maintains in effect insurance that complies, in all material respects, with the requirements of Section 5.07.
SECTION 3.06    Litigation and Environmental Matters.
(a)    There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Responsible Officer of Holdings or the Borrower, threatened in writing against or affecting Holdings, the Borrower or any Restricted Subsidiary that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(b)    Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Holdings, the Intermediate Parents, the Borrower or any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) has, to the knowledge of a Responsible Officer of Holdings or the Borrower, any basis to reasonably expect that Holdings, the Borrower or any Restricted Subsidiary will become subject to any Environmental Liability.
SECTION 3.07    Compliance with Laws and Agreements. Each of Holdings, the Intermediate Parents, the Borrower and each Restricted Subsidiary is in compliance with (a) its Organizational Documents, (b) all Requirements of Law applicable to it or its property and (c) all indentures and other agreements and instruments binding upon it or its property, except, in the case of clauses (b) and (c) of this Section, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.08    Investment Company Status. None of Holdings, the Intermediate Parents, the Borrower or any other Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended from time to time.

SECTION 3.09    Taxes. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Holdings, the Intermediate Parents, the Borrower and each Restricted Subsidiary (a) have timely filed or caused to be filed all Tax returns required to have been filed and (b) have paid or caused to be paid all Taxes required to have been paid (whether or not shown on a Tax return) including in their capacity as tax withholding agents, except any Taxes (i) that are not overdue by more than 30 days or (ii) that are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Holdings, the Borrower or such Restricted Subsidiary, provided that Holdings, such Intermediate Parent, the Borrower or such Restricted Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP.
SECTION 3.10    ERISA.
(a)    Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.
(b)    Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur, (ii) no Plan has failed to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
(c)    With respect to any Foreign Pension Plan, as of the date hereof, except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (i) each such plan is in compliance with all requirements of law applicable and the respective requirements of the governing documents for such plan, (ii) none of any Loan Party or any of their Subsidiaries, Foreign Subsidiaries or any of their respective directors, officers, employees or agents has engaged in a transaction which would subject any Loan Party or any of its Subsidiaries or Foreign Subsidiaries, directly or indirectly, to a material tax or civil penalty, (iii) reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained, and (iv) the present aggregate value of accumulated benefit obligations of all Foreign Pension Plans did not, as of the most recent statements available, exceed the aggregate value of the assets for all such Foreign Pension Plans.
SECTION 3.11    Disclosure. As of the Effective Date, no report, financial statements, certificates or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, provided that, with respect to projected financial information, Holdings and the Borrower represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date, it being understood that any such projected financial information relates to future events and are not to be viewed as facts, is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, no assurance can be given that any particular projected financial information will be realized and that actual results during the period or periods covered thereby may different significantly form the corresponding projected financial information and such differences could be material.

SECTION 3.12    Subsidiaries. As of the Effective Date, Schedule 3.12 sets forth the name of each Subsidiary and the registered ownership interest of Holdings, each Intermediate Parent, the Borrower or another Subsidiary in each Subsidiary.
SECTION 3.13    Intellectual Property; Licenses, Etc. Each of Holdings, the Intermediate Parents, the Borrower and each Restricted Subsidiary owns, licenses or possesses the right to use all of the Intellectual Property that is reasonably necessary for the operation of its business as currently conducted, and, without conflict with the rights of any Person, except to the extent the failure to have any such rights or such conflicts, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Holdings, the Borrower or any Restricted Subsidiary do not and will not, in the operation of their businesses as currently conducted, infringe upon, misuse, dilute, misappropriate or otherwise violate any Intellectual Property rights held by any Person except for such infringements, misuses, dilutions, misappropriations or violations that, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property owned by Holdings, the Intermediate Parents, the Borrower or any of the Restricted Subsidiaries is pending or, to the knowledge of any Responsible Officer of Holdings or the Borrower, threatened in writing against Holdings, the Intermediate Parents, the Borrower or any Restricted Subsidiary, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
SECTION 3.14    [Reserved].
SECTION 3.15    Senior Indebtedness. The Loan Document Obligations constitute “Senior Indebtedness” (or any comparable term) under and as defined in the documentation governing any Subordinated Indebtedness.
SECTION 3.16    Federal Reserve Regulations. None of Holdings, the Intermediate Parents, the Borrower or any Restricted Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose that entails a violation (including on the part of any Lender) of the provisions of Regulations U or X of the Board of Governors.
SECTION 3.17    Use of Proceeds. The Borrower will use the proceeds of the Loans made on the Effective Date to finance working capital and other general corporate purposes in accordance with the Approved Budget (subject to Permitted Variances).
SECTION 3.18    PATRIOT Act, OFAC and FCPA.
(a)    The Borrower will not, directly or indirectly, use the proceeds of the transaction, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of funding (i) any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) any other transaction that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.
(b)    The Borrower and the Restricted Subsidiaries will not use the proceeds of the Loans directly, or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) or any other applicable anti-corruption laws.
(c)    None of Holdings, the Intermediate Parents, the Borrower or the Restricted Subsidiaries has, in the past three years, committed a violation of applicable Sanctions, Title III of the USA Patriot Act or the FCPA or any other applicable anti-corruption laws.

(d)    None of Holdings, the Intermediate Parents, the Borrower or any of the Subsidiaries, or, to the knowledge of the Borrower, any director, officer, employee or agent of Holdings, the Intermediate Parents, the Borrower or any Restricted Subsidiary is an individual or entity currently on the list of Specifically Designated Nationals and Blocked Persons administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or any other Sanctions list, nor is Holdings, the Borrower or any Restricted Subsidiary located, organized or resident in a country or territory that is the subject of comprehensive Sanctions.
SECTION 3.19    Security Documents. Except as otherwise expressly provided hereby or under any other Loan Documents, the provisions of the Security Documents, together with such filings and other actions required to be taken hereby or by the applicable Security Documents (including the delivery to Collateral Agent of any Pledged Collateral (as defined in the Collateral Agreement) required to be delivered pursuant to the applicable Security Documents), are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable perfected first priority Lien (subject to Liens permitted by Section 6.02) on all right, title and interest of Holdings, the Intermediate Parents, the Borrower and the applicable Subsidiary Loan Parties, respectively, in the Collateral described therein.
ARTICLE IV
CONDITIONS
SECTION 4.01    Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions shall be satisfied in the Required Lenders sole discretion (or waived in accordance with Section 9.02):
(a)    The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement.
(b)    The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Kirkland & Ellis LLP, New York counsel for the Loan Parties, Polsinelli PC, Missouri counsel, and Gibson, Dunn & Crutcher UK LLP, English counsel to the Lenders. The Borrower hereby requests such counsel to deliver such opinions.
(c)    The Administrative Agent shall have received a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit G-1 with appropriate insertions, executed by any Responsible Officer of such Loan Party, and including or attaching the documents referred to in paragraph (d) of this Section.
(d)    (Other than in respect of any UK Subsidiary that is a Loan Party) the Administrative Agent shall have received a copy of (i) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (iii) resolutions of the Board of Directors and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the Effective Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment, and (iv) a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation.
(e)    The Agents shall have received all fees and other amounts previously agreed in writing by Holdings to be due and payable on or prior to the Effective Date, including the fees of the Specified Lender Advisors, to the extent invoiced prior to the Effective Date (except as otherwise reasonably agreed by Borrower), reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel including the fees of Gibson, Dunn & Crutcher LLP, ArentFox Schiff LLP, Bryan Cave Leighton Paisner LLP, Gowling WLG International Limited, Nassiry Law) required to be reimbursed or paid by any Loan Party under any Loan Document.

(f)    Subject to Schedule 5.14, the Collateral and Guarantee Requirement shall have been satisfied.
(g)    The Administrative Agent and the Specified Lender Advisors on behalf of the Lenders shall have received the Historical Financial Statements.
(h)    The Administrative Agent shall have received a Borrowing Request to be made on the Effective Date meeting the requirements of Section 2.03.
(i)    The Administrative Agent and the Specified Lender Advisors on behalf of the Lenders shall have received, prior to the Effective Date, all documentation and other information about the Loan Parties that shall have been reasonably requested in writing at least one day prior to the Effective Date and that the Administrative Agents or the Specified Lender Advisors on behalf of the Lenders have reasonably determined is required by United States regulatory authorities under applicable “know your customer” and anti- money laundering rules and regulations, including without limitation Title III of the USA Patriot Act.
(j)    The Borrower shall have delivered to the Administrative Agent a certificate dated as of the Effective Date, to the effect set forth in Section 4.01(k).
(k)    The representations and warranties contained in Article III shall be true and correct in all material respects on and as of the Effective Date; provided that (A) in the case of any representation and warranty which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be and (B) if any representation and warranty is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, (1) the definition thereof shall be the definition of “Material Adverse Effect” for purposes of the making or deemed making of such representation and warranty on, or as of, the Effective Date (or any date prior thereto) and (2) such representation and warranty shall be true and correct in all respects.
(l)    The Administrative Agent and Specified Lender Advisors on behalf of the Lenders shall have received the following documents in form and substance satisfactory to the Required Lenders, duly executed and dated the Effective Date:
(i)    the RSA;
(ii)    the Escrow Agreement;
(iii)    the Approved Budget;
(iv)    the Perfection Certificate;
(v)    the Effective Date Intercreditor Agreement;
(vi)    the Amendment to Existing Credit Agreement;
(vii)    the KPI Report with respect to March 2023;
(viii)    evidence of the completed transfer of the Specified Real Estate Assets back to Cyxtera Communications, LLC, a Missouri limited liability company; and
(ix)     mortgage in form and substance satisfactory to the Required Lenders with respect to the Specified Real Estate Assets.
SECTION 4.02    Conditions to Withdrawal of Escrow Term Loans from Loan Proceeds Account. The obligations of the Lenders to permit any Withdrawal after the Effective Date (each, a “Credit Event”) are subject to the satisfaction or waiver of the following conditions precedent:

(a)    With respect to each Withdrawal after the Effective Date, the Administrative Agent shall have received a written Withdrawal Notice by no later than 3:00 p.m. New York City time on the Monday of the week for a proposed funding of such Withdrawal on the Thursday of such week, which Withdrawal Notice shall include an attachment, signed by a Responsible Officer of the Borrower, certifying that the Borrower has borrowed under its Amended Existing Credit Agreement to the maximum extent of availability thereunder;
(b)    At the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing (including with respect to compliance with the Approved Budget (subject to Permitted Variances) and the Milestones) and shall be in compliance with the Minimum Liquidity Covenant;
(c)    Without giving effect to the Credit Event and the use of proceeds thereof, the Borrower was in compliance with Section 5.21 as of the most recently ended testing period for which reports were delivered under Section 5.21;
(d)    The RSA shall not have been terminated and shall be in full force and effect and no default by any of the Loan Parties shall have occurred and be continuing (with all applicable grace periods having expired) under the RSA, except as otherwise waived in accordance with the terms thereof;
(e)    The minimum amount of such Withdrawal shall not be less than the Borrowing Minimum and shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple;
(f)    All representations the representations of the Loan Parties set forth in this Agreement shall, in each case, be true and correct in all material respects as of the Effective Date or the date of such Credit Event, as applicable (or true and correct in all material respects as of a specified date, if earlier) (except to the extent such representations and warranties are qualified by “materiality” or “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects;
(g)    No motion, pleading or application seeking relief affecting the provision of the financing contemplated hereunder in a manner that is adverse to the Lenders, in their capacities as such, shall have been filed in the Bankruptcy Court by any Loan Party without the prior written consent of the Administrative Agent (at the Direction of the Required Lenders) or Escrow Agent (at the Direction of the Required Lenders);
(h)    After due inquiry, each Loan Party is unaware of any fraudulent activities in connection with its business;
(i)    The Borrower shall be in compliance in all respects with the Milestones;
(j)    The Administrative Agent and the Required Lenders shall have received the applicable Approved Budget; and

(k)    The Agents shall have received all fees and other amounts previously agreed in writing by Holdings to be due and payable on such date, including the fees of the Specified Lender Advisors, to the extent invoiced prior to such Credit Event, as applicable (except as otherwise reasonably agreed by Borrower), reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party under any Loan Document.
On any date on which the Loans shall have been accelerated, any amounts remaining in the Loan Proceeds Account, as the case may be, may be applied by the Administrative Agent (at the Direction of the Required Lenders) to reduce the Loans then outstanding, in accordance with Section 2.16. None of the Loan Parties shall have (and each Loan Party hereby affirmatively waives) any right to withdraw, claim or assert any property interest in any funds on deposit in the Loan Proceeds Account upon the occurrence and during the continuance of any Default or Event of Default. It is understood and agreed that the Administrative Agent may not deliver a “Termination Notice” (as defined and under the Escrow Agreement) unless and until an Event of Default has occurred and is continuing.

By delivery of any Withdrawal Notice (and acceptance of proceeds of any Credit Event), the Borrower shall be deemed to have further represented and warranted to the Lenders that the calculations of the Withdrawal Condition are reasonable and accurate based on the facts and circumstances in existence at the time of its preparation, calculation and delivery.
Notwithstanding the foregoing, if the Required Lenders determine that the Borrower has failed to satisfy any of the conditions precedent set forth in Section 4.02 (with respect to any Withdrawal) of this Agreement for a Withdrawal Notice and so advise the Administrative Agent in writing, the Administrative Agent shall decline to fund such Withdrawal Notice.
The acceptance by the Borrower of the Loans or proceeds of a Credit Event shall conclusively be deemed to constitute a representation by the Borrower that each of the conditions precedent set forth in this Section 4.02 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by the applicable relevant Person; provided, however, that the making of any such Credit Event (regardless of whether the lack of satisfaction was known or unknown at the time), shall not be deemed a modification or waiver by the Administrative Agent, any Lender or other Secured Party of the provisions of this Article IV on any future occasion or operate as a waiver of (i) the right of Administrative Agent and Lenders to insist upon satisfaction of all conditions precedent with respect to any subsequent Credit Event, (ii) any Default or Event of Default due to such failure of conditions or otherwise or (iii) any rights of the Administrative Agent or any party as a result of any such failure of the Loan Parties to comply.
ARTICLE V
AFFIRMATIVE COVENANTS
Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under any Loan Document shall have been paid in full, each of Holdings and the Borrower covenants and agrees with the Lenders that:
SECTION 5.01    Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent, on behalf of each Lender:
(a)    commencing with the fiscal year ending December 31, 2023, on or before the date on which such financial statements are required or permitted to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 120 days after the end of such fiscal year, audited consolidated balance sheet and audited consolidated statements of operations, comprehensive income (loss), stockholders’ equity (or, to the extent such fiscal year ends prior to the Effective Date, parent net investment) and cash flows of the Borrower as of the end of and for such fiscal year, and related notes thereto, setting forth in each case, in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP, PricewaterhouseCoopers LLP or any other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than any exception or explanatory paragraph, but not a qualification, that is expressly solely with respect to, or expressly resulting solely from, (A) an upcoming maturity date of any Indebtedness under this Agreement or Material Indebtedness occurring within one year from the time such opinion is delivered or (B) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period)) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of the end of and for such year on a consolidated basis in accordance with GAAP consistently applied;
(b)    commencing with the financial statements for the fiscal quarter ending March 31, 2023 on or before the date on which such financial statements are required or permitted to be filed with the SEC with respect to each of the first three fiscal quarters of each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 60 days after the end of each such fiscal quarter, unaudited consolidated balance sheet and unaudited consolidated statements of operations, comprehensive income (loss) and cash flows of the Borrower as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case, in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year (in each case, other than comparisons to financial statements in prior periods that were not required to be delivered hereunder), all certified by a Financial Officer as presenting fairly in all material respects the financial position and results of operations and cash flows of the Borrower and the Subsidiaries as of the end of and for such fiscal quarter and such portion of the fiscal year on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and which may exclude the effects of purchase accounting with respect to the Transactions or any Permitted Investment or similar Investment permitted under this Agreement;”
(c)    within 30 days after the end of each month, commencing with the month ending April 30, 2023, the consolidated balance sheet of the Borrower as at the end of such month and the related consolidated statements of income of the Borrower for such month; and
(d)    not later than five days after any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations in the case of financial statements delivered under paragraph (a) above, beginning with the financial statements for the fiscal year of the Borrower ending December 31, 2023, of Excess Cash Flow for such fiscal year and (iii) in the case of financial statements delivered under paragraph (a) above, setting forth a reasonably detailed calculation of the Net Proceeds received during the applicable period by or on behalf of the Borrower or any Subsidiary in respect of any event described in clause (a) of the definition of the term “Prepayment Event” and the portion of such Net Proceeds that has been used to prepay the Loans in accordance with Section 2.09(b);
(e)    commencing with the fiscal year ending December 31, 2024, not later than 120 days after the commencement of each fiscal year of the Borrower, a detailed consolidated budget for the Borrower and its Subsidiaries for such fiscal year (including a projected consolidated balance sheet and consolidated statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the material assumptions used for purposes of preparing such budget) in the form customarily provided by management of the Borrower (or otherwise provided to the Investors);
(f)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) filed by Holdings, the Borrower or any Subsidiary (or, if the Borrower is a subsidiary of the IPO Entity, the IPO Entity) with the SEC or with any national securities exchange; and
(g)    reasonably promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing.
(h)    within 30 days after the end of each month, a report relating to such month (a “KPI Report”) containing the key performance indicators set forth in the form of such report agreed with the Specified Lender Advisors prior to the Effective Date and delivered with respect to March 2023 pursuant to Section 4.01(l).
Notwithstanding the foregoing, the obligations in paragraphs (a), (b), (c) and (i) of this Section 5.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the Form 10-K or 10-Q (or the equivalent), as applicable, of the Borrower (or a parent company thereof) filed with the SEC or with a similar regulatory authority in a foreign jurisdiction or (B) the applicable financial statements of Holdings (or any Intermediate Parent or any direct or indirect parent of Holdings); provided that to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and its Subsidiaries on a stand-alone basis, on the other hand, and to the extent such information is in lieu of information required to be provided under paragraph (a) of this Section 5.01, such materials are accompanied by a report and opinion of KPMG LLP, PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than any exception or explanatory paragraph, but not a qualification, that is expressly solely with respect to, or expressly resulting solely from, (A) an upcoming maturity date of any Indebtedness under this Agreement or Material Indebtedness occurring within one year from the time such opinion is delivered or (B) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period)) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of the end of and for such year on a consolidated basis in accordance with GAAP consistently applied.
Documents required to be delivered pursuant to paragraphs (a), (b), (c), (f) or (i) (to the extent any such documents are included in materials otherwise filed with the SEC) of this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earlier of the date (A) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet or (B) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver such documents to the Administrative Agent upon its reasonable request until a written notice to cease delivering such documents is given by the Administrative Agent and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and upon its reasonable request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.
The Borrower hereby agrees that it will, upon the Administrative Agent’s reasonable request, identify that portion of the Company Materials that may be distributed to the Public Lenders and that (i) all such Company Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Company Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Holdings, the Borrower or their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 9.12); (iii) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (iv) the Administrative Agent shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
SECTION 5.02    Notices of Material Events. Promptly after any Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof, Holdings or the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:

(a)    the occurrence of any Default;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of Holdings or the Borrower, affecting the Borrower or any of its Subsidiaries or the receipt of a written notice of an Environmental Liability or the occurrence of an ERISA Event or a Foreign Plan Event, in each case either, individually or when combined with other such events, could reasonably be expected to result in a Material Adverse Effect; and
(c)    the occurrence of any event that, individually or when combined with other such events, has resulted in or could reasonably be expected to result in a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03    Information Regarding Collateral.
(a)    Holdings or the Borrower will furnish to the Administrative Agent promptly prior written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), or (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization.
(b)    Not later than five days after delivery of financial statements pursuant to Section 5.01(a) (or such later date as agreed by the Administrative Agent (acting at the Direction of the Required Lenders)), Holdings or the Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of Holdings or the Borrower (i) setting forth the information required pursuant to Schedules I through IV of the Collateral Agreement or confirming that there has been no change in such information since the Effective Date or the date of the most recent certificate delivered pursuant to this Section, (ii) identifying any wholly-owned Subsidiary that has become, or ceased to be, a Material Subsidiary during the most recently ended fiscal year and (iii) certifying that all notices required to be given prior to the date of such certificate by Section 5.03 or 5.11 have been given.
SECTION 5.04    Existence; Conduct of Business. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, the patents, copyrights, trademarks, trade names and other Intellectual Property material to the conduct of its business, in each case (other than the preservation of the existence of Holdings and the Borrower) to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any Disposition permitted by Section 6.05.
SECTION 5.05    Payment of Taxes, etc. Holdings and the Borrower will, and will cause each Restricted Subsidiary to, pay its obligations in respect of Taxes before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings or (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
SECTION 5.06    Maintenance of Properties. The Borrower will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 5.07    Insurance.
(a)    The Borrower will, and will cause each Restricted Subsidiary to, maintain, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of the management of the Borrower) are reasonable and prudent in light of the size and nature of its business; and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. Each such policy of insurance maintained by a Loan Party shall (i) name the Administrative Agent, on behalf of the Lenders, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable/mortgagee clause or endorsement that names Administrative Agent, on behalf of the Lenders, as the loss payee/mortgagee thereunder.
(b)    If any portion of the improvements on any Mortgaged Property subject to FEMA rules and regulations is at any time located in an area identified by FEMA (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto, the “Flood Insurance Laws”), then the Borrower shall, or shall cause the relevant Loan Party to, (i) maintain or cause to be maintained, flood insurance sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance, which evidence complies with applicable Flood Insurance Laws and rules and regulations promulgated pursuant thereto.
SECTION 5.08    Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each Restricted Subsidiary to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP (or applicable local standards) consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings, the Intermediate Parents, the Borrower or the Restricted Subsidiaries, as the case may be. The Borrower will, and will cause the Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section 5.08 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default, which visitation and inspection shall be at the reasonable expense of the Borrower; provided further, that (a) when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (b) the Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.
SECTION 5.09    Compliance with Laws. The Borrower will, and will cause each Restricted Subsidiary to, comply with its Organizational Documents and all Requirements of Law with respect to it or its property (including, including without limitation, ERISA, applicable Environmental Laws and any foreign law, rules, regulations and orders of any Governmental Authority that relates to or governs Foreign Pension Plans as well as the Patriot Act, the FCPA all other applicable anti-corruption laws and applicable Sanctions), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.10    Use of Proceeds. The Borrower will use the proceeds of the Loans, together with cash on hand of the Borrower and its Subsidiaries (i) to directly or indirectly finance a portion of the Transactions and (ii) for working capital and other general corporate purposes, including the financing of transactions that are not prohibited by the terms of this Agreement (including Investments).
SECTION 5.11    Additional Subsidiaries. If any additional Restricted Subsidiary or Intermediate Parent is formed or acquired after the Effective Date, Holdings or the Borrower will, on the same Business Day of such newly formed or acquired Restricted Subsidiary or Intermediate Parent is formed or acquired (unless such Subsidiary is an Excluded Subsidiary), notify the Administrative Agent thereof, and all actions (if any) required to be taken with respect to such newly formed or acquired Subsidiary or Intermediate Parent in order to satisfy the Collateral and Guarantee Requirement shall have been taken with respect to such Subsidiary or Intermediate Parent and with respect to any Equity Interest in or Indebtedness of such Subsidiary or Intermediate Parent owned by or on behalf of any Loan Party within 10 days thereof (or such longer period as the Administrative Agent shall reasonably agree).
SECTION 5.12    Further Assurances.
(a)    Each of Holdings and the Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law and that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.
(b)    If, after the Effective Date, any Material Real Property is acquired by the Borrower or any other Loan Party or are held by any Subsidiary on or after the time it becomes a Loan Party pursuant to Section 5.11 (other than assets constituting Collateral under a Security Document that become subject to the Lien created by such Security Document upon acquisition thereof or constituting Excluded Assets), the Borrower will forthwith notify the Administrative Agent thereof, and, if requested by the Administrative Agent, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take and cause the other Loan Parties to take, such actions as shall be necessary and reasonably requested by the Administrative Agent and consistent with the Collateral and Guarantee Requirement to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties and subject to last paragraph of the definition of the term “Collateral and Guarantee Requirement.”
SECTION 5.13    Ratings. Each of Holdings and the Borrower will use commercially reasonable efforts to cause (a) the Borrower to continuously have a public corporate credit rating from each of S&P and Moody’s within fifteen (15) days of the Effective Date (but not to maintain a specific rating) and (b) the credit facilities made available under this Agreement to be continuously rated by each of S&P and Moody’s (but not to maintain a specific rating) within fifteen (15) days of the Effective Date.
SECTION 5.14    Certain Post-Closing Obligations. Each of Holdings, the Borrower and each other Loan Party agrees that it will deliver, or will cause to be delivered, to the Administrative Agent the items described on Schedule 5.14 and complete, or cause to be completed, the actions described on Schedule 5.14, in each case, by the times specified on such Schedule 5.14 with respect thereto, or such later time as the Administrative Agent may agree (acting at the Direction of the Required Lenders). All conditions precedent, covenants and representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described on Schedule 5.14 within the time periods required by this Section 5.14), rather than as elsewhere provided in the Loan Documents).
SECTION 5.15    [Reserved].
SECTION 5.16    Change in Business. Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Effective Date and other business activities which are extensions thereof or otherwise incidental, reasonably related or ancillary to any of the foregoing.
SECTION 5.17    Changes in Fiscal Periods. The Borrower shall not make any change in its fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.
SECTION 5.18    Weekly Lender Calls. On Thursday of each week (commencing with May 11, 2023) (at 11:00 a.m. New York City time) (or such other day of any week or time agreed to as among the Required Lenders and the Borrower), management of the Borrower shall hold a weekly telephonic meeting with the Lenders, the Administrative Agent and its counsel and the Specified Lender Advisors to update the Lenders on financing results, operations, various business and legal matters, including status updates on key existing clients and key targets and vendors.
SECTION 5.19    Control Agreements.
(a)    No later than May 12, 2023 at 11:59 p.m. New York City time (as such deadline may be extended by the Administrative Agent (acting at the Direction of the Required Lenders)), the Borrower shall cause each Loan Party to enter into an Account Control Agreement, as applicable, and cause each of the Liens on deposit accounts and securities accounts owned by Loan Parties (other than Excluded Accounts) to be perfected by “control” as defined in the UCC.
(b)    Upon the establishment of any deposit account or securities account (other than an Excluded Account), the Borrower and the Loan Parties shall concurrently enter into an Account Control Agreement and cause each of the Liens on such deposit accounts and securities accounts to be perfected by “control” as defined in the UCC.
(c)    The Borrower shall manage all cash and Permitted Investments that are not in US bank accounts in accordance with the Approved Budget and consistent with past practices.
SECTION 5.20    Milestones. The Borrower shall, or shall cause, the actions and events set forth on Annex I to occur by the times and dates set forth therein, as any such time and date may be extended at the Direction of the Required Lenders; provided that where used in Annex I, any “delivery” required by this Section 5.20(a) shall require delivery to the Specified Lender Advisors (and all such deliveries are to be in form and substance satisfactory to the Required Lenders in their sole discretion), as well as to any other Person specified in Annex I attached hereto (each, a “Milestone” and collectively, the “Milestones”).
SECTION 5.21    Approved Budget.
(a)    The use of Loans by the Loan Parties under this Agreement and the other Loan Documents shall be limited in accordance with the Approved Budget (subject to Permitted Variances). The Approved Budget shall set forth, on a weekly basis, for the 13-week period covered thereby, the Budgeted Cash Receipts, Budgeted Disbursement Amounts, Budgeted Liquidity and Budgeted Borrower Professional Fees for the 13-week period commencing with the week that includes the Effective Date and shall be approved by, and be in form and substance reasonably satisfactory to, the Lenders party hereto (it being acknowledged and agreed that the form of Approved Budget set forth as Exhibit S hereto is approved by and reasonably satisfactory to such Lenders and is and shall be the Approved Budget unless and until replaced in accordance with terms of this Section 5.21; provided, that the Borrower shall provide an updated budget in form and substance acceptable to the Required Lenders two Business Days prior to any Withdrawal from the Loan Proceeds Account, and such updated budget shall be the Approved Budget unless and until replaced in accordance with the terms of this Section 5.21. The Approved Budget shall include a 13-week cash flow forecast, which shall (i) include line-item reporting, the nature and scope of which shall be satisfactory to the Required Lenders, (ii) otherwise be in form and substance satisfactory to, and subject to the approval of, the Required Lenders (or, with respect to the initial Approved Budget, all Lenders as of the Effective Date) (it being acknowledged and agreed that the form of the 13-week cash flow forecast provided by the Borrower to the Lenders prior to the Effective Date shall be deemed satisfactory), and (iii) update the 13-week cash flow forecast from the prior Approved Budget to add additional weeks to the forecast in order to present a 13-week forecast period.
(b)    The Approved Budget shall be updated, modified or supplemented by the Borrower from time to time, including (i) on May 13, 2023, (ii) on May 25, 2023 and (iii) at the end of each four (4) consecutive week period commencing on May 25, 2023, and in the event that such updated, modified or supplemented budget is not in form and substance reasonably satisfactory to the Required Lenders in their sole discretion, and no such updated, modified or supplemented budget shall be effective if Required Lenders object in writing (which objection may be communicated by means of a Direction of the Required Lenders) within five days (or, in connection with a Withdrawal, two days) of receipt and if no written objection is received within five days (or, in connection with a Withdrawal, two days) of receipt, the updated, modified or supplemented budget shall be deemed an Approved Budget; provided, however, that in the event the Required Lenders, on the one hand, and the Borrower, on the other hand, cannot agree as to an updated, modified or supplemented budget, such disagreement shall constitute an immediate Event of Default once the period covered by the prior Approved Budget has terminated (and at all times thereafter the then current Approved Budget shall remain in effect unless and until a new Approved Budget is not objected to by the Required Lenders (which objection may be communicated by means of a Direction of the Required Lenders)). Each Approved Budget delivered to the Administrative Agent and the Specified Lender Advisors shall be accompanied by such supporting documentation as reasonably requested by the Required Lenders. Each Approved Budget shall be prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time of preparation thereof.
(c)    Commencing with the First Testing Period and for each Variance Testing Period thereafter, the Borrower shall not permit: (x) the Actual Cash Receipts to be less than Budgeted Cash Receipts (each calculated on a cumulative basis as opposed to on a line by line basis), in each case, for such Variance Testing Period, by more than 17.5% for such Variance Testing Period; and (y) Actual Disbursement Amounts (excluding Actual Borrower Professional Fees) to exceed the Budgeted Disbursement Amounts (excluding Budgeted Borrower Professional Fees) (each calculated on a cumulative basis as opposed to on a line by line basis), in each case, for such Variance Testing Period, by more than 15% for such Variance Testing Period (the “Permitted Variances”).
(d)    The Borrower shall deliver to the Administrative Agent and the Lenders on or before 5:00 p.m. New York City time on the Thursday of each week commencing on May 11, 2023, a certificate which shall include such detail as is reasonably satisfactory to the Required Lenders, signed by a Responsible Officer of the Borrower (1) certifying that (i) the Loan Parties are in compliance with the covenants contained in Section 5.21(a) and (ii) no Default or Event of Default has occurred or, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (2) attaching an Approved Budget Variance Report, which shall be prepared by the Borrower as of the last day of the respective Variance Testing Period then most recently ended.
(e)    The Lenders (i) may assume that the Loan Parties will comply with the Approved Budget (subject to Permitted Variances), (ii) shall have no duty to monitor such compliance and (iii) shall not be obligated to pay (directly or indirectly from the Collateral) any unpaid expenses incurred or authorized to be incurred pursuant to any Approved Budget. The line items in the Approved Budget for payment of interest, expenses and other amounts to the Administrative Agent and the Lenders are estimates only, and the Loan Parties remain obligated to pay any and all Obligations in accordance with the terms of the Loan Documents regardless of whether such amounts exceed such estimates. Nothing in any Approved Budget shall constitute an amendment or other modification of any Loan Document or other lending limits set forth therein.
SECTION 5.22    Specified Lender Advisors; Professional Services Firm. The Lenders shall be entitled to retain or continue to retain (either directly or through counsel) any Specified Lender Advisor as the Required Lenders may deem necessary to provide advice, analysis and reporting for the benefit of the Lenders. The Loan Parties shall pay all reasonable fees, charges and disbursements of each Specified Lender Advisor and all such fees and expenses shall constitute Obligations and be secured by the Collateral. The Loan Parties (whether directly or, as appropriate, through their relevant advisors) shall use commercially reasonable efforts to cooperate with the Specified Lender Advisors in connection with the services the Specified Lender Advisors provide to the Lenders, including to promptly furnish to the Specified Lender Advisors the ordinary course monthly financial materials provided to the Board of Directors of Holdings or the Borrower (excluding, for the avoidance of doubt, any such materials that would adversely affect any legal privilege or that relate to the Lenders, the Loan Documents or other material debt financing arrangements; provided that the Borrower will use reasonable efforts to deliver such information in a manner that would not adversely affect such legal privilege) (it being understood that none of the foregoing shall be construed to override any existing confidentiality and/or other obligations owed by the Loan Parties to such of its advisors or any other Person, including with respect to the sharing of any such information with third parties).

The Lenders shall be entitled to retain or continue to retain (either directly or through counsel) a professional services firm that is acceptable to the Required Lenders (which may be communicated by a Direction of the Required Lenders) to help analyze and negotiate the company’s lease portfolio (such firm, the “PSF”). The Loan Parties shall pay all reasonable fees, charges and disbursements of PSF and all such fees and expenses shall constitute Obligations and be secured by the Collateral. The Loan Parties (whether directly or, as appropriate, through their relevant advisors) shall use commercially reasonable efforts to cooperate with the PSF in connection with the services the PSF provides to the Lenders (it being understood that none of the foregoing shall be construed to override any existing confidentiality and/or other obligations owed by the Loan Parties to such of its advisors or any other Person, including with respect to the sharing of any such information with third parties).
SECTION 5.23    Chief Restructuring Officer. As soon as reasonably practicable following execution of this Agreement and in no event later than May 12, 2023, the Borrower shall appoint a Chief Restructuring Officer (a “CRO”) acceptable to the Required Lenders (which may be communicated by a Direction of the Required Lenders), at the Company’s sole cost and expense; provided that, for the avoidance of doubt, the Required Lenders hereby consent to the appointment of Eric Koza as the CRO. The terms, including the scope of the CRO’s engagement shall be reasonably acceptable to the Direction of the Required Lenders (which may be communicated by a Direction of the Required Lenders). The Borrower shall have such CRO engaged at all times while any of the Loan Document Obligations are outstanding.
ARTICLE VI
NEGATIVE COVENANTS
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due) under any Loan Document have been paid in full, each of Holdings and the Borrower covenants and agrees with the Lenders that:
SECTION 6.01    Indebtedness; Certain Equity Securities.
(a)    Holdings and the Borrower will not, and will not permit any Restricted Subsidiary or Intermediate Parent to, create, incur, assume or permit to exist any Indebtedness, except:
(i)    Indebtedness of Holdings, the Intermediate Parents, the Borrower and the Restricted Subsidiaries under the Loan Documents;
(ii)    Indebtedness (A) outstanding on the date hereof and listed on Schedule 6.01 and any Permitted Refinancing thereof and (B) that is intercompany Indebtedness outstanding on the date hereof and any Permitted Refinancing thereof; provided that any Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Loan Party must be unsecured and expressly subordinated to the Loan Document Obligations of such Loan Party on terms (A) at least as favorable to the Lenders as those set forth in the form of intercompany note attached as Exhibit H (reasonably acceptable to the Administrative Agent (acting at the Direction of the Required Lenders); or (B) otherwise reasonably acceptable to the Administrative Agent (acting at the Direction of the Required Lenders);
(iii)    Guarantees by Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries in respect of Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted hereunder; provided that (A) such Guarantee is otherwise permitted by Section 6.04, (B) no Guarantee by any Restricted Subsidiary of any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Loan Document Obligations pursuant to the Guarantee Agreement, (C) if the Indebtedness being Guaranteed is subordinated to the Loan Document Obligations, such Guarantee shall be subordinated to the Guarantee of the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness, (D) no Subsidiary that is not a Loan Party may guarantee Indebtedness of a Loan Party pursuant to this clause (iii), and

(E) no Loan Party may guarantee any Indebtedness of a Subsidiary that is not a Loan Party pursuant to this clause (iii);
(iv)    Indebtedness of Holdings, any Intermediate Parent, the Borrower or of any Restricted Subsidiary owing to any other Restricted Subsidiary, the Borrower, Holdings or any Intermediate Parent to the extent permitted by Section 6.04; provided that all such Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Loan Party shall be unsecured and subordinated to the Loan Document Obligations on terms (A) at least as favorable to the Lenders as those set forth in the form of intercompany note attached as Exhibit H or (B) otherwise reasonably acceptable to the Administrative Agent (acting at the Direction of the Required Lenders);
(v)    (A) Indebtedness (including Capital Lease Obligations) of the Borrower or any of the Restricted Subsidiaries financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within 180 days after the applicable acquisition, construction, repair, replacement or improvement, and (B) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (A); provided further, that, at the time of any such incurrence of Indebtedness and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness, other than Capital Lease Obligations, that is outstanding in reliance on this clause (v) shall not exceed $5,000,000;
(vi)    Indebtedness in respect of (A) Swap Agreements entered into to hedge or mitigate risks to which Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary has actual exposure (other than those in respect of shares of capital stock or other Equity Interests of Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary) and (B) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary, in each case, that is not entered into for speculative purposes;
(vii)    (A) Indebtedness of any Person that becomes a Loan Party (or of any Person not previously a Loan Party that is merged or consolidated with or into the Borrower or other Loan Party) after the date hereof as a result of a Permitted Acquisition or other similar Investment permitted under Section 6.04, or Indebtedness of any Person that is assumed by the Borrower or any other Loan Party in connection with an acquisition of assets by the Borrower or such Loan Party in a Permitted Acquisition or other similar Investment permitted under Section 6.04, in each case, the aggregate principal amount of Indebtedness outstanding in reliance on this clause (vi) shall not exceed $5,000,000; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition or other similar Investment;
(viii)    Indebtedness in respect of the Permitted Receivables Financing;
(ix)    Indebtedness representing deferred compensation to employees of Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;
(x)    Indebtedness consisting of unsecured promissory notes issued by any Loan Party to current or former officers, directors and employees or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests in Holdings (or any direct or indirect parent thereof) permitted by Section 6.08(a);
(xi)    Indebtedness constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments (including “earn-outs”) incurred in a Permitted Acquisition, any other Investment or any Disposition, in each case permitted under this Agreement;

(xii)    Indebtedness consisting of obligations under deferred compensation or other similar arrangements incurred in connection with the Transactions or any Permitted Acquisition or other similar Investment permitted hereunder;
(xiii)    Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;
(xiv)    Indebtedness of the Borrower and the Restricted Subsidiaries (which, for the avoidance of doubt, may be secured solely to the extent permitted by the provisions of Section 6.02); provided that at the time of the incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xiv) shall not exceed $5,000,000; provided further, that the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party outstanding in reliance on this clause (xiv) shall not exceed, at the time of incurrence thereof, $2,000,000;
(xv)    Indebtedness consisting of (A) the financing of insurance premiums or (B) take- or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(xvi)    (A) Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created, or related to obligations or liabilities incurred, in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims and (B) Indebtedness of the Borrower or any of the Restricted Subsidiaries as an account party in respect of letters of credit, bank guarantees or similar instruments in favor of suppliers or trade creditors issued in the ordinary course of business; provided that the aggregate principal amount of Indebtedness outstanding in reliance on this sub-clause (B) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, $2,500,000;
(xvii)    obligations in respect of performance, bid, appeal and surety bonds and performance, bankers’ acceptance facilities and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice;
(xviii)    Indebtedness under the Amended Existing Credit Agreement in an aggregate principal amount not to exceed $966,440,624.97, as long as such Indebtedness is subordinated in right of payment pursuant to the Effective Date Intercreditor Agreement;
(xix)    [reserved];
(xx)    Indebtedness supported by a letter of credit or bank guaranty issued under the Amended Existing Credit Agreement or otherwise permitted to be issued thereunder to the extent the Borrower or any Restricted Subsidiary is the account party, in a principal amount not to exceed the face amount of such letter of credit;
(xxi)    [reserved];
(xxii)    [reserved];
(xxiii)    [reserved];

(xxiv)    [reserved];
(xxv)    [reserved];
(xxvi)    [reserved];
(xxvii)    [reserved];
(xxviii)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxvii) above.
(b)    Holdings and each Intermediate Parent will not create, incur, assume or permit to exist any Indebtedness except Indebtedness created under subsections (i), (iii), (iv), (vi), (ix), (x), (xi), (xii), and (xiii) of this Section 6.01(a) and all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in the foregoing clauses.
(c)    Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary or Intermediate Parent to, issue any preferred Equity Interests or any Disqualified Equity Interests, except in the case of Holdings, preferred Equity Interests that are Qualified Equity Interests.
For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (i) through (xxvii) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that, notwithstanding anything to the contrary, Indebtedness incurred under the Amended Existing Credit Agreement shall be incurred pursuant to Section 6.01(a)(xviii) and may not be reclassified or divided.
SECTION 6.02    Liens. Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary or Intermediate Parent to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:
(i)    Liens created under the Loan Documents;
(ii)    Permitted Encumbrances;
(iii)    (A) Liens existing on Effective Date; provided that any Lien securing Indebtedness or other obligations shall only be permitted if set forth on Schedule 6.02, and any modifications, replacements, renewals or extensions thereof; provided that (1) such modified, replacement, renewal or extension Lien does not extend to any additional property other than (a) after-acquired property that is affixed or incorporated into the property covered by such Lien and (b) proceeds and products thereof, and (2) the obligations secured or benefited by such modified, replacement, renewal or extension Lien are permitted by Section 6.01, and (B) [reserved], provided that, in the case of this clause (B), such Liens shall be junior to the Liens securing the Secured Obligations pursuant to the Effective Date Intercreditor Agreement;
(iv)    Liens securing Indebtedness permitted under Section 6.01(a)(v); provided that (A) such Liens attach concurrently with or within 180 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, except for accessions to such property and the proceeds thereof, and any lease of such property (including accessions thereto) and the proceeds and products thereof, and (C) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to or proceeds of such assets) other than the assets subject to such Capital Lease Obligations; provided further, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v)    leases, non-exclusive licenses, subleases, sublicenses or easement interests granted to others that do not (A) interfere in any material respect with the business of Holdings, the Intermediate Parents, the Borrower and the Restricted Subsidiaries, taken as a whole or (B) secure any Indebtedness;
(vi)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(vii)    Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (B) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;
(viii)    Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 6.05 (including any letter of intent or purchase agreement with respect to such Investment or Disposition) or (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
(ix)    [reserved];
(x)    Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any Loan Party, Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any Restricted Subsidiary that is not a Loan Party and Liens granted by a Loan Party in favor of any other Loan Party;
(xi)    Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the date hereof (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (B) such Lien does not extend to or cover any other assets or property (other than the proceeds thereof), and (C) the Indebtedness secured thereby is permitted under Section 6.01(a)(v) or (vii);
(xii)    any interest or title of a lessor under leases (other than leases constituting Capital Lease Obligations), entered into by any of the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;
(xiii)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by any of the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;
(xiv)    Liens deemed to exist in connection with Investments in repurchase agreements under clause (e) of the definition of the term “Permitted Investments”;
(xv)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(xvi)    Liens that are contractual rights of setoff (A) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;
(xvii)    ground leases in the ordinary course of business in respect of real property on which facilities owned or leased by Borrower or any of its Restricted Subsidiaries are located;
(xviii)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(xix)    [reserved];
(xx)    other Liens; provided that at the time of incurrence of the obligations secured thereby (after giving Pro Forma Effect to any such obligations) the aggregate outstanding face amount of obligations secured by Liens existing in reliance on this clause (xx) shall not exceed $5,000,000 and, if such Liens are secured by Collateral, such Liens shall be (i) junior in priority to the Liens securing the Secured Obligations (except, in each case, to the extent such Liens (x) secure Capital Leases or purchase money Indebtedness and extend only to assets acquired with the proceeds of such Indebtedness and proceeds and products thereof, replacements, accession or additions thereto and improvements thereon or (y) are senior to the Liens securing the Secured Obligations by operation of law);
(xxi)    Liens on cash and Permitted Investments used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder;
(xxii)    receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;
(xxiii)    Liens on cash or Permitted Investments securing Swap Agreements not entered into for speculative purposes in the ordinary course of business submitted for clearing in accordance with applicable Requirements of Law;
(xxiv)    Liens on deposits taken by a Restricted Subsidiary that constitutes a regulated bank incurred in connection with the taking of such deposits; and
(xxv)    Liens securing Indebtedness permitted under Section 6.01(a)(xviii); provided that such Liens shall be subject to the Effective Date Intercreditor Agreement.
For purposes of determining compliance with this Section 6.02, in the event that any Lien meets the criteria of more than one of the categories of Liens described in clauses (i) through (xxii) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such Lien (or any portion thereof) and will only be required to include the amount and type of such Lien in one or more of the above clauses; provided that, notwithstanding anything to the contrary, Liens securing the Amended Existing Credit Agreement shall be incurred pursuant to Section 6.02(xxv) and may not be reclassified or divided.
SECTION 6.03    Fundamental Changes.
(a)    Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary or Intermediate Parent to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that:
(i)    any Restricted Subsidiary may merge with (A) the Borrower; provided that the Borrower shall be the continuing or surviving Person or (B) one or more other Restricted Subsidiaries; provided that when any Subsidiary Loan Party is merging or amalgamating with another Restricted Subsidiary either (1) the continuing or surviving Person shall be a Subsidiary Loan Party or (2) if the continuing or surviving Person is not a Subsidiary Loan Party, the acquisition of such Subsidiary Loan Party by such surviving Restricted Subsidiary is permitted under Section 6.04;
(ii)    any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of Holdings, the Intermediate Parents, the Borrower and the Restricted Subsidiaries and is not materially disadvantageous to the Lenders;
(iii)    any Restricted Subsidiary may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (A) the transferee must be a Loan Party, (B) to the extent constituting an Investment, such Investment must be an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.04 or (C) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for Fair Market Value and any promissory note or other non-cash consideration received in respect thereof is an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.04;
(iv)    the Borrower may merge, amalgamate or consolidate with any other Person; provided that the Borrower shall be the continuing or surviving Person;
(v)    Holdings or any Intermediate Parent may merge, amalgamate or consolidate with any other Person (other than the Borrower), so long as no Event of Default exists after giving effect to such merger, amalgamation or consolidation; provided that (A) Holdings or Intermediate Parent, as applicable, shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not Holdings or Intermediate Parent, as applicable, or is a Person into which Holdings or Intermediate Parent, as applicable, has been liquidated (any such Person, the “Successor Holdings”), (1) the Successor Holdings shall expressly assume all the obligations of Holdings or Intermediate Parent, as applicable, under this Agreement and the other Loan Documents to which Holdings or Intermediate Parent, as applicable, is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (2) each Loan Party other than Holdings or Intermediate Parent, as applicable, unless it is the other party to such merger, amalgamation or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its Guarantee of and grant of any Liens as security for the Secured Obligations shall apply to the Successor Holdings’ obligations under this Agreement, (3) the Successor Holdings shall, immediately following such merger, amalgamation or consolidation, directly or indirectly own all Subsidiaries owned by Holdings or Intermediate Parent, as applicable, immediately prior to such transaction, (4) Holdings or Intermediate Parent, as applicable, shall have delivered to the Administrative Agent a certificate of a Responsible Officer and an opinion of counsel, each stating that such merger or consolidation complies with this Agreement and (5) [reserved]; provided further, that if the foregoing requirements are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings or Intermediate Parent, as applicable, under this Agreement and the other Loan Documents; provided further, that the Borrower agree to provide any documentation and other information about the Successor Holdings as shall have been reasonably requested in writing by any the Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA Patriot Act;
(vi)    any Restricted Subsidiary may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.04; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of the Restricted Subsidiaries, shall have complied with the requirements of Sections 5.11 and 5.12
(vii)    any Restricted Subsidiary may effect a merger, dissolution, liquidation consolidation or amalgamation to effect a Disposition permitted pursuant to Section 6.05; and

(viii)    [reserved].
SECTION 6.04    Investments, Loans, Advances, Guarantees and Acquisitions. Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary or Intermediate Parent to, make or hold any Investment, except:
(a)    Permitted Investments at the time such Permitted Investment is made;
(b)    loans or advances to officers, directors and employees of Holdings, the Intermediate Parents, the Borrower and the Restricted Subsidiaries, in each case, in accordance with the Approved Budget, (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests in Holdings (or any direct or indirect parent thereof) (provided that the amount of such loans and advances made in cash to such Person shall be contributed to the Borrower in cash as common equity or Qualified Equity Interests) and (iii) for purposes not described in the foregoing clauses (i) and (ii); provided that at the time of incurrence thereof and after giving Pro Forma Effect thereto the aggregate principal amount outstanding in reliance on clause (i) and clause (iii) above shall not to exceed $1,000,000 in the aggregate at any time outstanding;
(c)    Investments by Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary in any of Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary; provided that, in the case of any Investment by a Loan Party in a Restricted Subsidiary that is not a Loan Party, no Event of Default shall have occurred and be continuing or would result therefrom and shall not in the aggregate at any time outstanding exceed $5,000,000 and shall be made solely using cash or Permitted Investments in the ordinary course of business consistent with past practice;
(d)    Investments consisting of prepayments to suppliers in the ordinary course of business;
(e)    Investments consisting of extensions of trade credit in the ordinary course of business;
(f)    Investments (i) existing on the date hereof and set forth on Schedule 6.04(f) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the date hereof by Holdings, the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment to the extent as set forth on Schedule 6.04(f) or as otherwise permitted by this Section 6.04;
(g)    Investments in Swap Agreements not entered into for speculative purposes permitted under Section 6.01;
(h)    promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.05;
(i)    Permitted Acquisitions in an aggregate amount not to exceed $25,000,000 during the term of this Agreement;
(j)    [reserved];
(k)    Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;
(l)    Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers, from financially troubled account debtors or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m)    loans and advances by Holdings, the Borrower or any Restricted Subsidiary to any direct or indirect parent of Holdings in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made by Holdings to such parent in accordance with Section 6.08(a); provided that, any such loans and advances will be deemed to reduce the relevant available capacity under the applicable sub-section of Section 6.08(a);
(n)    [reserved];
(o)    other Investments; provided that at the time any such Investment is made, the aggregate outstanding amount of all Investments made in reliance on this clause (n) together with the aggregate amount of all consideration paid in connection with all other Investments made in reliance on this clause (n) (including the aggregate principal amount of all Indebtedness assumed in connection with any such other acquisition), shall not exceed $5,000,000; provided further that this clause (n) may not be used for Investments in Subsidiaries of Holdings that are not Loan Parties;
(p)    [reserved];
(q)    advances of payroll payments to employees in the ordinary course of business;
(r)    Investments and other acquisitions to the extent that payment for such Investments is made with Qualified Equity Interests of Holdings (or any direct or indirect parent thereof or the IPO Entity) in each case, to the extent not resulting in a Change of Control; provided that (i) [reserved] and (ii) any amounts used for such an Investment or other acquisition that are not Qualified Equity Interests of Holdings (or any direct or indirect parent thereof or the IPO Entity) shall otherwise be permitted pursuant to this Section 6.04;
(s)    Investments of a Subsidiary acquired after the Effective Date or of a Person merged or consolidated with any Subsidiary in accordance with this Section and Section 6.03 after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(t)    [reserved];
(u)    Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions, Restricted Payments and Restricted Debt Payments permitted (other than by reference to this Section 6.04)) under Sections 6.02, 6.01, 6.03, 6.05, 6.08(a) and 6.08(b), respectively;
(v)    [reserved];
(w)    contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower;
(x)    to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, Intellectual Property, or other rights, in each case, in the ordinary course of business;
(y)    [reserved]; and
(z)    Investments in Subsidiaries in the form of receivables and related assets required in connection with a Permitted Receivables Financing (including the contribution or lending of cash and cash equivalents to Subsidiaries to finance the purchase of such assets from the Borrower or other Restricted Subsidiaries or to otherwise fund required reserves).

For purposes of determining compliance with this Section 6.04, with respect to any Investment initially made in reliance on a dollar-based criteria described in clauses (a) through (y) above in any Person that is not a Restricted Subsidiary at the time of, or after giving effect to, the making of such Investment, the Borrower may, in its sole discretion, reclassify such Investment (or any portion thereof) to clause (i) of this Section 6.04 upon such Person becoming a Restricted Subsidiary.
Notwithstanding the foregoing or anything else in this Agreement or the other Loan Documents to the contrary, Holdings, the Borrower, and each Subsidiary and any Intermediate Parent will comply with the Material Intellectual Property Provision.
Notwithstanding the foregoing or anything else in this Agreement or the other Loan Documents to the contrary, for purposes of this Section 6.04, the Foreign Guarantors will be deemed to be Subsidiaries of the Borrower that are not Loan Parties.
SECTION 6.05    Asset Sales. (a) Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary or Intermediate Parent, to, (i) sell, transfer, lease, license or otherwise dispose of any asset, including any Equity Interest owned by it or (ii) permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than issuing directors’ qualifying shares, nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law and other than issuing Equity Interests to Holdings, the Borrower or a Restricted Subsidiary in compliance with Section 6.04(c)) (each, a “Disposition”), except:
(a)    Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property that is no longer used or useful, or economically practicable to maintain, in the conduct of the business of Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries (including allowing any registration or application for registration of any Intellectual Property that is no longer used or useful, or economically practicable to maintain, to lapse or go abandoned);
(b)    Dispositions of inventory and other assets in the ordinary course of business;
(c)    Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to the Net Proceeds of such Disposition are promptly applied to the purchase price of such replacement property;
(d)    Dispositions of property to the Borrower or a Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (i) the transferee must be a Loan Party, (ii) to the extent constituting an Investment, such Investment must be an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.04 or (iii) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for Fair Market Value and any promissory note or other non-cash consideration received in respect thereof is an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.04;
(e)    Dispositions permitted by Section 6.03, Investments permitted by Section 6.04 (other than Section 6.04(u)), Restricted Payments permitted by Section 6.08(a), Restricted Debt Payments permitted by Section 6.08(b) and Liens permitted by Section 6.02, in each case, other than by reference to this Section 6.05;
(f)    [reserved];
(g)    Dispositions of Permitted Investments in the ordinary course of business;
(h)    Dispositions of (A) accounts receivable in the ordinary course of business in connection with the collection or compromise thereof (excluding sales to factors or other third parties) and (B) accounts receivables and related assets pursuant to any Permitted Receivables Financing;

(i)    leases, subleases, non-exclusive licenses or sublicenses, in each case, in the ordinary course of business and that, individually or in the aggregate, do not materially interfere with the business of Holdings, the Intermediate Parents, the Borrower and the Restricted Subsidiaries;
(j)    Dispositions of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event;
(k)    Dispositions of property to Persons other than Holdings, the Borrower or any of the Restricted Subsidiaries (including the sale or issuance of Equity Interests in a Restricted Subsidiary) not otherwise permitted under this Section 6.05 in an aggregate principal amount not to exceed $10,000,000 in any fiscal year; provided that (i) such Disposition is made for Fair Market Value and (ii) the Borrower or a Restricted Subsidiary shall receive not less than 90% of such consideration in the form of cash or Permitted Investments;
(l)    Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(m)    Dispositions of any assets (including Equity Interests) (i) acquired in connection with any Permitted Acquisition or other similar Investment permitted hereunder, which assets are not used or useful to the core or principal business of the Borrower and the Restricted Subsidiaries and (ii) made to obtain the approval of any applicable antitrust authority in connection with a Permitted Acquisition or other similar Investment permitted hereunder;
(n)    transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;
(o)    [reserved]; and
(p)    [reserved].
Notwithstanding the foregoing or anything else in this Agreement or the other Loan Documents to the contrary, Holdings, the Borrower, and each Subsidiary and any Intermediate Parent will comply with the Material Intellectual Property Provision.
Notwithstanding the foregoing or anything else in this Agreement or the other Loan Documents to the contrary, for purposes of this Section 6.05, the Foreign Guarantors will be deemed to be Subsidiaries of the Borrower that are not Loan Parties.
SECTION 6.06    Holdings Covenant. Holdings and any Intermediate Parent will not conduct, transact or otherwise engage in any business or operations, or own any Equity Interests of any Person, other than (i) the ownership and/or acquisition of the Equity Interests of the Borrower and any Intermediate Parent, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and/or the Borrower, (iv) the performance of its obligations under and in connection with the Loan Documents, any documentation governing any Indebtedness or Guarantee permitted to be incurred or made by it under Article VI, the Transactions and the other agreements contemplated hereby and thereby, (v) any public offering of its common stock or any other issuance or registration of its (or its direct or indirect parent’s) Equity Interests for sale or resale not prohibited by this Agreement, including the costs, fees and expenses related thereto, including the formation of one or more “shell” companies to facilitate any such offering or issuance, (vi) any transaction that Holdings or any Intermediate Parent is permitted to enter into or consummate under Article VI (including, but not limited to, the making of any Restricted Payment permitted by Section 6.08 or holding of any cash or Permitted Investments received in connection with Restricted Payments made in accordance with Section 6.08 pending application thereof in the manner contemplated by Section 6.04, the incurrence or payment of any Indebtedness permitted to be incurred by it under Section 6.01 or not prohibited to be paid by it under Section 6.08(b) and, subject to the limitations set forth in the preceding clause (i), the making of any Investment in any Intermediate Parent, the Borrower or any of its Subsidiaries permitted to be made by it under Section 6.04), (vii) incurring reasonable and customary documented fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (viii) providing indemnification as permitted in Section 6.09, (ix) activities incidental to the consummation of the Transactions and (x) activities incidental to the businesses or activities described in clauses (i) to (ix) of this paragraph.
SECTION 6.07    Negative Pledge. Holdings and the Borrower will not, and will not permit any Restricted Subsidiary or Intermediate Parent to enter into any agreement, instrument, deed or lease that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Secured Obligations or under the Loan Documents; provided that the foregoing shall not apply to:
(a)    restrictions and conditions imposed by (i) Requirements of Law, (ii) any Loan Document, (iii) any documentation governing any Permitted Receivables Financing entered into in the ordinary course, (iv) any documentation governing the Amended Existing Credit Agreement, (iv) [reserved], (v) [reserved], (vi) [reserved], (vii) [reserved] and (viii) any documentation governing any Permitted Refinancing incurred to refinance any such Indebtedness referenced in clauses (i) through (vii) above; provided that with respect to Indebtedness referenced in (A) clauses (v) and (vii) above, such restrictions shall be no more restrictive in any material respect than the restrictions and conditions in the Loan Documents or, in the case of Junior Financing, are market terms at the time of issuance and (B) clause (vi) or clause (viii) above, such restrictions shall not expand the scope in any material respect of any such restriction or condition contained in the Indebtedness being Refinanced;
(b)    customary restrictions and conditions existing on the Effective Date set forth on Schedule 6.07 and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;
(c)    restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;
(d)    customary provisions in leases, licenses and other contracts restricting the assignment thereof;
(e)    restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing by such Indebtedness;
(f)    any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrower or any Restricted Subsidiary;
(g)    restrictions or conditions in any Indebtedness permitted pursuant to Section 6.01 that is incurred or assumed by Restricted Subsidiaries that are not Loan Parties to the extent such restrictions or conditions are no more restrictive in any material respect than the restrictions and conditions in the Loan Documents or, in the case of Junior Financing, are market terms at the time of issuance and are imposed solely on such Restricted Subsidiary and its Subsidiaries;
(h)    restrictions on cash (or Permitted Investments) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Encumbrances);
(i)    [reserved];

(j)    customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 6.02 and applicable solely to such joint venture and entered into in the ordinary course of business; and
(k)    customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations.
SECTION 6.08    Restricted Payments; Certain Payments of Indebtedness.
(a)    Neither Holdings nor the Borrower will, nor will they permit any Intermediate Parent or Restricted Subsidiary to pay or make, directly or indirectly, any Restricted Payment, except:
(i)    (A) each Restricted Subsidiary may make Restricted Payments to the Borrower or any other wholly-owned Subsidiary of the Borrower that is a Loan Party and (B) each Restricted Subsidiary that is not a Loan Party may make Restricted Payments to any other wholly-owned Restricted Subsidiary that is not a Loan Party in the ordinary course of business and consistent with past practice;
(ii)    [reserved];
(iii)    Holdings may declare and make dividend payments or other distributions payable solely in the Equity Interests of Holdings;
(iv)    [reserved];
(v)    repurchases of Equity Interests in Holdings (or Restricted Payments by Holdings to allow repurchases of Equity Interest in any direct or indirect parent of Holdings) deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such stock options or warrants;
(vi)    Restricted Payments made by Holdings to redeem, acquire, retire or repurchase its Equity Interests (or any options, warrants, restricted stock units or stock appreciation rights issued with respect to any of such Equity Interests) (or make Restricted Payments to allow any of Holdings’ direct or indirect parent companies to so redeem, retire, acquire or repurchase their Equity Interests) held by future, current or former officers, managers, consultants, directors and employees (or their respective affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees) of Holdings (or any direct or indirect parent thereof), any Intermediate Parent, the Borrower and the Restricted Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that the aggregate amount of Restricted Payments permitted by this clause (vi) after the Effective Date, together with the aggregate amount of loans and advances by Holdings, the Borrower or any Restricted Subsidiary to any parent of Holdings made pursuant to Section 6.04(m) in lieu thereof, shall not exceed (A) $2,000,000) for the most recently ended Test Period after giving Pro Forma Effect to the making of such Restricted Payment in any fiscal year of the Borrower and (B) the amount in any fiscal year equal to the cash proceeds of key man life insurance policies received by the Borrower or the Restricted Subsidiaries after the Effective Date; provided that any unused portion of the preceding basket calculated pursuant to clauses (A) and (B) above for any fiscal year may be carried forward to the next two succeeding fiscal years but in any event not to exceed an aggregate of $5,000,000 in any fiscal year;
(vii)    Holdings may make Restricted Payments in cash:

(A)    to allow any direct or indirect parent of Holdings to pay, for any taxable period for which Holdings and/or any of its Subsidiaries are members of a consolidated, combined or unitary tax group for U.S. federal and/or applicable state, local or foreign income Tax (or any similar Tax imposed in lieu of an income tax) for the purposes of which a direct or indirect parent of Holdings is the common parent or applicable taxpayer (a “Tax Group”), the portion of any U.S. federal, state, local or foreign Taxes (as applicable) of such Tax Group for such taxable period that is attributable to Holdings and/or its Subsidiaries or such parent’s or applicable taxpayer’s ownership of Holdings and/or its Subsidiaries (net of any payments already made by Holdings and its Subsidiaries); provided that Restricted Payments made pursuant to this clause (a)(vii)(A) shall not exceed the Tax liability that Holdings and/or its Subsidiaries (as applicable) would have incurred were such Taxes determined as if such entity(ies) were a standalone taxpayer or a stand-alone group;
(B)    the proceeds of which shall be used by any direct or indirect parent of Holdings to pay (1) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including travel, administrative, legal, accounting, audit and similar expenses payable to third parties) that are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership of Holdings and its Subsidiaries, (2) any reasonable and customary indemnification claims made by directors or officers of any direct or indirect parent of Holdings attributable to the ownership or operations of Holdings, the Intermediate Parents, the Borrower and the Restricted Subsidiaries, (3) fees and expenses (x) due and payable by any of the Borrower and the Restricted Subsidiaries and (y) otherwise permitted to be paid by the Borrower and the Restricted Subsidiaries under this Agreement, (4) payments that would otherwise be permitted to be paid directly by the Borrower or the Restricted Subsidiaries pursuant to Section 6.09(iii) or (5) subject to there being no continuing Event of Default, (I) payments that would otherwise be permitted to be paid directly by Holdings, the Intermediate Parents, the Borrower or the Restricted Subsidiaries pursuant to Section 6.09(x) or (II) to the extent permitted by Section 6.09, other customary advisory, refinancing, subsequent transaction and exit fees and franchise, registration or similar Taxes payable by any direct or indirect parent of Holdings that are attributable to the ownership of Holdings and its Subsidiaries, in each case, in accordance with the Approved Budget;
(C)    the proceeds of which shall be used by any direct or indirect parent of Holdings to pay franchise and similar Taxes, and other fees and expenses, required to maintain its corporate existence;
(D)    [reserved];
(E)    the proceeds of which shall be used by any direct or indirect parent of Holdings to make payments of the type permitted by Section 6.08(a)(vi);
(F)    [reserved];
(G)    the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, in each case, in accordance with the Approved Budget; and
(H)    [reserved];
(viii)    [reserved];
(ix)    redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby;

(x)    payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options and the vesting of restricted stock and restricted stock units;
(xi)    Holdings may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition (or other similar Investment) and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;
(xii)    [reserved;]
(xiii)    payments made or expected to be made by Holdings (or any parent thereof) in respect of withholding or similar taxes payable upon exercise of Equity Interests of Holdings (or such parent) by any future, present or former employee, director, officer, manager or consultant of Holdings, any Intermediate Parent, the Borrower or any of its Restricted Subsidiaries (or their respective controlled Affiliates or Immediate Family Members) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests of Holdings (or such parent) represent a portion of the exercise price of such options or warrants or required withholding or similar taxes;
(xiv)    [reserved]; and
(xv)    [reserved];
(b)    Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to make or pay, directly or indirectly, any payment or other distribution (whether in cash, securities or other assets or property) of or in respect of principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Financing (the foregoing, “Restricted Debt Payments”), except:
(i)    payment of regularly scheduled interest and principal payments (including any required AHYDO catch-up payment) as, in the form of payment and when due in respect of any Indebtedness, other than payments in respect of any Junior Financing prohibited by the subordination provisions thereof;
(ii)    refinancings of Indebtedness with proceeds of a Junior Financing, or, other than in the case of Indebtedness subordinated in right of payment to the Loan Documents, unsecured Indebtedness, in each case, permitted to be incurred under Section 6.01;
(iii)    the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parent companies or any Intermediate Parent;
(iv)    [reserved]; and
(v)    [reserved].
(c)    Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary or Intermediate Parent to, amend or modify any documentation governing any Junior Financing, in each case
(i)    if the effect of such amendment or modification (when taken as a whole):
(A)    is materially adverse to the Lenders in their capacity as such;

(B)    more disadvantageous to the Lenders than the relevant transaction in existence on the Effective Date;
(C)    increases the amount of cash pay interest with respect thereto (including (x) pursuant to increases in the interest rate, increases to applicable floors, or increases to credit spread adjustments, (y) through payment of cash fees or (z) through modification of any tests required to be satisfied in order to require the payment of cash interest); provided that, for the avoidance of doubt, this clause (iii) shall not apply with regard to any payment-in-kind interest;
(D)    causes such indebtedness to mature earlier than (or have a Weighted Average Life to Maturity earlier than) the Loans;
(E)    adds, increases the amount, or increases the frequency of any amortization schedule or mandatory prepayments;
(F)    adds any covenant, condition, default, event of default, or any other term that is materially adverse to the Borrower relative to such terms as of the Effective Date (including any restrictions on paying the Loans or otherwise performing its obligations under this Agreement); or
(G)    adds any guarantor or collateral that is not a Guarantor or Collateral, as applicable, under the Loan Documents.
(ii)    in violation of any Intercreditor Agreement, or any intercreditor agreement related to such debt entered into with the Administrative Agent and/or changes the subordination terms set forth in the definitive documentation governing any Junior Financing.
SECTION 6.09    Transactions with Affiliates. Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary or Intermediate Parent to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:
(i)    transactions with Holdings, the Borrower, any Intermediate Parent or any Restricted Subsidiary in the ordinary course of business;
(ii)    on terms substantially as favorable to Holdings, the Borrower, such Intermediate Parent or such Restricted Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;
(iii)    the Transactions and the payment of fees and expenses related to the Transactions;
(iv)    issuances of Equity Interests of Holdings, any Intermediate Parent or the Borrower to the extent otherwise permitted by this Agreement;
(v)    employment and severance arrangements between Holdings, the Borrower, any Intermediate Parent and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business or otherwise in connection with the Transactions (including loans and advances pursuant to Sections 6.04(b) and 6.04(p));
(vi)    reasonable payments by Holdings (and any direct or indirect parent thereof), any Intermediate Parent, the Borrower and the Restricted Subsidiaries pursuant to tax sharing agreements among Holdings (and any such parent thereof), any Intermediate Parent, the Borrower and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of any Intermediate Parent, the Borrower and the Restricted Subsidiaries, to the extent payments are permitted by Section 6.08;

(vii)    the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of Holdings (or any direct or indirect parent company thereof), the Borrower, any Intermediate Parent and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries;
(viii)    transactions pursuant to permitted agreements in existence the Effective Date and set forth on Schedule 6.09 or any amendment thereto to the extent such an amendment is not adverse to the Lenders;
(ix)    Restricted Payments and Restricted Debt Payments permitted under Section 6.08 (other than Section 6.08(a)(vii)(B)(4) or (5));
(x)    customary agreements (including related indemnities and expense reimbursements) by Holdings, any Intermediate Parent, the Borrower and any of the Restricted Subsidiaries with the Sponsor made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions, divestitures or financings), which agreements are approved by the majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of such Person in good faith (including the agreements with respect to management and monitoring fees to certain of the Sponsor (or management companies of the Sponsor) in amounts contemplated by that certain services agreement as in effect on of the Effective Date); provided that, notwithstanding the foregoing, no such fees described in this clause (x) shall be paid to the Sponsor (or any management companies of the Sponsor) pursuant to this clause (x) or otherwise during the term of this Agreement, but such fees may continue to accrue; and
(xi)    the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Holdings to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of the Borrower, any of the Subsidiaries or any direct or indirect parent thereof.
SECTION 6.10    Limitation on Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc. Amend or modify in any manner, the articles or certificate of incorporation or by-laws of the Borrower that is, or would reasonably be expect to be adverse to the Lenders.
SECTION 6.11    Minimum Liquidity. Permit Actual Liquidity as of the last Friday of any calendar week (or, if such day is not a Business Day, the immediately preceding Business Day) to be less than $7,500,000 (the “Minimum Liquidity Covenant”).
ARTICLE VII EVENTS OF DEFAULT
SECTION 7.01    Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:
(a)    any Loan Party shall fail to pay any principal of any Loan when and as the same shall become due and payable hereunder, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable hereunder, and such failure shall continue unremedied for a period of five Business Days;
(c)    any representation or warranty made or deemed made by or on behalf of Holdings, any Intermediate Parent, the Borrower or any of the Restricted Subsidiaries in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall be untrue or incorrect in any material respect when made or deemed made;
(d)    Holdings, any Intermediate Parent, the Borrower or any of the Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02(a), 5.04 (with respect to the existence of Holdings, any Intermediate Parent or the Borrower), 5.10, 5.14, 5.19, 5.20, 5.21, 5.23 or in Article VI;
(e)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section), and such failure (if curable) shall continue unremedied for a period of 30 days;
(f)    Holdings, any Intermediate Parent, the Borrower or any of the Restricted Subsidiaries shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period) other than with the prior written consent of the Required Lenders, which may be communicated by means of a Direction of the Required Lenders;
(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (other than with the prior written consent of the Required Lenders, which may be communicated by means of a Direction of the Required Lenders), provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (ii) termination events or similar events occurring under any Swap Agreement that constitutes Material Indebtedness (it being understood that paragraph (f) of this Section will apply to any failure to make any payment required as a result of any such termination or similar event);
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, reorganization or other relief in respect of Holdings, any Intermediate Parent, the Borrower or any Material Subsidiary or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator or similar official for Holdings, any Intermediate Parent, the Borrower or any Material Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days, or an order or decree approving or ordering any of the foregoing shall be entered (collectively, an “Involuntary Bankruptcy Action”);
(i)    Holdings, any Intermediate Parent, the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for Holdings, any Intermediate Parent, the Borrower or any Material Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors (collectively, the “Other Bankruptcy Actions”);
(j)    one or more enforceable judgments for the payment of money in an aggregate amount in excess of $5,000,000 (to the extent not covered by insurance as to which the insurer has been notified of such judgment or order and has not denied its obligation) shall be rendered against Holdings, any Intermediate Parent, the Borrower, any of the Restricted Subsidiaries or any combination thereof, without the prior written consent of the Required Lenders (which may be communicated by means of a Direction of the Required Lenders), and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any judgment creditor shall legally attach or levy upon assets of such Loan Party that are material to the businesses and operations of Holdings, the Intermediate Parents, the Borrower and the Restricted Subsidiaries, taken as a whole, to enforce any such judgment;
(k)    (i) an ERISA Event or Foreign Plan Event occurs that has resulted or could reasonably be expected to result in liability of any Loan Party or any ERISA Affiliate or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan, except, in each case, as could not, reasonably be expected to result in a Material Adverse Effect;
(l)    any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, except (i) as a result of the sale or other disposition of the applicable Collateral to a Person that is not a Loan Party in a transaction permitted under the Loan Documents, (ii) as a result of the Administrative Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (B) file Uniform Commercial Code continuation statements, (iii) as to Collateral consisting of real property, to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage or (iv) as a result of acts or omissions of the Administrative Agent or any Lender;
(m)    any provision of any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason be asserted by any Loan Party not to be a legal, valid and binding obligation of any Loan Party thereto other than as expressly permitted hereunder or thereunder;
(n)    any Guarantees of the Loan Document Obligations by Holdings, any Intermediate Parent, the Borrower or Subsidiary Loan Party pursuant to the Guarantee Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents);
(o)    a Change of Control shall occur;
(p)    any RSA Termination Event or termination of the RSA (other than due solely to a breach of the RSA by Lenders constituting Required Lenders); or
(q)    any “Event of Default” occurs under Amended Existing Credit Agreement as such term is defined therein;
then, and in every such event (other than an event with respect to Holdings or the Borrower described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to Holdings or the Borrower described in paragraph (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
SECTION 7.02    Application of Proceeds. After the exercise of remedies provided for in Section 7.01, any amounts received on account of the Secured Obligations, shall be applied, subject to the provisions of any applicable Intercreditor Agreements, by the Administrative Agent as follows:

(a)    First, to the payment of all reasonable costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith, pro rata until the same has been prepaid in full;
(b)    Second, to the payment of all other reasonable costs and out-of-pocket expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, pro rata until the same has been prepaid in full;
(c)    Third, to interest then due and payable on the Loans and any fees, premiums and scheduled periodic payments due under Secured Cash Management Obligations and Secured Swap Obligations, pro rata until the same has been prepaid in full;
(d)    Fourth, to the principal balance of the Loans outstanding and any breakage, termination or other payments under Secured Cash Management Obligations and Secured Swap Obligations, pro rata, until the same has been prepaid in full;
(e)    Fifth, to all other Secured Obligations pro rata until the same has been prepaid in full;
and
(f)    Sixth, the balance, if any, as required by the Intercreditor Agreement(s) or, in the absence of any such requirement, to the Person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns).
Amounts distributed with respect to any Secured Cash Management Obligations shall be the lesser of the maximum Secured Bank Product Obligations under the applicable Facility last reported to the Administrative Agent or the actual Secured Bank Product Obligations as calculated by the methodology reported to the Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Cash Management Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Party. If a Secured Party fails to deliver such calculation within five days following request by the Administrative Agent, the Administrative Agent may assume the amount to be distributed is zero.
In the event that any such proceeds are insufficient to pay in full the items described in clauses First through Fifth of this Section 7.02(a), the Loan Parties shall remain liable for any deficiency. Notwithstanding the foregoing provisions, this Section 7.02 is subject to the provisions of the Intercreditor Agreements.
Notwithstanding the foregoing, Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth in Section 4.02 of the Collateral Agreement and/or the similar provisions in the other Security Documents.
SECTION 7.03    [Reserved].
ARTICLE VIII
THE ADMINISTRATIVE AGENT; ESCROW AGENT; SECURITY TRUSTEE
SECTION 8.01    Administrative Agent.

(a)    Each of the Lenders hereby irrevocably appoints Wilmington Savings Fund Society, FSB to serve as Administrative Agent, collateral agent and trustee under the Loan Documents, and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Further, the Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a Person to whom any Secured Cash Management Obligations are owed or a counterparty to any Swap Agreement the obligations under which constitute Secured Swap Obligations) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Loan Document Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub- agents, trustees and attorneys-in-fact appointed by the Administrative Agent pursuant to this Section 8.01 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the Direction of the Required Lenders), shall be entitled to the benefits of all provisions of this Article VIII (including paragraph 13 hereof) and Article IX (as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the other Secured Parties, and none of Holdings, the Borrower or any other Loan Party shall have any rights as a third party beneficiary of any such provisions.
(b)    The Person serving as the Administrative Agent hereunder shall be permitted to generally engage in any kind of business with Holdings, the Borrower or any other Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
(c)    The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in the Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower, any other Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Holdings, the Borrower, a Lender and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.

(d)    The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (including, if applicable, a Responsible Officer or Financial Officer of such Person). The Administrative Agent also may rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (including, if applicable, a Financial Officer or a Responsible Officer of such Person). The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
(e)    The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
(f)    Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign upon 30 days’ notice to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Borrower’s consent (unless an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent, which shall be (a) an Approved Bank with an office in New York, New York, or an Affiliate of any such Approved Bank and (b) approved by the Borrower (unless an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing) (the date upon which the retiring Administrative Agent is replaced, the “Resignation Effective Date”); provided, that if no such successor shall have been appointed (and shall have accepted such appointment) within 45 days after the retiring Administrative Agent gives notice of its resignation, such resignation shall nevertheless become effective, and the Resignation Effective Date shall occur on such date. If neither the Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent that has accepted such appointment, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent.
(g)    If the Person serving as Administrative Agent is a Defaulting Lender, the Required Lenders and the Borrower may, to the extent permitted by applicable law, by notice in writing to such Person remove such Person as Administrative Agent and, with the consent of the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(h)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except (i) that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (ii) with respect to any outstanding payment obligations) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.

Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents as set forth in this Section. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
(i)    Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Lender, or any of the Related Parties of any of the foregoing, or any of the financial advisors of the Loan Parties, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(j)    Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.
(k)    No Lender shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Lenders in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Lenders at such sale or other disposition. Each Lender, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations, to have agreed to the foregoing provisions.
(l)    Notwithstanding anything herein to the contrary, each Person named on the cover page of this Agreement shall have the benefit of the indemnities provided for hereunder, including under Section 9.03, fully as if named as an indemnitee or indemnified person therein and irrespective of whether the indemnified losses, claims, damages, liabilities and/or related expenses arise out of, in connection with or as a result of matters arising prior to, on or after the effective date of any Loan Document.
(m)    To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting or expanding the provisions of Section 2.15, each Lender shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the U.S. Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other obligations under any Loan Document.
(n)    Each Secured Party hereby appoints the Administrative Agent to act as its agent under and in connection with the relevant Security Documents and acknowledges that the Administrative Agent is the beneficiary of the security interests granted thereunder and the Administrative Agent will accept such grants of security interests under the relevant Security Documents on its behalf and will enter into the relevant Security Documents as secured party, lienholder or pledgee in its own name.
SECTION 8.02    Escrow Agent.
(a)    Each of the Lenders (and the other Secured Parties by their acceptance of the benefits under the Loan Documents) irrevocably designates and appoints the Escrow Agent as its agent under this Agreement and the other Loan Documents with and irrevocably authorizes the Escrow Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Escrow Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Escrow Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender (or other Secured Party), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Escrow Agent.
(b)    For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, the Escrow Agreement, or any additional document, instrument, certificate and/or agreement related to any of the foregoing, each of the Parties and Escrow Agent acknowledge and agree that in no event shall any Deposit Property (as such term is defined in the Escrow Agreement) or other property, proceeds, cash, cash equivalents, or otherwise placed or held, in each case, in the Loan Proceeds Account at any time be, or be deemed to be, property of any of the Borrower or its affiliates or subsidiaries or any of their respective bankruptcy estates.
SECTION 8.03    Collateral Agent as Security Trustee of UK Collateral Documents. For the purposes of any Liens created under a UK Collateral Document, the following additional provisions shall apply, in addition to the provisions set out above or otherwise hereunder:
(a)    In this Section, the following expressions have the following meanings:
    “Charged Property” means the assets of any of the Loan Parties which from time to time are, or are expressed to be, the subject to a security interest under a UK Collateral Document.
(b)    Each Lender appoints the Collateral Agent to hold the security interests constituted by the UK Collateral Document on trust for the Lenders on the terms of the Loan Documents and the Collateral Agent accepts that appointment.
(c)    Each Lender confirms its approval of the UK Collateral Documents and authorizes and instructs the Collateral Agent: (i) to execute and deliver the UK Collateral Documents; (ii) to exercise the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions given to the Collateral Agent (in its capacity as security trustee) under or in connection with the UK Collateral Documents together with any other incidental rights, powers, authorities and discretions; and (iii) to give any authorizations and confirmations to be given by the Collateral Agent (in its capacity as security trustee) on behalf of the Lenders under the UK Collateral Documents.
(d)    Each Lender confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by a UK Collateral Document and accordingly authorizes: (a) the Collateral Agent to hold such security interest in its sole name (or in the name of any Delegate) as trustee for the Secured Parties; and (b) the U.K. Land Registry (or other relevant registry) to register the Collateral Agent as a sole proprietor of such security interest.
(e)    Section 1 of the Trustee Act 2000 (U.K.) shall not apply to the duty of the Collateral Agent in relation to the trusts constituted by this Agreement.
(f)    In the case of any conflict between the provisions of this Agreement and those of the Trustee Act 1925 (U.K.) or the Trustee Act 2000 (U.K.), the provisions of this Agreement shall prevail to the extent allowed by law, and shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000 (U.K.).
ARTICLE IX
MISCELLANEOUS
SECTION 9.01    Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, e-mail or other electronic transmission, as follows:
(a)    If to Holdings or the Borrower, to:
Cyxtera DC Holdings, Inc.
2333 Ponce de Leon Blvd, Suite 900
Coral Gables, FL USA 33134
Attn: Carlos Sagasta and Victor Semah
Phone (305) 375-6000
Email: carlos.sagasta@cyxtera.com and victor.semah@cyxtera.com

With copies to:        Kirkland & Ellis LLP
            601 Lexington Avenue
            New York, NY 10022
            Attention: Joshua N. Korff, P.C. and Ben Steadman
            Email: joshua.korff@kirkland.com and ben.steadman@kirkland.com

(b)    If to the Administrative Agent, to:
WSFS Institutional Services
500 Delaware Ave
Wilmington, DE USA 19801
Attn: John McNichol
Phone (302) 573-3269
Email: jmcnichol@wsfsbank.com
and
With copies to:        ArentFox Schiff LLP
1301 Avenue of the Americas
New York, NY 10019
Attention: Jeffrey Gleit
Email: Jeffrey.Gleit@afslaw.com

(c)    If to the Escrow Agent, to:

The Bank of New York Mellon
500 Ross Street, 12th Floor
Pittsburgh, PA 15262
Attention: Alicia Strope
Tel: (412) 234-0295
Email: alicia.c.strope@bnymellon.com

and

With copies to:        Bryan Cave Leighton Paisner LLP
1290 Avenue of the Americas
New York, NY 10104
Attention: Jeremy Finkelstein
Tel: (212) 541-3071
Email: Jeremy.finkelstein@bclplaw.com
(d)    if to any other Lender, to it at its address (or fax number or email address) set forth in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax or other electronic transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).
Holdings and the Borrower may change their address, email or facsimile number for notices and other communications hereunder by notice to the Administrative Agent, the Administrative Agent may change its address, email or facsimile number for notices and other communications hereunder by notice to Holdings and the Borrower and the Lenders may change their address, email or facsimile number for notices and other communications hereunder by notice to the Administrative Agent. Notices and other communications to the Lenders hereunder may also be delivered or furnished by electronic transmission (including email and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic transmission.
Notwithstanding anything herein or in any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to jmcnichol@wsfsbank.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower (which notice shall be effective upon acknowledgement of receipt thereof by the Borrower). Nothing in this paragraph shall prejudice the right of the Administrative Agent or any Lender Party to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.
Each of the Lenders and each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lender Parties by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”). Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single- user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lender Parties and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lender Parties and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
SECTION 9.02    Waivers; Amendments.
(a)    No failure or delay by any of the Agents or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.
(b)    Except as provided in Section 2.12, neither any Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower, the Administrative Agent (to the extent that such waiver, amendment or modification does not affect the rights, duties, privileges or obligations of the Administrative Agent under this Agreement, the Administrative Agent shall execute such waiver, amendment or other modification to the extent approved by the Required Lenders) and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan (it being understood that a waiver of any condition precedent, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a reduction or forgiveness in principal) or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (it being understood that any change to the definition of First Lien Leverage Ratio or in the component definitions thereof shall not constitute a reduction of interest or fees), provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay default interest pursuant to Section 2.11(c), (iii) postpone the maturity of any Loan (it being understood that a waiver of any condition precedent, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension of any maturity date), or the date of any scheduled amortization payment of the principal amount of any Loan under Section 2.08 or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby, (iv) change any of the provisions of this Section without the written consent of each Lender directly and adversely affected thereby, provided that any such change which is in favor of a Class of Lenders holding Loans maturing after the maturity of other Classes of Lenders (and only takes effect after the maturity of such other Classes of Loans or Commitments) will require the written consent of the Required Lenders with respect to each Class directly and adversely affected thereby, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release all or substantially all the value of the Guarantees under the Guarantee Agreement (except as expressly provided in the Loan Documents) without the written consent of each Lender (other than a Defaulting Lender or a Disqualified Lender), (vii) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (other than a Defaulting Lender or a Disqualified Lender) (except as expressly provided in the Loan Documents), (viii) change any of the provisions of Section 2.16(b), Section 2.16(c) or any other provision in the Loan Documents in a manner that would by its terms alter the pro rata sharing and/or application of payments or proceeds of Collateral required thereby or any other provision in the Loan Documents in a manner that would by its terms alter the pro rata sharing and/or application of payments or proceeds of Collateral required thereby without the written consent of each Lender directly and adversely affected thereby, (ix) permits the creation or the existence of any Subsidiary that would be “unrestricted” or otherwise excluded from the requirements, taken as a whole, applicable to Subsidiaries pursuant to this Agreement without the written consent of each Lender affected thereby, (x) amend or modify the definition of “Material Intellectual Property” or “Material Intellectual Property Provision” or the last paragraph of Section 6.05 or the last paragraph of Section 6.06 without the written consent of each Lender directly and adversely affected thereby, (xi) authorize additional Indebtedness that would be issued under the Loan Documents for the purpose of influencing voting thresholds without the written consent of each Lender directly and adversely affected thereby, (xii) amend or modify the Loan Documents to allow for purchases of Term Loans (by dutch auction, open market purchase or through other assignments) by Holdings, any Intermediate Parent, the Borrower or any of their Subsidiaries or Affiliates, in each case, using consideration other than cash without the written consent of each Lender directly and adversely affected thereby, (xiii) amend or modify Section 9.15 or provide that Subsidiaries that are not wholly-owned Subsidiaries are not required to become Subsidiary Loan Parties without the written consent of each Lender directly and adversely affected thereby or (xiv) subordinates the Initial Term Facility to any other Indebtedness or subordinates the Lien securing the Initial Term Facility to any other Lien securing any other Indebtedness without the written consent of Lenders having Term Loans representing more than 66.67% of the aggregate Dollar Amount of Term Loans (provided that, to the extent that any Lender is providing such other Indebtedness, the opportunity to participate in such financing shall be offered to all other Lenders on a pro rata basis), in each case, except in the case of (x) any Indebtedness that is expressly permitted by the Loan Documents as in effect on the Effective Date to be senior to the Loans and/or be secured by a Lien that is senior to the Lien securing the Loans, (y) any “debtor-in-possession” facility or (z) any other Indebtedness exchanged for Term Loans so long as such Indebtedness is offered ratably to all Term Lenders, provided further, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent, (B) [reserved], (C) [reserved], (D) the Administrative Agent may, from time to time on and after the Effective Date, without any further consent of any Lender or counterparty to any Secured Cash Management Obligation or Secured Swap Obligation, enter into amendments to, amendments and restatements of, and/or replacements of, any Intercreditor Agreement, and enter into any other intercreditor agreement with the collateral agent or other representatives of the holders of Indebtedness that is permitted to be secured by a Lien on the Collateral that is permitted under this Agreement, in each case, in order to effect the first-priority Liens on the Collateral and to provide for certain additional rights, obligations and limitations in respect of, any Liens required by the terms of this Agreement to be junior priority Liens or other Liens that are, in each case, incurred in accordance with Article VI of this Agreement, and to establish certain relative rights as between the holders of the Secured Obligations and the holders of the Indebtedness secured by such Liens, (E) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by Holdings, the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency; provided that, such amendment shall be posted for review by the Lenders, and such amendment shall become effective only if Required Lenders have not objected to such amendment within ten (10) Business Days, (F) [reserved] and (G) [reserved]. Notwithstanding the foregoing, (a) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents, provided that such credit facilities shall rank pari passu or junior in terms of both priority of Liens on Collateral securing, and right of payment with, the Secured Obligations, and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion, (b) this Agreement and other Loan Documents may be amended or supplemented by an agreement or agreements in writing entered into by the Administrative Agent and Holdings, the Borrower or any Loan Party as to which such agreement or agreements is to apply, without the need to obtain the consent of any Lender, to include “parallel debt” or similar provisions, and any authorizations or granting of powers by the Lenders and the other Secured Parties in favor of the Administrative Agent, in each case required to create in favor of the Administrative Agent any security interest contemplated to be created under this Agreement, or to perfect any such security interest, where the Administrative Agent shall have been advised by its counsel that such provisions are necessary or advisable under local law for such purpose (with Holdings and the Borrower hereby agreeing to, and to cause their subsidiaries to, enter into any such agreement or agreements upon reasonable request of the Administrative Agent promptly upon such request) and (c) upon notice thereof by the Borrower to the Administrative Agent with respect to the inclusion of any previously absent financial maintenance covenant, this Agreement shall be amended by an agreement in writing entered into by the Borrower and the Administrative Agent without the need to obtain the consent of any Lender to include such covenant on the date of the incurrence of the applicable Indebtedness to the extent required by the terms of such definition or section.
(c)    In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders, to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent shall not unreasonably be withheld,
(d)    such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts (including any amounts under Section 2.09(a)(i)), payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).
(e)    Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Loans of any Lender that is at the time (i) [reserved], (ii) a Defaulting Lender or (iii) a Disqualified Lender, shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of a Class), all affected Lenders (or all affected Lenders of a Class) or the Required Lenders, have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
(f)    [Reserved].
(g)    Notwithstanding anything to the contrary contained in this Section 9.02, the Guarantee, the Security Documents and related documents executed by Holdings, any Intermediate Parent, the Borrower or its Subsidiaries in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause the Guarantee, Security Documents or other document to be consistent with this Agreement and the other Loan Documents (including by adding additional parties as contemplated herein).

SECTION 9.03    Expenses; Indemnity; Damage Waiver.
(a)    The Borrower shall pay, if the Effective Date occurs, (i)(A) all reasonable and documented or invoiced out-of-pocket expenses incurred by each of the Administrative Agent and the Escrow Agent and its respective Affiliates (without duplication), including the reasonable fees, charges and disbursements of one primary counsel for each such Agent, respectively, and to the extent reasonably determined by such Agent to be necessary one local counsel in each applicable jurisdiction or otherwise retained with the Borrower’s consent (not to be unreasonably withheld, conditioned or delayed), in each case for each such Agent, respectively, and to the extent retained with the Borrower’s consent (not to be unreasonably withheld, conditioned or delayed), consultants, in connection with their due diligence investigation, the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof and (B) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Required Lenders, including the reasonable fees, charges and disbursements of one primary counsel for the Required Lenders and to the extent reasonably determined by the Required Lenders to be necessary one local counsel in each applicable jurisdiction or otherwise retained with the Borrower’s consent (not to be unreasonably withheld, conditioned or delayed), in each case for the Required Lenders, and to the extent retained with the Borrower’s consent (not to be unreasonably withheld, conditioned or delayed), consultants, in connection with their due diligence investigation, the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof and (ii) (A) all reasonable and documented or invoiced out-of-pocket expenses incurred by each of the Administrative Agent and the Escrow Agent and its respective Affiliates, including the fees, charges and disbursements of one primary counsel for each such Agent, respectively, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that such counsel shall be limited to one lead counsel and one local counsel in each applicable jurisdiction and, in the case of an actual or perceived conflict of interest, one additional counsel per affected party and (B) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Required Lenders, including the fees, charges and disbursements of counsel for the Required Lenders, in connection with the enforcement or protection of their rights in connection with the Loan Documents, including their rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that such counsel shall be limited to one lead counsel and one local counsel in each applicable jurisdiction and, in the case of an actual or perceived conflict of interest, one additional counsel per affected party.
(b)    The Borrower shall indemnify each Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket fees and expenses of one counsel and one local counsel in each applicable jurisdiction (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, one additional counsel for such affected Indemnitee) for all similarly situated Indemnitees, taken as whole (which may include a single special counsel acting in multiple jurisdictions), incurred by or asserted against any such Indemnitee by any third party or by Holdings, any Intermediate Parent, the Borrower or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) to the extent in any way arising from or relating to any of the foregoing, any actual or alleged presence or Release of Hazardous Materials on, at or from any Mortgaged Property or any other property currently or formerly owned or operated by Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary, or any other Environmental Liability, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Holdings, any Intermediate Parent, the Borrower or any Subsidiary and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of the Loan Documents by, such Indemnitee or its Related Parties or (ii) result from any dispute between and among indemnified persons that does not involve an act or omission by Holdings, any Intermediate Parent, the Borrower or any of the Restricted Subsidiaries or any of their representatives, except that each Agent and the Lenders shall be indemnified in their capacities as such to the extent that none of the exceptions set forth in clause (i) applies to such Person at such time. This Section 9.03 shall not apply to Taxes other than any Taxes with respect to losses, claims or damages arising from any non-Tax claim.
(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, and without limiting the Borrower’s obligation to do so, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such or in its capacity as Collateral Agent. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate outstanding Loans and unused Commitments at the time.
(d)    To the fullest extent permitted by applicable law, none of Holdings, any Intermediate Parent, the Borrower or any of its Subsidiaries shall assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of, or a material breach of the Loan Documents by, such Indemnitee or its Related Parties, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, any Loan or the use of the proceeds thereof.
(e)    All amounts due under this Section shall be payable not later than 10 Business Days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.
SECTION 9.04    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section), the financial advisors of the Loan Parties (to the extent expressly provided in Article 8) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (2) Subject to the conditions set forth in paragraphs (b)(ii), (f) and (h) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it under one or more Facilities) with the prior written consent (such consent (except with respect to assignments to competitors of the Borrower) not to be unreasonably withheld or delayed) of (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment by any Term Lender of Term Loans to any Lender or to an Affiliate of any Lender, (iii) any Term Lender of Term Loans to an Approved Fund or (iv) if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, any Lender to any other Eligible Assignee; and provided further, that the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority and (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or to the Borrower or any Affiliate thereof. Notwithstanding anything in this Section 9.04 to the contrary, if the consent of the Borrower is otherwise required by this paragraph with respect to any assignment of Loans, and the Borrower has not given the Administrative Agent written notice of its objection to such assignment within 15 Business Days after written notice to the Borrower, the Borrower shall be deemed to have consented to such assignment.
(i)    Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together (unless waived by the Administrative Agent) with a processing and recordation fee of $3,500 (provided that (x) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment), provided that assignments made pursuant to Section 2.17(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective; and (D) the assignee, if it shall not be a Lender, shall deliver to the Borrower and the Administrative Agent any tax forms required by Section 2.15(e) and shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
(ii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.13, 2.15 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section.
(iii)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and stated interest amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Holdings, the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(iv)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.15(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(v)    The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.
(c)    (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other Persons (other than to the Borrower or any of its Affiliates or a Person that is not an Eligible Assignee; (a “Participant”), provided further, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.13 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.
(i)    A Participant shall not be entitled to receive any greater payment under Section 2.13 or Section 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior consent (not to be unreasonably withheld or delayed).
(ii)    Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”), provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive (absent manifest error), and each Person whose name is recorded in the Participant Register pursuant to the terms hereof shall be treated as a Participant for all purposes of this Agreement, notwithstanding notice to the contrary
(d)    Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.
(f)    Notwithstanding anything herein to the contrary, except with the consent of the Required Consenting Term Lenders (as defined in the RSA), none of the Lenders may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Loan Document Obligations owed to it and its Commitments) to one or more assignees prior to the closing of all assignments made in connection with the Primary Syndication (if any) and any prohibited assignment shall be absolutely void ab initio, and the Administrative Agent shall not record such assignment on the Register or treat any purported transferee of such Loan as the owner of such Loan.
(g)    Following the Effective Date, if so elected at the sole option of the Required Lenders, each Lender shall, in connection with the Primary Syndication, be obligated to assign its proportionate share in accordance with the Primary Syndication Procedures to each participating Eligible Holder (as defined in the Primary Syndication Procedures) in accordance with the Primary Syndication Procedures. The Required Consenting Term Lenders (as defined in the RSA) in consultation with the Administrative Agent shall be authorized to establish a syndication escrow account in connection with the Primary Syndication Procedures (i) to hold the proceeds of the Primary Syndication and (ii) to accept and disburse funds from such syndication escrow account in accordance with the Primary Syndication Procedures.

Notwithstanding anything to the contrary, no consent of the Borrower shall be required for an assignment made in connection with the Primary Syndication.
(h)    Notwithstanding anything herein or in any other Loan Document to the contrary, no Lender may assign any portion of its Loans or Commitments to any Disqualified Lender or to Holdings, the Borrower or any of their respective Subsidiaries and Affiliates.
(i)    Notwithstanding anything herein or in any other Loan Document to the contrary, the Administrative Agent shall not (i) except to the extent of its own gross negligence or willful misconduct in taking or failing to take any action, be responsible for, have any liability with respect to, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders or have any liability with respect to or arising out of any assignment or participation of Loans or Commitments to any Disqualified Lender and (ii) except to the extent arising out of its or its Related Parties’ gross negligence or willful misconduct, have any liability with respect to any disclosure of confidential information to any Disqualified Lender.
SECTION 9.05    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 9.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08    Right of Setoff. If an Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of the Borrower or any other Loan Party against any of and all the obligations of the Borrower or any other Loan Party then due and owing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The applicable Lender shall notify the Borrower and the Administrative Agent of such setoff and application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Notwithstanding the foregoing, no amount set off from any Guarantor shall be applied to any Excluded Swap Obligation from such Guarantor.
SECTION 9.09    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)    Each of parties hereto hereby irrevocably and unconditionally submits (except to the extent expressly set out in those Loan Documents which are expressed to be governed by English Law), for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against Holdings, the Borrower or their respective properties in the courts of any jurisdiction.
(c)    Each of parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12    Confidentiality.

(a)    Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees, trustees and agents, including accountants, legal counsel and other agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any failure of such Persons to comply with this Section 9.12 shall constitute a breach of this Section 9.12 by the Administrative Agent or the relevant Lender, as applicable), (b) (x) to the extent requested by any regulatory (including self-regulatory) authority, required by applicable law or by any subpoena or similar legal process or (y) necessary in connection with the exercise of remedies; provided that, (i) in each case, unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency or other routine examinations of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information and (ii) in the case of clause (y) only, each Lender and the Administrative Agent shall use reasonable best efforts to ensure that such Information is kept confidential in connection with the exercise of such remedies, and provided further, that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by Holdings, the Borrower or any of their Subsidiaries, (c) to any other party to this Agreement, (d) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to any Loan Party or their Subsidiaries and its obligations under the Loan Documents, (e) with the consent of the Borrower, in the case of Information provided by Holdings, the Borrower or any other Subsidiary, (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non- confidential basis from a source other than Holdings or the Borrower or (g) to any ratings agency or the CUSIP Service Bureau on a confidential basis. In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Borrowings hereunder. For the purposes of this Section, “Information” means all information received from Holdings or the Borrower relating to Holdings, the Borrower, any Subsidiary or their business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by Holdings or the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)    EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(c)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDINGS, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN

ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
SECTION 9.13    USA Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of Title III of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify each Loan Party in accordance with the Title III of the USA Patriot Act.
SECTION 9.14    [Reserved].
SECTION 9.15    Release of Liens and Guarantees. A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Restricted Subsidiary. Upon (i) any sale or other transfer by any Loan Party (other than to Holdings, any Intermediate Parent, the Borrower or any other Loan Party) of any Collateral in a transaction permitted under this Agreement or (ii) the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral or the release of any Loan Party from its Guarantee under the Guarantee Agreement pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents or such guarantee shall be automatically released. Upon the payment in full in cash of all the Secured Obligations (other than Secured Cash Management Obligations and Secured Swap Obligations and contingent obligations in respect of which no claim has been made) and the termination or expiration of all Commitments, all obligations under the Loan Documents and all security interests created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent. The Lenders and other Secured Parties irrevocably authorize the Administrative Agent to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(iv) or (xii) to the extent required by the terms of the obligations secured by such Liens pursuant to documents reasonably acceptable to the Administrative Agent). Notwithstanding anything to the contrary, no Subsidiary Loan Party shall be automatically released from its Guarantee (and related Collateral security) solely by virtue of such Person becoming an Excluded Subsidiary, other than in each case, in connection with a transaction permitted under this Agreement that was done for a bona fide business purpose and not in contemplation of adversely affecting the Secured Parties’ interests in the Guarantees and Collateral.
SECTION 9.16    No Fiduciary Relationship. Each of Holdings and the Borrower, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, Holdings, the Borrower, the other Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.
SECTION 9.17    Secured Cash Management Obligations and Secured Swap Obligations. Except as otherwise expressly set forth herein or in any Guarantee or any Security Document, no party to any Secured Cash Management Obligation or Secured Swap Obligation that obtains the benefits of Section 7.02, any Guarantee or any Collateral by virtue of the provisions hereof or of any Guarantee or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this

Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Obligations and Secured Swap Obligations unless the Administrative Agent has received written notice of such Secured Cash Management Obligations or Secured Swap Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Agent, Lender or Affiliate of an Agent or Lender party thereto.
SECTION 9.18    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Loan Document Obligations hereunder.
SECTION 9.19    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
SECTION 9.20    Intercreditor Agreements.
(a)    Notwithstanding anything to the contrary set forth herein, this Agreement is subject to the terms and provisions of the Effective Date Intercreditor Agreement. In the event of any inconsistency between the provisions of this Agreement and the Effective Date Intercreditor Agreement, the provisions of the Effective Date Intercreditor Agreement govern and control. The Lenders hereby authorize the Administrative Agent to (a) enter into the Effective Date Intercreditor Agreement, (b) bind the Lenders on the terms set forth in the Effective Date Intercreditor Agreement and (c) perform and observe its obligations under the Effective Date Intercreditor Agreement.
(b)    [Reserved].
SECTION 9.21    Judgment Currency.

(a)    If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(b)    The obligations of the Loan Parties in respect of any sum due to any party hereto or any holder of any obligation owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the applicable Loan Parties agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower under this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
SECTION 9.22    Erroneous Payments.
(a)    Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.22 shall be conclusive, absent manifest error.
(b)    Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(c)    The Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower.
(d)    Each party’s obligations under this Section 9.22 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Documents.

[Remainder of page intentionally blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CYXTERA DC HOLDINGS, INC., as the Borrower
By:	/s/ Carlos I. Sagasta
Name: Carlos I. Sagasta Title: Executive Vice President and Chief Financial Officer

CYXTERA DC PARENT HOLDINGS, INC., as Initial Holdings
By:	/s/ Carlos I. Sagasta
Name: Carlos I. Sagasta Title: Executive Vice President and Chief Financial Officer

[Signature Page to First Lien Priority Credit Agreement]

Agent:

WILMINGTON SAVINGS FUND SOCIETY,FSB, as Administrative Agent and Collateral Agent
By:	/s/ John McNichol
Name: John McNichol Title: Assistant Vice President

JEFFERIES CAPITAL SERVICES LLC,
By:	/s/ Mark Sahler
Name: Mark Sahler Title: Managing Director

[Signature Page to First Lien Priority Credit Agreement]